As filed with the Securities and Exchange Commission on November 9, 2006
Registration No. 333-138028

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1 TO

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Park National Corporation
(Exact name of Registrant as specified in its charter)

OHIO	6021	31-1179518
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 North Third Street
Newark, Ohio 43055
(740) 349-8451
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

David L. Trautman
President and Secretary
Park National Corporation
50 North Third Street
Newark, Ohio 43055
(740) 349-8451
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Elizabeth Turrell Farrar, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 (614) 464-5607	Neil Ganulin, Esq. Frost Brown Todd LLC 2200 PNC Center 201 East Fifth Street Cincinnati, Ohio 45202 (513) 651-6882

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus/proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2006

Anderson Bank Company
1075 Nimitzview Drive
Cincinnati, Ohio 45230
(513) 232-9599

Notice of Special Meeting of Shareholders
To Be Held on December 14, 2006

To the Shareholders of Anderson Bank Company:

Notice is hereby given that a special meeting of the shareholders of Anderson Bank Company will be held on December 14, 2006 at 3:00 p.m., Eastern Time, at the main office of Anderson Bank Company, 1075 Nimitzview Drive, Cincinnati, Ohio 45230, for the purpose of considering and voting on the following matters:

1. A proposal to adopt the Second Amended and Restated Agreement and Plan of Merger, dated to be effective as of August 14, 2006, by and among Park National Corporation, The Park National Bank and Anderson Bank Company, and to approve the merger of Anderson Bank Company with and into The Park National Bank; and

2. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the Second Amended and Restated Agreement and Plan of Merger and approve the merger; and

3. Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors is unaware of any other business to be transacted at the special meeting.

Holders of record of Anderson Bank Company common shares at the close of business on November 6, 2006, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

A prospectus/proxy statement and proxy card for the special meeting are enclosed.

Your vote is very important, regardless of the number of Anderson Bank Company common shares you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. To vote your common shares, you may complete and return the enclosed proxy card. If you are a holder of record, you also may cast your vote in person at the special meeting.

The Anderson Bank Company Board of Directors recommends that you vote “FOR” the adoption of the Second Amended and Restated Agreement and Plan of Merger and approval of the merger.

By Order of the Board of Directors,

James R. Gudmens
President and Chief Executive Officer

Cincinnati, Ohio
November  , 2006

PARK NATIONAL CORPORATION	ANDERSON BANK COMPANY
PROSPECTUS	PROXY STATEMENT

for the issuance of up to 86,137 common shares of Park National Corporation	for the Special Meeting of Shareholders to be held on December 14, 2006 at 3:00 p.m., Eastern Time

Park National Corporation (“Park”), The Park National Bank (“PNB”) and Anderson Bank Company (“Anderson”) have entered into a Second Amended and Restated Agreement and Plan of Merger, dated to be effective as of August 14, 2006 (the “merger agreement”), which provides for the merger of Anderson with and into PNB. We cannot complete the merger unless the holders of at least two-thirds of the issued and outstanding Anderson common shares adopt the merger agreement and approve the merger. The Board of Directors of Anderson has called a special meeting of shareholders to vote on the adoption of the merger agreement and approval of the merger. The date, time and place of the special meeting are as follows:

December 14, 2006 at 3:00 p.m., Eastern Time
Anderson Bank Company
1075 Nimitzview Drive
Cincinnati, Ohio 45230

Subject to adjustment for cash paid in lieu of fractional shares in accordance with the terms of the merger agreement, the shareholders of Anderson will receive aggregate consideration consisting of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement. We anticipate that all outstanding Anderson stock options will be exercised in full prior to the deadline, in which case the aggregate cash consideration to be received by Anderson shareholders in the merger would be $9,054,343 (subject to adjustment for cash paid in lieu of fractional shares).

Anderson shareholders will be entitled to elect to receive, in exchange for each Anderson common share that they own, either (i) Park common shares, (ii) cash, or (iii) a combination of Park common shares and cash. The exact number of Park common shares and exact amount of cash to be received in exchange for each Anderson common share will be calculated using formulas set forth in the merger agreement and described in this prospectus/proxy statement. See “The Merger Agreement — Conversion of Anderson common shares” beginning on page 35 of this prospectus/proxy statement. The elections of Anderson shareholders will be subject to allocation procedures, however, to ensure that the aggregate consideration received by Anderson shareholders in the merger consists of the number of Park common shares and the amount of cash described above. As a result, there is no assurance that you will receive the form of consideration that you elect to receive.

The Park common shares are listed on the American Stock Exchange LLC (“AMEX”) under the symbol “PRK.” On November 6, 2006, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement, the closing price of the Park common shares as reported on AMEX was $100.79 per share.

An investment in the common shares of Park involves certain risks. For a discussion of these risks, see “Risk Factors” beginning on page 9 of this prospectus/proxy statement.

Whether or not you plan to attend the Anderson special meeting, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. Not voting will have the same effect as voting against the adoption of the merger agreement and approval of the merger. We urge you to read carefully this prospectus/proxy statement, which contains a detailed description of the merger, the merger agreement and related matters.

The securities to be issued under this prospectus/proxy statement are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Park common shares to be issued in the merger or determined if this prospectus/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus/proxy statement is dated November  , 2006, and is being first mailed to Anderson shareholders on or about November  , 2006.

Additional Information

This prospectus/proxy statement incorporates important business and financial information about Park from other documents that Park has filed with or furnished to the Securities and Exchange Commission but that have not been included in or delivered with this prospectus/proxy statement. You may obtain these documents, without charge, by writing or calling Park at:

Park National Corporation
50 North Third Street
Newark, Ohio 43055
Attention: John W. Kozak
(740) 349-8451

In order to ensure timely delivery of documents, any requests for documents should be made no later than five business days before the December 14, 2006 special meeting of the shareholders of Anderson. Accordingly, requests should be received by Park no later than December 7, 2006.

See “Incorporation by Reference” on page 12 and “Where You Can Find More Information” on page 56 for more information about the documents referred to in this prospectus/proxy statement.

i

ii

Questions and Answers About the Merger and the Special Meeting

Q:	Why are Park, PNB and Anderson proposing the merger?

A:	Anderson believes the merger with PNB will enhance shareholder value. Park and PNB believe the merger will benefit Park shareholders because the merger will enable PNB to expand its presence in the markets currently served by Anderson, strengthen the competitive position of the combined organization and generate cost savings and enhance other opportunities for Park and PNB.

Q:	What will Anderson shareholders receive in the merger?

A:	Subject to adjustment for cash paid in lieu of fractional shares in accordance with the terms of the merger agreement, the shareholders of Anderson will receive aggregate consideration consisting of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement. We anticipate that all outstanding Anderson stock options will be exercised in full prior to the deadline, in which case the aggregate cash consideration to be received by Anderson shareholders in the merger would be $9,054,343 (subject to adjustment for cash paid in lieu of fractional shares). The exact number of Park common shares and exact amount of cash to be received in exchange for each Anderson common share will be calculated using formulas set forth in the merger agreement and described in this prospectus/proxy statement. See “The Merger Agreement — Conversion of Anderson common shares” beginning on page 35 of this prospectus/proxy statement.

Q:	Can I elect the type of consideration that I will receive in the merger?

A:	Yes. You will have an opportunity to elect to receive all cash, all Park common shares, or a combination of cash and Park common shares in exchange for your Anderson common shares.

Q:	Will I receive the form of consideration I elect to receive?

A:	Not necessarily. Your election will be subject to the allocation procedures described in this prospectus/proxy statement to ensure that, subject to adjustment for cash paid in lieu of fractional shares, the aggregate consideration received by Anderson shareholders in the merger consists of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement. If the elections by Anderson shareholders do not result in the required amounts of cash and stock consideration, then the form of consideration you receive may be different than what you elect.

Q:	When and where will the special meeting take place?

A:	The special meeting of shareholders of Anderson will be held at 3:00 p.m., Eastern Time, on December 14, 2006, at the main office of Anderson, 1075 Nimitzview Drive, Cincinnati, Ohio 45230.

Q:	What matters will be considered at the special meeting?

A:	Anderson shareholders will be asked to vote to adopt the merger agreement and approve the merger with PNB, to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger, and to vote on any other business which properly comes before the special meeting. The Anderson Board of Directors is unaware of any other business to be transacted at the special meeting.

Q:	What do I need to do now?

A:	After reviewing this prospectus/proxy statement, please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy card, you authorize the individuals named in the proxy card to represent you and vote your Anderson common shares at the special meeting in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please sign, date and return your proxy card in the enclosed postage-paid envelope.

Q:	When should I send in my stock certificates?

A.	Please do not send in your stock certificates with your proxy card. Shortly after you receive this prospectus/proxy statement, Park’s exchange agent will mail to you an Election Form/Letter of Transmittal that you should use to (i) elect the form of merger consideration that you wish to receive and (ii) surrender your Anderson common share certificates to the exchange agent. You should not surrender your Anderson common share certificates for exchange until you receive the Election Form/Letter of Transmittal from the exchange agent. The First-Knox National Bank of Mount Vernon, a subsidiary of Park, will serve as the exchange agent for the transaction. For additional information, see “The Merger Agreement — Surrender of certificates” beginning on page 38 of this prospectus/proxy statement.

Q:	Is my vote needed to approve the merger?

A:	The affirmative vote of the holders of two-thirds of the Anderson common shares outstanding and entitled to vote at the Anderson special meeting is required to adopt the merger agreement and approve the merger. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. The affirmative vote of the holders of a majority of the Anderson common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting. Your failure to vote, in person or by proxy, at the special meeting or your abstention will have the same effect as if you voted “Against” the adoption of the merger agreement and approval of the merger.

Q:	How will my Anderson common shares be voted if I return a blank proxy card?

If you sign, date and return your proxy card and do not indicate how you want your Anderson common shares to be voted, your Anderson common shares will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

• filing a written notice of revocation with the Secretary of Anderson, at 1075 Nimitzview Drive, Cincinnati, Ohio 45230;

• executing and returning another proxy card with a later date; or

• attending the special meeting and giving notice of revocation in person.

Attendance at the special meeting will not, by itself, revoke your proxy.

Q:	If I do not favor the merger, what are my rights?

A:	You have the rights under 12 U.S.C. Section 215a(b) and Sections 1115.19 and 1701.85 of the Ohio Revised Code to dissent from the proposed merger and to demand the fair cash value for your Anderson common shares. These rights are known as “dissenters’ rights.” To perfect your dissenters’ rights, you must (a) either vote “Against” the adoption of the merger agreement and approval of the merger at the special meeting of Anderson shareholders or deliver a written notice to Anderson at or prior to the special meeting stating that you dissent from the proposed merger and (b) deliver to PNB, as successor by merger to Anderson, a written request for payment of the fair cash value of your Anderson common shares within 30 days after the consummation of the merger. For additional information regarding your dissenters’ rights, see “Dissenters Rights” beginning on page 19 of this prospectus/proxy statement and the text of 12 U.S.C. Section 215a(b)-(d) and Sections 1115.19 and 1701.85 of the Ohio Revised Code attached to this prospectus/proxy statement as Annex C.

Q:	If my Anderson common shares are held in “street name” by my broker, will my broker vote my Anderson common shares for me?

A:	No. Your broker may vote your Anderson common shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your Anderson common shares. If you do not tell your broker how to vote, your Anderson common shares will not be voted by your broker, which will have the same effect as if you had instructed your broker to vote “Against” the adoption of the merger agreement and approval of the merger.

If you have instructed your broker to vote your Anderson common shares, you must follow directions received from your broker to change your vote.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as practicable. We expect to complete the merger on or about December 18, 2006, assuming shareholder approval and all applicable governmental approvals have been received (and all applicable statutory waiting periods have expired) by that date and all conditions precedent to the merger have been satisfied or, to the extent permitted by applicable law, waived.

Summary

This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this prospectus/proxy statement refers before you decide how to vote. To obtain more information, see “Incorporation by Reference” on page 12 and “Where You Can Find More Information” on page 56. Page references are included in this summary to direct you to a more complete description of topics discussed in this prospectus/proxy statement.

The parties (page 21)

Park National Corporation
50 North Third Street
Newark, Ohio 43055
(740) 349-8451

Park is a bank holding company headquartered in Newark, Ohio. Park and its subsidiaries consist of 12 community banking divisions and two specialty finance companies, all based in Ohio. Park operates 136 offices across 29 Ohio counties and one Kentucky county through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Leasing, Inc., and Guardian Financial Services Company.

At September 30, 2006, Park had total assets of $5.39 billion, total loans, net of unearned income, of $3.39 billion, total deposits of $3.89 billion and total shareholders’ equity of $558.21 million. Park’s common shares are listed on AMEX under the symbol “PRK.”

Recent Developments

On September 14, 2006, Park entered into a definitive agreement and plan of merger with Vision Bancshares, Inc. (“Vision”) providing for the merger of Vision with and into Park. Vision is headquartered in Panama City, Florida and had total assets of $697 million at September 30, 2006. Vision operates two community banks, both named Vision Bank. One is headquartered in Gulf Shores, Alabama and the other in Panama City, Florida. At September 30, 2006, the two Vision Bank affiliates had $595 million in deposits and $552 million in loans.

Under the terms of the Vision merger agreement, the shareholders of Vision will receive either $25.00 in cash or 0.2475 Park common shares for each share of Vision common stock. The Vision shareholders have the option of receiving cash or Park common shares for their shares of Vision common stock (or any combination thereof), subject to the election and allocation procedures in the Vision merger agreement. However, Park has reserved the right to allocate the Vision shareholder elections on a pro-rata basis so that 50% of the total Vision shares of common stock outstanding at the time of the Vision merger are converted into the right to receive cash and 50% are converted into the right to receive Park common shares. As of September 14, 2006, Vision had 6,066,624 shares of common stock outstanding and outstanding stock options covering an aggregate of 884,834 shares of common stock with a weighted average exercise price of $8.09 per share. Each outstanding stock option (that is not exercised) granted under one of Vision’s equity-based compensation plans will be cancelled and extinguished and converted into the right to receive an amount of cash equal to the product of (a) $25.00 minus the exercise price of the stock option, multiplied by (b) the number of Vision shares of common stock subject to the unexercised portion of the stock option.

Assuming that none of the Vision stock options outstanding as of September 14, 2006 are exercised, the shareholders of Vision would receive aggregate consideration consisting of approximately (i) $75.83 million in cash and (ii) 750,745 Park common shares, and the holders of Vision stock options would receive aggregate cash consideration of approximately $14.96 million.

The Vision merger transaction is anticipated to be completed during the first quarter of 2007, and is subject to the satisfaction of customary conditions in the Vision merger agreement and the approval of appropriate regulatory authorities and of the shareholders of Vision.

The Park National Bank
50 North Third Street
Newark, Ohio 43055
(740) 349-8451

PNB is a national banking association with its main office located in Newark, Ohio. PNB has financial services offices in Butler, Clermont, Delaware, Fairfield, Franklin, Hamilton, Licking and Montgomery Counties in Ohio and one office in Florence, Kentucky. PNB operates through three banking divisions — the Park National Division headquartered in Newark, Ohio; the Fairfield National Division headquartered in Lancaster, Ohio; and The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Milford, Ohio.

Scope Leasing, Inc., a subsidiary of PNB, specializes in aircraft financing. Scope Leasing, Inc.’s customers include small businesses and entrepreneurs intending to use the aircraft for business or pleasure.

Following the merger, Anderson’s two offices will become part of The Park National Bank of Southwest Ohio & Northern Kentucky Division, which currently has 11 offices, several throughout Clermont County, Ohio as well as offices in downtown Cincinnati, West Chester and Dayton, Ohio, and Florence, Kentucky.

Anderson Bank Company
1075 Nimitzview Drive
Cincinnati, Ohio 45230
(513) 232-9599

Anderson is an Ohio state-chartered commercial bank with its main office located in Anderson township on the east side of Cincinnati. Anderson also operates an office in Amelia, Ohio. Anderson offers a variety of deposit and loan accounts for personal and business customers.

At September 30, 2006, Anderson had total assets of $70.39 million, total loans, net of unearned income, of $55.24 million, total deposits of $62.36 million and total shareholders’ equity of $7.51 million.

The merger (page 34)

The merger agreement provides for the merger of Anderson with and into PNB, with PNB surviving the merger. Following the merger, Park will continue to be the parent bank holding company of PNB and PNB will continue as a national banking association. The merger agreement is attached to this prospectus/proxy statement as Annex A and is incorporated in this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

What you will receive in the merger (page 35)

Subject to adjustment for cash paid in lieu of fractional shares in accordance with the terms of the merger agreement, the shareholders of Anderson will receive aggregate consideration consisting of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement. We anticipate that all outstanding Anderson stock options will be exercised in full prior to the deadline, in which case the aggregate cash consideration to be received by Anderson shareholders in the merger would be $9,054,343 (subject to adjustment for cash paid in lieu of fractional shares). The exact number of Park common shares and exact amount of cash to be received in exchange for each Anderson common share will be calculated using formulas set forth in the merger agreement and described in this prospectus/proxy statement. See “The Merger Agreement — Conversion of Anderson common shares” beginning on page 35 of this prospectus/proxy statement.

Park will not issue fractional Park common shares, or certificates or scrip representing fractional Park common shares, in the merger. Instead, Park will pay to each holder of Anderson common shares who would otherwise be entitled to a fractional Park common share (after taking into account all Anderson share certificates surrendered by such holder) an amount in cash, without interest, equal to the product of the fractional Park common share and the average closing price of Park common shares over a specified period preceding the effective date of the merger.

Election procedures (page 35)

You may elect to receive, in exchange for your Anderson common shares, any of the following:

•	all Park common shares;

•	all cash; or

•	a mixture of cash and Park common shares.

However, your election will be subject to the allocation procedures described in this prospectus/proxy statement to ensure that the aggregate consideration received by Anderson shareholders in the merger (subject to adjustment for cash paid in lieu of fractional shares) consists of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement. As a result, you cannot be assured of receiving the form of consideration that you elect with respect to all of your Anderson common shares. If shareholder elections result in an oversubscription of cash or Park common shares, certain procedures for allocating cash and Park common shares will be followed as set forth in the merger agreement. See “The Merger Agreement — Allocation” beginning on page 37.

Prior to the Anderson shareholder meeting, you will receive an Election Form/Letter of Transmittal with instructions for making your election as to the form of consideration that you wish to receive and for surrendering your Anderson common share certificates to the exchange agent. The First-Knox National Bank of Mount Vernon, a subsidiary of Park, will serve as the exchange agent for the transaction. The procedures and deadline for making your election will be set forth in the Election Form/Letter of Transmittal and are described under the heading “The Merger Agreement — Election procedures” beginning on page 35.

Cancellation of Anderson stock options (page 39)

Under the merger agreement, each Anderson stock option that is outstanding and not exercised in full prior to the deadline set forth in the merger agreement will be cancelled and cease to entitle the holder to any rights or claims with respect to such Anderson stock option.

Special meeting of shareholders of Anderson (page 17)

A special meeting of shareholders of Anderson will be held at 3:00 p.m., Eastern Time, on December 14, 2006, at the main office of Anderson, 1075 Nimitzview Drive, Cincinnati, Ohio 45230, for the purpose of considering and voting on the following matters:

•	A proposal to adopt the Second Amended and Restated Agreement and Plan of Merger, dated to be effective as of August 14, 2006, by and among Park, PNB and Anderson, and to approve the merger of Anderson with and into PNB; and

•	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the Second Amended and Restated Agreement and Plan of Merger and approve the merger; and

•	Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Board of Directors is unaware of any other business to be transacted at the special meeting.

If you are an Anderson shareholder, you are entitled to vote at the special meeting if you owned Anderson common shares as of the close of business on November 6, 2006. As of November 6, 2006, a total of 533,550 Anderson common shares were eligible to be voted at the Anderson special meeting.

Required vote (page 18)

The adoption of the merger agreement and approval of the merger will require the affirmative vote of the holders of at least 355,700 Anderson common shares, which is two-thirds of the Anderson common shares outstanding and entitled to vote at the Anderson special meeting. The affirmative vote of the holders of a majority of the Anderson common shares represented, in person or by proxy, at the special meeting is required to adjourn the special meeting to solicit additional proxies. A quorum, consisting of the holders of a majority of the outstanding Anderson common shares, must be present in person or by proxy at the special meeting of shareholders before any action, other than the adjournment of the special meeting, can be taken.

As of November 6, 2006, directors and executive officers of Anderson and their respective affiliates beneficially owned an aggregate of 163,168 Anderson common shares (excluding Anderson common shares underlying unexercised stock options), amounting to 30.6% of the outstanding Anderson common shares. As of the date of this prospectus/proxy statement, neither Park nor PNB nor any of their respective directors, executive officers or affiliates beneficially owned any Anderson common shares.

Recommendation to shareholders (page 17)

The Anderson Board of Directors believes that the merger is in your best interests and recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

Conditions to the merger (page 39)

The completion of the merger depends upon the satisfaction of a number of conditions set forth in the merger agreement, including the adoption of the merger agreement and approval of the merger by Anderson shareholders and the receipt of all necessary governmental approvals. Park, PNB and Anderson have filed the applications necessary to obtain approval for the merger from the necessary governmental authorities.

Opinion of financial advisor (page 25)

The Anderson Board of Directors has received a fairness opinion from its financial advisor, Professional Bank Services, Inc. (“PBS”), stating that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair and equitable from a financial perspective to the Anderson shareholders.

Based on the closing price of Park’s common shares on August 11, 2006 of $100.60 per share, PBS and its wholly-owned subsidiary, Investment Bank Services, Inc. (“IBS”), would receive total fees of approximately $103,599 for all services performed in connection with the sale of Anderson and the rendering of the fairness opinion. In addition, Anderson has agreed to indemnify PBS and IBS and their respective directors, officers and employees from liability in connection with the transaction, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS’ or IBS’ acts or decisions made in good faith and in the best interest of Anderson.

The full text of the fairness opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Annex B to this prospectus/proxy statement. We encourage you to read this fairness opinion in its entirety.

Material federal income tax consequences of the merger (page 30)

We intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Park, PNB, or Anderson as a result of the merger, and (ii) Anderson shareholders who receive Park common shares in exchange for Anderson common shares in the merger will recognize no gain or loss, other than the gain or loss to be recognized as to cash received either (a) as a result of the election and allocation method, or (b) in lieu of fractional Park common shares. The obligation of Park and Anderson to consummate the merger is conditioned on the receipt by Park and Anderson of an opinion of Park’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the effective date of the merger, substantially to the effect that the merger constitutes a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

Anderson shareholders who exercise dissenters’ rights and receive cash for their Anderson common shares generally will recognize gain or loss for federal income tax purposes.

Interests of directors and officers of Anderson (page 30)

Some of the directors and officers of Anderson have interests in the merger that are different from, or in addition to, their interests as shareholders of Anderson. These interests include the following:

•	James R. Gudmens, President and Chief Executive Officer of Anderson, has a Change in Control Agreement with Anderson entitling him to a lump sum payment of $100,000 upon a change of control of Anderson. The merger of Anderson with and into PNB as contemplated by the merger agreement would constitute a “change of control” under the terms of Mr. Gudmen’s Change in Control Agreement. Mr. Gudmens plans to retire upon the closing of the merger.

•	Park has agreed to purchase directors’ and officers’ liability insurance for the directors and officers of Anderson for a period of three years after the merger. Park also has agreed to indemnify the directors, officers and employees of Anderson for certain actions or omissions in the course of their duties as directors, officers and employees of Anderson occurring prior to the merger, including, without limitation, the transactions contemplated by the merger agreement.

The Anderson Board of Directors was aware of these interests of the directors and officers of Anderson and considered them, among other things, in approving the merger agreement and the merger.

Resale of Park common shares (page 33)

Park has registered the Park common shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. No restrictions on the sale or other transfer of the Park common shares issued pursuant to the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of Park common shares issued to any Anderson shareholder who may be deemed to be an “affiliate” of Anderson for purposes of Rule 145 under the Securities Act.

Termination of the merger agreement (page 44)

Park, PNB and Anderson may mutually agree to terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval. In addition, Park and PNB, on the one hand, or Anderson, on the other, acting alone may terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, under certain circumstances as described on page 44.

If the merger agreement is terminated upon the occurrence of certain events specified in the merger agreement and described on page 45 of this prospectus/proxy statement, Anderson is required to pay to Park a termination fee of $600,000, and may also be required to pay Park’s documented out-of-pocket expenses, up to $250,000, provided that the amount of all such expenses and fees payable by Anderson may not exceed $600,000 in the aggregate.

Dissenters’ rights (page 19)

You have the rights under 12 U.S.C. Section 215a(b) and Sections 1115.19 and 1701.85 of the Ohio Revised Code to dissent from the proposed merger and to demand the fair cash value for your Anderson common shares. These rights are known as “dissenters’ rights.” To perfect your dissenters’ rights, you must (a) either vote “Against” the adoption of the merger agreement and approval of the merger at the special meeting of Anderson shareholders or deliver a written notice to Anderson at or prior to the special meeting stating that you dissent from the proposed merger and (b) deliver to PNB, as successor by merger to Anderson, a written request for payment of the fair cash value of your Anderson common shares within 30 days after the consummation of the merger. See “Dissenters Rights” beginning on page 19 of this prospectus/proxy statement and the text of 12 U.S.C. Section 215a(b)-(d) and Sections 1115.19 and 1701.85 of the Ohio Revised Code attached to this prospectus/proxy statement as Annex C.

Risk Factors

In addition to other information in this prospectus/proxy statement or incorporated in this prospectus/proxy statement by reference, you should carefully consider the risk factors discussed in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, incorporated by reference into this prospectus/proxy statement, which could materially affect Park’s business, financial condition or future results, as well as the following factors:

Fluctuation in the market price of the Park common shares will affect the value of the consideration that you receive in the merger.

Subject to adjustment for cash paid in lieu of fractional shares in accordance with the terms of the merger agreement, the shareholders of Anderson will receive aggregate consideration consisting of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement. Because the aggregate merger consideration will not be adjusted in the event of any increase or decrease in the price of the Park common shares, the total value of the merger consideration received by Anderson shareholders in the merger will vary with fluctuations in the value of the Park common shares.

The information presented in the following table reflects (a) the last reported sale prices for the Park common shares on August 11, 2006, the last trading day preceding our public announcement of the merger, and on November 6, 2006, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement, (b) the total value of the merger consideration based on these sale prices and (c) the value of the merger consideration per Anderson common share based on these sale prices.

		Total Value	Per Share Value
	Last Reported	of the Merger	of the Merger
	Sale Price	Consideration(1)	Consideration(2)

August 11, 2006	$100.60	$17,719,725	$32.23
November 6, 2006	$100.79	$17,736,091	$32.26

(1)	Assumes that all outstanding Anderson stock options will have been exercised in full prior to the deadline set forth in the merger agreement and, therefore, that the aggregate cash consideration will be $9,054,343.

(2)	Calculated by dividing (a) the Total Value of the Merger Consideration by (b) 549,800, which is equal to the sum of (i) the 533,550 Anderson common shares issued and outstanding as of the date of the merger agreement plus (ii) the 16,250 Anderson common shares reserved for issuance upon the exercise of Anderson stock options outstanding as of the date of the merger agreement.

Pursuant to applicable federal and state law, Anderson shareholders will be permitted to exercise dissenters’ rights for a period of 30 days following the closing date of the merger. See “Dissenters’ Rights” beginning on page 19 of this prospectus/proxy statement. The merger consideration to be received by each Anderson shareholder cannot be determined or paid until after the expiration of this 30-day period and, as a result, you will not receive your merger consideration until more than 30 days after the closing date of the merger. The market price of the Park common shares may fall during the post-closing period prior to the date that you actually receive your merger consideration. During this period, you will not be able to sell any of the Park common shares that you may be entitled to receive in the merger to avoid losses resulting from any decline in the market price of the Park common shares.

On the date the merger closes, the market price of the Park common shares may be higher or lower than the market price on the date the merger agreement was signed, on the date this prospectus/proxy statement was mailed to you, or on the date of the Anderson special meeting. Therefore, you cannot be assured of receiving any specific value of consideration in the merger.

You may receive a form of consideration different from the form of consideration you elect.

Although you will have an opportunity to elect the form of consideration you wish to receive in the merger, your election will be subject to the allocation procedures described in this prospectus/proxy statement to ensure that, subject to adjustment for cash paid in lieu of fractional shares, the aggregate consideration received by Anderson shareholders in the merger consists of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement. If you elect to receive all cash and the available cash is oversubscribed, then you may receive a portion of the merger consideration in the form of Park common shares. If you elect to receive all Park common shares and the available Park common shares are oversubscribed, then you may receive a portion of the merger consideration in cash. If you elect to receive a combination of cash and Park common shares and either the available Park common shares or the available cash is oversubscribed, you may not receive the specific combination of cash and Park common shares that you request.

Park and PNB could experience difficulties in managing their growth and effectively integrating Anderson and Vision.

Park and PNB may not be able to achieve fully the strategic objectives and operating efficiencies in the merger. The costs or difficulties relating to the integration of Anderson with PNB may be greater than expected or the costs savings or any revenue synergies of the combined entities may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity. In addition, the markets and industries in which Park, PNB and Anderson operate are highly competitive. PNB may lose its customers or the customers of Anderson as a result of the merger. PNB may also lose key personnel, either from itself or from Anderson, as a result of the merger. These factors could contribute to Park and PNB not fully achieving the expected benefits from the merger. Similarly, Park’s proposed acquisition of Vision involves the same risks described herein.

The termination fee may discourage other companies from trying to acquire Anderson even if the other acquisition could offer higher immediate value to Anderson shareholders.

Pursuant to the merger agreement, Anderson has agreed to pay Park a termination fee of $600,000, if (a) the merger agreement is terminated by Anderson because its Board of Directors has authorized the execution of a definitive written agreement concerning a “superior proposal,” or (b) the merger agreement is terminated by Anderson or Park for certain specified reasons and, within 12 months after the termination of the merger agreement, Anderson consummates or enters into an agreement relating to a previously-announced acquisition proposal. This termination fee could have the effect of discouraging other companies from trying to acquire Anderson, even if the other acquisition could offer higher immediate value to Anderson shareholders.

The fairness opinion obtained by Anderson from its financial advisor will not reflect changes in circumstances prior to the merger.

Professional Bank Services, Inc., the financial advisor to Anderson, delivered a fairness opinion to the Board of Directors of Anderson on August 11, 2006, which fairness opinion has been updated as of the date of this prospectus/proxy statement. The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the merger agreement was fair and equitable from a financial perspective to the Anderson shareholders. The fairness opinion does not reflect changes that may occur or may have occurred after the date of this prospectus/proxy statement, including changes to the operation and prospects of Park or Anderson, changes in general market and economic conditions, or other factors. Any such changes, or other factors on which the fairness opinion is based, may alter the relative value of Park and Anderson.

Some directors and officers of Anderson have potential conflicts of interest in the merger.

Some of the directors and officers of Anderson have interests in the merger that are different from, or in addition to, their interests as shareholders of Anderson. For example, James R. Gudmens, President and

Chief Executive Officer of Anderson, has a Change in Control Agreement with Anderson entitling him to a lump sum payment of $100,000 upon a change of control of Anderson. In addition, Park has agreed to purchase directors’ and officers’ liability insurance for the directors and officers of Anderson for a period of three years after the merger. These and certain other additional interests of Anderson’s directors and executive officers may cause these persons to view the proposed merger differently than you view it. See “The Proposed Merger (Proposal One) — Interests of Anderson directors and officers in the merger” beginning on page 30 of this prospectus/proxy statement.

Anderson’s shareholders will not control Park’s future operations.

Following the merger, Anderson shareholders in the aggregate will become the owners of less than 1% of the approximately 13.9 million outstanding Park common shares after the merger. As a result, former Anderson shareholders will not have a significant impact on the election of directors or on whether future proposals submitted to a vote of Park shareholders are approved or rejected.

Changes in interest rates could have a material adverse effect on Park’s financial condition and results of operations.

Park’s earnings depend substantially on interest rate spread, which is the difference between (i) the rates Park earns on loans, investment securities and other interest earning assets and (ii) the interest rates Park pays on deposits and borrowings. These rates are highly sensitive to many factors beyond Park’s control, including general economic conditions and the policies of various governmental and regulatory authorities. While Park has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk.

Forward-Looking Statements

Certain statements contained in this prospectus/proxy statement which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements specifically identified as forward-looking statements within this prospectus/proxy statement. In addition, certain statements in future filings by Park with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Park which are not statements of historical fact constitute forward-looking statements within the Private Securities Litigation Reform Act. Examples of forward-looking statements include: (i) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (ii) statements of plans and objectives of Park or its Board of Directors or management, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.

The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying the important factors that could cause actual results to differ materially from those discussed in the forward-looking statements. We desire to take advantage of the “safe harbor” provisions of that Act.

Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including those factors specifically identified as “Risk Factors” in this prospectus/proxy statement and in the documents incorporated by reference into this prospectus/proxy statement. There is also the risk that Park’s Board of Directors or management incorrectly analyzes these risks and forces, or that the strategies Park develops to address them are unsuccessful.

Forward-looking statements speak only as of the date on which they are made, and, except as may be required by law, Park undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to Park or any person acting on its behalf are qualified in their entirety by the cautionary statements set forth in this prospectus/proxy statement and in the documents incorporated by reference into this prospectus/proxy statement.

Incorporation by Reference

The Securities and Exchange Commission allows Park to “incorporate by reference” into this prospectus/proxy statement. This means that Park can disclose important information to you by referring you to another document separately filed with or furnished to the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus/proxy statement, except for any information superseded by information contained in this prospectus/proxy statement or in later-filed documents incorporated by reference in this prospectus/proxy statement. You should read the information relating to Park contained in this prospectus/proxy statement and the information in the documents incorporated by reference.

Anderson is not required to make filings with the Securities and Exchange Commission and, therefore, does not similarly incorporate information or documents into this prospectus/proxy statement.

This prospectus/proxy statement incorporates by reference the documents listed below that Park has previously filed with or furnished to the Securities and Exchange Commission and any future filings made by it with the Securities and Exchange Commission before the special meeting of shareholders to be held on December 14, 2006, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

SEC Filings (File No. 1-13006)	Period/Date of Filing

Annual Report on Form 10-K	Fiscal year ended December 31, 2005
Quarterly Report on Form 10-Q	Quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006
Current Reports on Form 8-K	Filed/furnished on January 17, January 20, March 17 (two reports), April 17, April 18, July 17, July 21, August 14, September 14, September 20, October 16, October 25, and November 6, 2006
Definitive Proxy Statement for the 2006 Annual Meeting of Shareholders	Filed on March 10, 2006
Description of Park common shares contained in Current Report on Form 8-K filed on April 21, 1998	Filed on April 21, 1998

This prospectus/proxy statement incorporates by reference important business and financial information that is not included or delivered with it. You can request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling the individual set forth below at the following address or telephone number:

Park National Corporation
50 North Third Street
Newark, Ohio 43055
Attention: John W. Kozak
(740) 349-8451

In order to ensure timely delivery of documents, any requests for documents should be made no later than five business days before the December 14, 2006 special meeting of the shareholders of Anderson. Accordingly, requests should be received by Park no later than December 7, 2006.

You may also obtain copies of the documents from the Securities and Exchange Commission through its website. See “Where You Can Find More Information” on page 56.

Following the merger, Park will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

Sources of Information

Park has supplied all information contained or incorporated by reference in this prospectus/proxy statement relating to Park, and Anderson has supplied all information contained in this prospectus/proxy statement relating to Anderson.

You should rely only on the information which is contained in this prospectus/proxy statement or to which we have referred in this prospectus/proxy statement. We have not authorized anyone to provide you with information that is different.

Comparative Share Prices

Park common shares are listed on AMEX under the symbol “PRK.” Anderson common shares have never been traded on an exchange or quoted in the automated quotation system of a registered securities association. There exists no established public trading market for Anderson common shares.

The information presented in the following table reflects the last reported sale prices for Park common shares on August 11, 2006, the last trading day preceding our public announcement of the merger, and on November 6, 2006, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement. No assurance can be given as to what the market price of Park common shares will be if and when the merger is consummated.

We have calculated the Anderson Bank Company Equivalent Per Share Price by multiplying the last reported sale price of Park common shares on the dates indicated by the relevant stock exchange ratios calculated in accordance with the terms of the merger agreement. We have assumed, for purposes of this calculation, that all outstanding Anderson stock options will be exercised in full prior to the deadline set forth in the merger agreement. The applicable formulas and other assumptions used in calculating the relevant stock exchange ratios are described under the heading “The Merger Agreement — Conversion of Anderson common shares” beginning on page 35 of this prospectus/proxy statement.

Park National Corporation and Anderson Bank Company
Comparative Market Value

			Anderson Bank
	Park National	Stock	Company Equivalent
	Corporation	Exchange Ratio	per Share Price

August 11, 2006	$100.60	.3204	$32.23
November 6, 2006	$100.79	.3201	$32.26

Selected Financial Data of Park National Corporation (Historical)

The following table sets forth selected consolidated historical data of Park for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited consolidated financial statements and notes thereto incorporated by reference in Park’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference. Financial data at September 30, 2005 and 2006, and for the nine months ended September 30, 2005 and 2006, are derived from unaudited financial data included in Park’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, which is incorporated herein by reference. See “Incorporation by Reference” on page 12 and “Where You Can Find More Information” on page 56. Park believes that the interim financial data reflect all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the nine-month period ended September 30, 2006 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2006.

						As of and for the
						Nine Months
	As of and for the Year Ended December 31,					Ended September 30
	2001	2002	2003	2004	2005	2005	2006
	(In thousands, except per share and ratio data)

Income Statement Data:
Interest income	$320,348	$287,920	$264,629	$270,993	$314,459	$233,655	$249,184
Interest expense	127,404	82,588	61,992	58,702	93,895	68,247	88,381

Net interest income	192,944	205,332	202,637	212,291	220,564	165,408	160,803
Provision for loan losses	13,059	15,043	12,595	8,600	5,407	4,007	2,402

Net interest income after provision for loan losses	179,885	190,289	190,042	203,691	215,157	161,401	158,401
Gain/(loss) on sale of securities	140	(182)	(6,060)	(793)	96	96	97
Non-interest income	45,098	51,032	61,583	52,641	59,609	44,720	48,075
Non-interest expense	114,207	119,964	122,376	126,290	139,438	103,080	105,357

Income before income taxes	110,916	121,175	123,189	129,249	135,424	103,137	101,216
Income taxes	32,554	35,596	36,311	37,742	40,186	30,730	29,718

Net income	$78,362	$85,579	$86,878	$91,507	$95,238	$72,407	$71,498

Per Share Data(A):
Net income — basic	$5.32	$5.87	$6.01	$6.38	$6.68	$5.06	$5.12
Net income — diluted	5.31	5.86	5.97	6.32	6.64	5.03	5.11
Cash dividends declared	2.752	2.962	3.209	3.414	3.62	2.70	2.76
Book value at period end	32.00	35.17	37.57	39.28	39.63	39.71	40.37
Weighted average shares outstanding-basic	14,721,318	14,572,456	14,458,899	14,344,771	14,258,519	14,300,005	13,957,097
Weighted average shares outstanding-diluted	14,753,762	14,605,157	14,551,422	14,486,327	14,348,243	14,397,838	13,998,253
Balance Sheet Data (period end):
Total assets	$4,569,515	$4,446,625	$5,034,956	$5,412,584	$5,436,048	$5,518,173	$5,393,333
Total investment securities	1,464,179	1,383,142	1,991,226	1,926,782	1,663,342	1,766,252	1,563,706
Loans, net of unearned income	2,795,808	2,692,187	2,730,803	3,120,608	3,328,112	3,298,402	3,390,477
Allowance for loan losses	59,959	62,028	63,142	68,328	69,694	70,367	69,698
Total deposits	3,314,203	3,495,135	3,414,249	3,689,861	3,757,757	3,821,312	3,889,439
Debt and FHLB advances	710,851	376,104	1,002,736	1,074,024	1,028,858	1,065,821	871,336
Total shareholders’ equity	468,346	509,292	543,041	562,561	558,430	563,436	558,206

(A)	Per share data have been restated to reflect the five percent stock dividend paid on December 15, 2004.

						As of and for the
						Nine Months
	As of and for the Year Ended December 31,					Ended September 30
	2001	2002	2003	2004	2005	2005	2006

Significant Financial Ratios:
Return on average assets	1.84%	1.93%	1.81%	1.81%	1.71%	1.73%	1.78%
Return on average shareholders’ equity	17.33%	17.56%	16.69%	17.00%	17.03%	17.26%	17.73%
Dividend payout ratio	51.64%	50.42%	53.42%	53.54%	54.19%	53.32%	53.81%
Net interest margin, fully-taxable equivalent	4.92%	5.06%	4.60%	4.56%	4.34%	4.32%	4.36%
Average loans to average deposits	90.18%	79.90%	78.73%	79.90%	85.59%	85.07%	87.22%
Average shareholders’ equity to average assets	10.59%	10.99%	10.83%	10.66%	10.06%	10.02%	10.02%
Allowance for loan losses to period-end loans	2.14%	2.30%	2.31%	2.19%	2.09%	2.13%	2.06%
Allowance for loan losses to total non-performing loans	221.19%	234.35%	245.31%	237.47%	232.13%	242.04%	240.57%
Non-performing loans to period-end loans	0.97%	0.98%	0.94%	0.92%	0.90%	0.88%	0.85%
Net charge-offs to average loans	0.37%	0.48%	0.43%	0.28%	0.18%	0.16%	0.10%

Selected Financial Data of Anderson Bank Company (Historical)

The following table sets forth selected historical data of Anderson for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited financial statements and notes thereto of Anderson for the year ended December 31, 2005. See “Where You Can Find More Information” on page 56. Financial data at September 30, 2005 and 2006, and for the nine months ended September 30, 2005 and 2006, are derived from unaudited financial data of Anderson. Anderson believes that the interim financial data reflect all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the nine-month period ended September 30, 2006 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2006.

						As of and for the
						Nine Months
	As of and for the Year Ended December 31,					Ended September 30
	2001	2002	2003	2004	2005	2005	2006
	(In thousands, except per share and ratio data)

Income Statement Data:
Interest income	$2,978	$2,719	$2,460	$2,969	$3,935	$2,852	$3,484
Interest expense	1,716	1,250	945	1,107	1,468	1,057	1,470

Net interest income	1,262	1,469	1,515	1,862	2,467	1,795	2,014
Provision for loan losses	37	32	54	92	65	48	5

Net interest income after provision for loan losses	1,225	1,437	1,461	1,770	2,402	1,747	2,009
Gain/(loss) on sale of securities	—	—	—	—	—	—	—
Non-interest income	224	302	355	297	392	246	254
Non-interest expense	1,135	1,329	1,422	1,455	1,726	1,246	1,363

Income before income taxes	314	410	394	612	1,068	747	900
Income taxes	—	111	134	208	363	254	306

Net income	$314	$299	$260	$404	$705	$493	$594

Per Share Data:
Net income — basic	$0.63	$0.60	$0.52	$0.81	$1.41	$0.99	$1.16
Net income — diluted	0.63	0.60	0.52	0.81	1.41	0.99	1.16
Cash dividends declared	—	—	—	—	—	—	—
Book value at period end	9.82	10.43	10.94	11.74	13.15	12.73	14.67
Weighted average shares outstanding-basic	500,000	500,000	500,000	500,000	500,000	500,000	511,923
Weighted average shares outstanding-diluted	500,000	500,000	500,000	500,000	500,000	500,000	511,923
Balance Sheet Data (period end):
Total assets	$47,418	$48,396	$55,122	$65,946	$67,199	$67,472	$70,394
Total investment securities	—	505	500	496	495	494	—
Loans, net of unearned income	40,126	42,051	50,327	59,546	57,078	59,990	55,236
Allowance for loan losses	365	398	381	473	536	521	537
Total deposits	41,419	41,672	45,275	54,923	60,109	59,639	62,360
Debt and FHLB advances	593	1,000	4,000	4,000	—	1,000	—
Total shareholders’ equity	4,911	5,213	5,471	5,872	6,576	6,363	7,510

						As of and for the
	As of and for the Year Ended December 31,					Nine Months Ended September 30
	2001	2002	2003	2004	2005	2005	2006

Significant Financial Ratios:
Return on average assets	0.71%	0.64%	0.51%	0.66%	1.07%	1.00%	1.15%
Return on average shareholders’ equity	6.46%	6.08%	4.86%	7.16%	11.36%	10.73%	11.29%
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Net interest margin, fully-taxable equivalent	3.29%	3.55%	3.43%	3.55%	4.19%	4.07%	4.35%
Average loans to average deposits	96.65%	101.23%	110.54%	106.69%	104.11%	106.57%	93.04%
Average shareholders’ equity to average assets	8.70%	10.03%	9.46%	8.41%	9.43%	9.34%	10.22%
Allowance for loan losses to period-end loans	0.90%	0.92%	0.75%	0.79%	0.93%	0.87%	0.97%
Allowance for loan losses to total non-performing loans	—	277.62%	—	—	6700.00%	—	—
Non-performing loans to period-end loans	0.00%	0.42%	0.00%	0.00%	0.01%	0.00%	0.00%
Net charge-offs to average loans	0.00%	0.00%	0.16%	0.00%	0.00%	0.00%	0.01%

The Special Meeting of Shareholders

Purpose, time and place of the special meeting

This prospectus/proxy statement is being provided to you in connection with the solicitation of proxies by the Anderson Board of Directors for use at the special meeting of shareholders to be held on December 14, 2006 at 3:00 p.m., Eastern Time, at the main office of Anderson, 1075 Nimitzview Drive, Cincinnati, Ohio 45230, including any adjournments or reschedulings of that special meeting. At the special meeting, the shareholders of Anderson will be asked to consider and vote upon the following matters:

•	A proposal to adopt the Second Amended and Restated Agreement and Plan of Merger, dated to be effective as of August 14, 2006, by and among Park, PNB and Anderson, and to approve the merger of Anderson with and into PNB; and

•	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt the Second Amended and Restated Agreement and Plan of Merger and approve the merger; and

•	Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Anderson Board of Directors is unaware of any other business to be transacted at the special meeting.

The Board of Directors of Anderson has unanimously approved the merger agreement and the merger and recommends a vote “FOR” the adoption of the merger agreement and approval of the merger.

Record date; Anderson common shares outstanding and entitled to vote

The Board of Directors of Anderson has fixed the close of business on November 6, 2006 as the record date for determining the Anderson shareholders who are entitled to notice of and to vote at the special meeting of shareholders. Only holders of Anderson common shares who are holders at the close of business on the record date will be entitled to notice of and to vote at the special meeting.

As of the close of business on November 6, 2006, there were 533,550 Anderson common shares issued and outstanding and entitled to vote at the special meeting. The Anderson common shares were held of record by approximately 160 shareholders. Each Anderson common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes required; quorum

Under provisions of federal law applicable to mergers of state banks into national banks (12 U.S.C. Section 215a), the adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of at least two-thirds of the Anderson common shares outstanding and entitled to vote at the Anderson special meeting. The affirmative vote of the holders of a majority of the Anderson common shares represented, in person or by proxy, at the special meeting is required to adjourn the special meeting to solicit additional proxies.

As of November 6, 2006, directors and executive officers of Anderson and their respective affiliates beneficially owned an aggregate of 163,168 Anderson common shares, excluding outstanding stock options, amounting to 30.6% of the outstanding Anderson common shares as of the record date. As of the date of this prospectus/proxy statement, neither Park nor PNB nor any of their respective directors, executive officers or affiliates beneficially owned any Anderson common shares.

A quorum, consisting of the holders of a majority of the outstanding Anderson common shares, must be present in person or by proxy at the Anderson special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “abstain” will not be voted on the adoption of the merger agreement and approval of the merger but will count toward determining whether a quorum is present. Brokers who hold Anderson common shares in “street name” for the beneficial owners cannot vote these Anderson common shares on the adoption of the merger agreement and approval of the merger without specific instructions from the beneficial owners. Because the adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of two-thirds of the Anderson common shares outstanding and entitled to vote at the special meeting, an abstention or, if your shares are held in “street name,” your failure to instruct your broker how to vote, will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Solicitation and revocation of proxies

A proxy card for use at the special meeting accompanies each copy of this prospectus/proxy statement mailed to Anderson shareholders. Your proxy is solicited by the Board of Directors of Anderson. Whether or not you attend the special meeting, the Anderson Board of Directors urges you to return the enclosed proxy card. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the Anderson common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. The Anderson common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption of the merger agreement and approval of the merger and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Anderson, at 1075 Nimitzview Drive, Cincinnati, Ohio 45230;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you are an Anderson shareholder whose common shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your Anderson common shares in person at the special meeting.

We do not expect any matter other than the adoption of the merger agreement and approval of the merger and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Anderson special meeting. If any other matters are properly brought before the special meeting for consideration, Anderson common shares represented by properly executed proxy cards will be voted, to the extent permitted under applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Anderson will bear its own cost of solicitation of proxies, except that Anderson, on the one hand, and Park and PNB, on the other, have agreed to share equally the costs (excluding the fees and disbursements of legal counsel, financial advisors and accountants) incurred in connection with preparing (including copying, printing and distributing) this prospectus/proxy statement. Proxies may be solicited by mail and may also be solicited, for no additional compensation, by directors, officers and employees of Anderson. Anderson will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Anderson common shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of Anderson common shares entitled to vote at the special meeting.

A properly executed proxy card marked “abstain” will not be voted on the adoption of the merger agreement and approval of the merger but will count toward determining whether a quorum is present. Brokers who hold Anderson common shares in “street name” for the beneficial owners of such Anderson common shares cannot vote these Anderson common shares on the adoption of the merger agreement and approval of the merger without specific instructions from the beneficial owners. Because the adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the Anderson common shares outstanding and entitled to vote at the special meeting, an abstention or, if your Anderson common shares are held in “street name,” your failure to instruct your broker how to vote, will have the same effect as a vote “Against” the adoption of the merger agreement and approval of the merger.

Dissenters’ Rights

The following is a summary of the steps that you must take if you wish to exercise dissenters’ rights with respect to the merger. This description is not complete. You should read the provisions of 12 U.S.C. Section 215a(b) through (d) and Sections 1115.19 and 1701.85 of the Ohio Revised Code, which are set forth in Annex C to this prospectus/proxy statement, for a more complete discussion of the procedures. If you fail to take any one of the required steps set forth in these provisions, your dissenters’ rights may be terminated. If you are considering dissenting, you should consult your own legal advisor.

To exercise dissenters’ rights, you must:

•	either (a) vote “Against” the adoption of the merger agreement and approval of the merger at the special meeting of Anderson shareholders or (b) deliver a written notice to Anderson at or prior to the special meeting stating that you dissent from the proposed merger; and

•	deliver to PNB, as successor by merger to Anderson, a written request for payment of the fair cash value of your Anderson common shares within 30 days after the consummation of the merger. The written request must include your name and address, the number of dissenting shares and the amount you claim as the fair cash value of those dissenting shares in accordance with Sections 1115.19 and 1701.85 of the Ohio Revised Code.

All written notices and requests should be sent to Anderson Bank Company, 1075 Nimitzview Drive, Cincinnati, Ohio 45230, Attention: James R. Gudmens.

If you properly exercise dissenters’ rights pursuant to 12 U.S.C. Section 215a(b), the “fair cash value” of your Anderson common shares will be determined in accordance with Sections 1115.19 and 1701.85 of the Ohio Revised Code. The “fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. Fair cash value is determined as of the day before the special meeting, excluding any appreciation or depreciation in market value of your Anderson common shares resulting from the merger. The fair cash value of your Anderson common shares may be higher, the same as, or lower than the market value of Anderson common shares on the date of the merger. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s request for payment of the fair cash value.

If you do not reach an agreement as to the fair cash value of your Anderson common shares with PNB, as successor by merger to Anderson, you must file a complaint with the Court of Common Pleas of Hamilton County, Ohio, for a determination of the fair cash value of the dissenting shares within three months after service of your written request to Anderson for payment of the fair cash value. The court will then determine the fair cash value per share, and the costs of the proceeding, including reasonable compensation to appraisers, will be assessed as the court considers equitable in accordance with Sections 1115.19 and 1701.85 of the Ohio Revised Code.

Your right to receive the fair cash value of your dissenting shares will terminate if:

•	the merger does not become effective;

•	you fail to either (a) vote “Against” the adoption of the merger agreement and approval of the merger at the special meeting of Anderson shareholders or (b) deliver a written notice to Anderson at or prior to the special meeting stating that you dissent from the proposed merger;

•	you fail to deliver to PNB, as successor by merger to Anderson, a proper written request for payment of the fair cash value of your Anderson common shares within 30 days after the consummation of the merger; or

•	if Anderson and you have not come to an agreement as to the fair cash value of the dissenting shares, you do not timely file a complaint with the Court of Common Pleas of Hamilton County, Ohio, for a determination of the fair cash value of the dissenting shares.

The Proposed Merger
(Proposal One)

Subject to the terms and conditions set forth in the merger agreement, if the holders of at least two-thirds of the Anderson common shares vote to adopt the merger agreement and approve the merger, the proposed acquisition of Anderson by Park will be accomplished through the merger of Anderson with and into PNB.

Parties to the merger agreement

Park.  Park is a bank holding company headquartered in Newark, Ohio. Park and its subsidiaries consist of 12 community banking divisions and two specialty finance companies, all based in Ohio. Park operates 136 offices across 29 Ohio counties and one Kentucky county through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Leasing, Inc., and Guardian Financial Services Company.

At September 30, 2006, Park had total assets of $5.39 billion, total loans, net of unearned income, of $3.39 billion, total deposits of $3.89 billion and total shareholders’ equity of $558.21 million. Park’s common shares are listed on AMEX under the symbol “PRK.”

Recent Developments

On September 14, 2006, Park entered into a definitive agreement and plan of merger with Vision Bancshares, Inc. (“Vision”) providing for the merger of Vision with and into Park. Vision is headquartered in Panama City, Florida and had total assets of $697 million at September 30, 2006. Vision operates two community banks, both named Vision Bank. One is headquartered in Gulf Shores, Alabama and the other in Panama City, Florida. At September 30, 2006, the two Vision Bank affiliates had $595 million in deposits and $552 million in loans.

Under the terms of the Vision merger agreement, the shareholders of Vision will receive either $25.00 in cash or 0.2475 Park common shares for each share of Vision common stock. The Vision shareholders have the option of receiving cash or Park common shares for their shares of Vision common stock (or any combination thereof), subject to the election and allocation procedures in the Vision merger agreement. However, Park has reserved the right to allocate the Vision shareholder elections on a pro-rata basis so that 50% of the total Vision shares of common stock outstanding at the time of the Vision merger are converted into the right to receive cash and 50% are converted into the right to receive Park common shares. As of September 14, 2006, Vision had 6,066,624 shares of common stock outstanding and outstanding stock options covering an aggregate of 884,834 shares of common stock with a weighted average exercise price of $8.09 per share. Each outstanding stock option (that is not exercised) granted under one of Vision’s equity-based compensation plans will be cancelled and extinguished and converted into the right to receive an amount of cash equal to the product of (a) $25.00 minus the exercise price of the stock option, multiplied by (b) the number of Vision shares of common stock subject to the unexercised portion of the stock option.

Assuming that none of the Vision stock options outstanding as of September 14, 2006 are exercised, the shareholders of Vision would receive aggregate consideration consisting of approximately (i) $75.83 million in cash and (ii) 750,745 Park common shares, and the holders of Vision stock options would receive aggregate cash consideration of approximately $14.96 million.

The Vision merger transaction is anticipated to be completed during the first quarter of 2007, and is subject to the satisfaction of customary conditions in the Vision merger agreement and the approval of appropriate regulatory authorities and of the shareholders of Vision.

PNB.  PNB is a national banking association with its main office located in Newark, Ohio. PNB has financial services offices in Butler, Clermont, Delaware, Fairfield, Franklin, Hamilton, Licking and Montgomery Counties in Ohio and one office in Florence, Kentucky. PNB operates through three banking divisions — the Park National

Division headquartered in Newark, Ohio; the Fairfield National Division headquartered in Lancaster, Ohio; and The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Milford, Ohio.

Scope Leasing, Inc., a subsidiary of PNB, specializes in aircraft financing. Scope Leasing, Inc.’s customers include small businesses and entrepreneurs intending to use the aircraft for business or pleasure.

Following the merger, Anderson’s two offices will become part of The Park National Bank of Southwest Ohio & Northern Kentucky Division, which currently has 11 offices, several throughout Clermont County, Ohio as well as offices in downtown Cincinnati, West Chester and Dayton, Ohio, and Florence, Kentucky.

Anderson.  Anderson is an Ohio state-chartered commercial bank with its main office located in Anderson township on the east side of Cincinnati. Anderson also operates an office in Amelia, Ohio. Anderson offers a variety of deposit and loan accounts for personal and business customers.

At September 30, 2006, Anderson had total assets of $70.39 million, total loans, net of unearned income, of $55.24 million, total deposits of $62.36 million and total shareholders’ equity of $7.51 million.

Background and reasons for the merger

Background of the Merger

The Anderson Board of Directors regularly discusses with Anderson management the bank’s financial performance and prospects and also considers the bank’s strategy and future outlook. Issues such as competitive developments and succession planning are addressed as part of these discussions.

In recent years, there has been, and there continues to be, substantial consolidation in the United States banking and financial services industry. This trend is necessarily of concern to smaller financial institutions like Anderson because larger entities that emerge from consolidation may acquire substantial competitive advantages. Anderson has been dedicated to the goal of providing superior banking services and, in analyzing strategic alternatives, has always sought to ensure that the alternative being considered can reasonably be expected to result in improved services as well as enhanced shareholder value.

At its January 18, 2006 meeting, the Anderson Board of Directors decided to explore the bank’s strategic alternatives and authorized the President of Anderson to obtain proposals from both PBS, located in Louisville, Kentucky, and another bank consulting firm located in Toledo, Ohio. Anderson retained PBS in February 2006.

On January 27, 2006, two members of Anderson’s Board of Directors met with the former chief executive officer of a southwestern Ohio financial institution that had been acquired by Park in 2005. The Anderson directors inquired about the acquisition process and whether the former chief executive officer thought that Park might have an interest in acquiring Anderson. As a result of this meeting, on February 22, 2006, the two Anderson directors met with C. Daniel DeLawder, Chairman of the Board and Chief Executive Officer of Park, and David L. Trautman, President and Secretary of Park, to discuss whether Park had any interest in acquiring Anderson.

On March 10, 2006, the President of Anderson and its Board of Directors met with a representative of PBS who presented a strategic assessment relating to Anderson’s strategic alternatives, including the potential value that Anderson shareholders might reasonably expect to receive in an acquisition of Anderson by a larger financial institution.

On March 10, 2006, the two Anderson directors reported to the rest of the directors and the Anderson President about their January and February meetings to determine if Park had any interest in acquiring Anderson.

On April 14, 2006, Anderson and Park entered into a confidentiality agreement.

On April 19, 2006, the Anderson President and its Board of Directors met with Messrs. DeLawder and Trautman to gauge the interests of each of the parties in exploring an acquisition of Anderson by Park. The parties discussed their businesses and exchanged information about the same.

On May 31, 2006, the Chairman of Anderson’s Board of Directors received, by telephone call, a non-binding indication of interest from Park regarding a proposed acquisition of Anderson by Park for $27.00 in cash for each Anderson common share, subject to due diligence and the negotiation of a definitive agreement. On June 8, 2006, certain members of Anderson’s Board of Directors and a PBS representative met with a Park representative to discuss this overture.

As a result of that meeting, on June 13, 2006, Park increased its non-binding indication of interest to $30.00 in cash per Anderson common share, subject to due diligence and the negotiation of a definitive agreement. On June 14, 2006, on behalf of Anderson, PBS representatives discussed Park’s offer with Park and suggested that a higher acquisition value was warranted and that Park should consider including Park common shares as part of the potential acquisition consideration.

On June 20, 2006, Park management contacted PBS and indicated that Park was willing to increase its indication of interest to include 86,137 Park common shares and $8,543,500 in cash.

On June 21, 2006, a PBS representative met with the President of Anderson and its Board of Directors to discuss the merits of Park’s non-binding indication of interest, PBS’ valuation analysis of Anderson and various other potential strategic alternatives available to Anderson, including remaining independent as well as pursuing other possible strategic partners. At the conclusion of this meeting, Anderson’s Board of Directors determined to continue negotiations with Park for the potential sale of Anderson. PBS’ representative spoke with Park’s management on June 27, 2006, and agreed to an acquisition price of 86,137 Park common shares and $9,054,343 in cash (reflecting all outstanding Anderson stock options being exercised in full prior to the effective time of the merger), subject to due diligence as well as the successful negotiation of a definitive agreement.

From July 13 through July 15, 2006, Park representatives conducted due diligence of Anderson. From July 19 through July 21, 2006, PBS performed a limited scope due diligence review of Park.

From mid-July until August 11, 2006, the parties negotiated the terms and conditions of the definitive merger agreement. On July 20, 2006, a member of Frost Brown Todd LLC advised the President of Anderson and certain of its directors regarding certain legal matters related to the proposed transaction, including the fiduciary obligations of Anderson’s directors in connection with their consideration of the proposed merger agreement. The Frost Brown Todd LLC member also presented information about the proposed merger agreement, including key terms relating to structure, covenants and representations and warranties as well as the regulatory and shareholder approvals required to complete the merger. At that same meeting, the directors reviewed the proposed merger agreement and asked questions concerning its provisions and the merger.

On August 11, 2006, the Anderson Board of Directors met with a Frost Brown Todd LLC member and a PBS representative. The Frost Brown Todd LLC member advised the board of certain revisions to the previous draft of the merger agreement that the directors had reviewed and reviewed the entire merger agreement with the Anderson Board of Directors. Following the Frost Brown Todd LLC presentation, the PBS representative delivered a financial analysis of the transaction and then orally advised the Anderson Board of Directors of its opinion that, as of August 11, 2006, and based upon the assumptions made, procedures followed, matters considered and limitation of the review undertaken by PBS, all as set forth in its written opinion, the merger consideration to be paid by Park in the merger was fair and equitable, from a financial perspective, to the Anderson shareholders. Following the PBS presentation, directors addressed questions to the Anderson President, the member of Frost Brown Todd LLC and the representative of PBS. Following a period of discussion and responses to director questions, upon motion duly made and seconded, the Anderson Board of Directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

The Anderson Board of Directors’ reasons for the merger

By unanimous vote, the Anderson Board of Directors, at a meeting held on August 11, 2006, determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of the Anderson shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. In reaching this decision, the Anderson Board of Directors consulted with Anderson’s management and its financial and legal advisors and considered a variety of factors, including the material factors described below. In light of the number and variety of factors considered in connection with its evaluation of the transaction, the Anderson Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Anderson Board of Directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of Anderson’s reasons for the proposed merger and other information presented in this section contain forward-looking statements and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” on page 11 of this prospectus/proxy statement.

The Anderson Board of Directors considered the following factors:

•	Its understanding of Anderson’s business, operations, financial condition, earnings, management, succession planning and prospects, and of Park’s business, operations, financial condition, earnings, management and prospects, including Anderson’s due diligence review of Park;

•	Its understanding of the current environment in the banking and financial services industry, including national and local economic and market conditions, the competitive landscape for banks and financial institutions generally, trends and developments in the banking industry, consolidation in the financial services industry, and the likely impact of these factors on Anderson;

•	Its understanding of the potential for a greater range of products that the combined bank would be able to provide to customers;

•	The terms of the merger agreement, including the consideration to be paid to Anderson shareholders in the merger which would consist of a fixed amount of cash and a fixed number of Park common shares in exchange for Anderson common shares, and the fact that under this structure the value of the merger consideration would rise with increases, and fall with decreases, in the market price of Park common shares, with such changes moderated to the extent of the cash consideration;

•	The treatment of Anderson employees contemplated by the merger agreement;

•	The Anderson Board of Director’s view of the likely future prospects of the combined bank, including the opportunity for greater market penetration in and around Anderson’s historical markets and the potential access to a more diversified customer base, revenue sources and financial products;

•	The financial analysis presented by PBS, Anderson’s financial advisor, to the Anderson Board of Directors and the fairness opinion delivered by PBS that, based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the consideration specified in the merger agreement was fair and equitable, from a financial perspective, to the Anderson shareholders;

•	The expectation that, with respect to that portion of the merger consideration to be received in the form of Park common shares, the merger will qualify as a transaction of a type that is generally tax-free to Anderson shareholders for U.S. federal income tax purposes;

•	The regulatory and other approvals, including the approval of Anderson shareholders, required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained in a timely manner without unacceptable conditions;

•	The possibility that the terms of the merger agreement, including the provisions restricting Anderson from soliciting third party acquisition proposals and the termination fee provisions, could have the effect of discouraging other parties that might be interested in a merger with Anderson from proposing such a transaction;

•	The ability under the merger agreement of Anderson under certain circumstances to provide non-public information to, and engage in discussions with, third parties that propose an alternative transaction; its view that the terms of the merger agreement, including the termination fee, would not preclude the Anderson Board of Directors from evaluating a proposal for an alternative transaction involving Anderson; and its view after consultation with Anderson’s financial and legal advisors that, as a percentage of the merger consideration at the time of the announcement of the transaction, the termination fee was within the range of termination fees provided for in recent acquisition transactions;

•	The risks described under “Risk Factors” beginning on page 9 of this prospectus/proxy statement;

•	The fees and expenses associated with completing the merger; and

•	The risk that Anderson shareholders may fail to adopt the merger agreement and approve the merger.

The Anderson Board of Directors weighed the potential benefits, advantages and opportunities of the merger and the risks of not pursuing a transaction with Park against the risks and challenges inherent in the proposed merger. The Anderson Board of Directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Anderson Board of Directors concluded that the potential benefits outweighed the risks of completing the merger transaction with Park.

After taking into account these and other factors, the Anderson Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Anderson shareholders and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger.

Park’s and PNB’s reasons for the merger

Park and PNB believe the merger will benefit Park’s shareholders because the merger will enable PNB to expand its presence in the markets currently served by Anderson, strengthen the competitive position of the combined organization and generate cost savings and enhance other opportunities for Park and PNB.

Opinion of Anderson’s financial advisor

PBS was engaged by Anderson to advise Anderson’s Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by Park in the merger, as set forth and further defined in the merger agreement.

PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Anderson or Park. PBS was selected to advise Anderson’s Board of Directors based upon its familiarity with Ohio financial institutions and its knowledge of the banking industry as a whole.

PBS performed certain analyses described herein and presented the range of values for Anderson, resulting from such analyses, to the Board of Directors of Anderson in connection with its advice as to the fairness of the consideration to be paid by Park.

A fairness opinion of PBS was delivered to the Board of Directors of Anderson on August 11, 2006 at a special meeting of the Board of Directors and has been updated as of the date of this prospectus/proxy statement. A copy of the fairness opinion, which includes a summary of the assumptions made and information analyzed in deriving the fairness opinion, is attached as Annex B to this prospectus/proxy statement and should be read in its entirety.

In arriving at its fairness opinion, PBS reviewed certain publicly available business and financial information relating to Anderson and Park. PBS considered certain financial and stock market data of Anderson and Park, compared that data with similar data for certain publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Anderson or Park.

In connection with preparing its fairness opinion, PBS performed a limited scope due diligence review of Park, which included an on-site visit to Park by PBS personnel on July 19 through July 21, 2006, and the review and analysis of various management and financial data of Park. The review included all Forms 10-Q, 10-K, 8-K and forms DEF 14A (definitive proxy statements) for 2003, 2004, 2005 and year-to-date 2006 filed by Park with the

Securities and Exchange Commission; year-end 2003, 2004 and 2005 audited annual reports of Park; certain 2005 and year-to-date 2006 Park Board of Directors reports and Committee reports; Park’s December 31, 2005 and March 31, 2006 Federal Reserve FY- 9 Consolidated Report of Condition and Income; Park’s most recent Uniform Holding Company Performance Report; Park’s current consolidated listing of investment portfolio holdings with book and market values; Park’s current consolidated month-end delinquency and non-accrual reports; Park’s current and historical consolidated analysis of the allowance for loan and lease losses; Park’s current consolidated internal loan reports; Park’s consolidated problem loan listing with classifications; and various other current internal financial and operating reports prepared by Park.

PBS reviewed and analyzed the historical performance of Anderson, including Anderson’s December 31, 2003, 2004 and 2005 audited annual reports; Anderson’s December 31, 2004, June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006 Consolidated Reports of Condition and Income; Anderson’s Uniform Bank Performance Reports as of December 31, 2005 and March 31, 2006; Anderson’s June 30, 2006 internal financial statements; Anderson’s 2006 operating budget; and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports prepared by Anderson. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the fairness opinion. In reviewing the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.

In connection with rendering the fairness opinion and preparing its written and oral presentation to Anderson’s Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. This summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Anderson’s or Park’s control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

In the proposed merger, Anderson shareholders will receive an aggregate of (a) 86,137 Park common shares (the “Stock Consideration”) and (b) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding stock options which have not been exercised in full prior to the deadline set forth in the merger agreement (the “Cash Consideration”) for all Anderson common shares outstanding, subject to adjustment for cash paid in lieu of fractional shares, as further described in the merger agreement. Under the terms of the merger agreement, Anderson shareholders may elect to receive all cash, all Park common shares or a combination of cash and Park common shares, subject to adjustment if either the Cash Consideration or Stock Consideration is oversubscribed. The per share cash value to be received by Anderson’s shareholders will be determined by (i) multiplying the Stock Consideration by the average closing price of the Park common shares, as reported on AMEX, over the ten consecutive trading day period ending on the third business day prior to the effective time of the merger (the “Park Measuring Price”) plus (ii) the Cash Consideration divided by (iii) the number of Anderson common shares issued and outstanding as of the effective time of the merger (the “Per Share Consideration”). The market value, as of the effective time of the merger, of the per share stock consideration to be received by Anderson’s shareholders will be determined by dividing the Per Share Consideration by the Park Measuring Price to obtain the stock exchange ratio and then multiplying the stock exchange ratio by the market price of the Park common shares as of the effective time of the merger.

In performing its various analyses, PBS utilized the following financial inputs for Anderson:

ANDERSON FINANCIAL INPUTS

June 30, 2006 Anderson Last Twelve Month Net Income	$767,000
June 30, 2006 Stated Equity	$7,293,000
Equity Related to Options Assumed to be exercised	175,000

June 30, 2006 Adjusted Equity	$7,468,000
Pro Forma Anderson Common Shares Outstanding	549,800

Based on the closing price of Park’s common shares, as reported on AMEX on August 4, 2006, the total consideration to be received by Anderson’s shareholders would equal $17,817,060, which represents a multiple of Anderson’s June 30, 2006 common equity, adjusted for the exercise of Anderson’s remaining stock options outstanding, of 2.39X, a multiple of Anderson’s June 30, 2006 tangible equity, adjusted for the exercise of Anderson’s remaining stock options outstanding, of 2.50X, and a multiple of Anderson’s June 30, 2006 last twelve month (“LTM”) net income of 23.23X. In addition, based on the closing price of Park’s common shares, as reported on AMEX on August 4, 2006, the proposed consideration to be received by Anderson’s shareholders would represent 28.61% of Anderson’s June 30, 2006 total deposits and a 21.73% premium over Anderson’s June 30, 2006 adjusted tangible equity as a percentage of Anderson’s June 30, 2006 core deposits.

Acquisition Comparison Analysis:  In performing this analysis, PBS reviewed the 337 bank transactions in the states of Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin (collectively, the “Midwest”) since June 30, 2001 for which financial information is available (the “Comparable Group”). The purpose of the analysis was to obtain an evaluation range for Anderson based on these Comparable Group bank acquisition transactions. Median multiples of book value, earnings, deposits and the premium paid over the sellers’ tangible equity as a percentage of the acquired institutions’ core deposits implied by the Comparable Group transactions were utilized in obtaining a range for the acquisition value of Anderson. In addition to reviewing recent Comparable Group bank transactions, PBS performed separate comparable analyses for acquisitions of banks which, like Anderson, had an equity to asset ratio between 9.0% and 13.0%, had a return on average equity (“ROAE”) between 9.00% and 13.00%, had total assets between $50 and $100 million, transactions where the selling institution was located in Ohio, transactions where the currency received by the selling institution consisted of both cash and the buyer’s common stock and transactions which have been announced since January 1, 2006. Median values for the 337 Comparable Group acquisitions expressed as multiples of book value and last twelve month earnings equaled 1.68 and 19.23, respectively, and median premiums on deposits and franchise premiums over core deposits equaled 19.70% and 9.04%, respectively. The following tables demonstrate the median multiples of book value and earnings, as well as the median percentage of transaction value over seller’s total deposits and premium paid over the seller’s tangible equity as a percentage of the acquired institution’s core deposits for the Comparable Group transaction categories.

ACQUISITION PRICING FOR COMPARABLE GROUP TRANSACTIONS

MEDIAN MULTIPLES

	Multiple of		Multiple
	Adjusted		of LTM
Category	Book Value		Net Income

PROPOSED TRANSACTION	2.39	X	23.23	X
All Comparable Group Acquisitions	1.68	X	19.23	X
Equity to Assets between 9.0% — 13.0%	1.56		19.01
ROAE between 9.00% — 13.00%	1.88		19.35
Total Assets between $50 and $100 million	1.64		18.61
Ohio transactions	1.97		19.27
Mixed Stock and Cash Transactions	2.11		20.40
Transactions Since January 1, 2006	2.04		21.97

ACQUISITION PRICING FOR COMPARABLE GROUP TRANSACTIONS

MEDIAN PERCENTILES

		Franchise
		Premium/
	Percent of	Core
Category	Deposits	Core Deposits

PROPOSED TRANSACTION	28.61%	21.73%
All Comparable Group Acquisitions	19.70%	9.04%
Equity to Assets between 9.0% — 13.0%	19.74	8.21
ROAE between 9.00% — 13.00%	20.56	12.65
Total Assets between $50 and $100 million	16.85	8.59
Ohio transactions	23.35	16.07
Mixed Stock and Cash Transactions	22.09	15.46
Transactions Since January 1, 2006	21.39	13.40

COMPARABLE GROUP TRANSACTIONS

PROPOSED TRANSACTION PERCENTILE RANKINGS

	Multiple of		Multiple of
	Adjusted		LTM
Category	Book Value		Net Income

PROPOSED TRANSACTION	2.39	X	23.23	X
All Comparable Group Acquisitions	82.20%		68.30%
Equity to Assets between 9.0% — 13.0%	93.70		68.80
ROAE between 9.00% — 13.00%	79.00		72.80
Total Assets between $50 and $100 million	95.00		77.90
Ohio transactions	85.50		75.10
Mixed Stock and Cash Transactions	70.50		65.50
Transactions Since January 1, 2006	80.30		55.60

COMPARABLE GROUP TRANSACTIONS

PROPOSED TRANSACTION PERCENTILE RANKINGS

		Franchise
		Premium/
	Percent of	Core
Category	Deposits	Deposits

PROPOSED TRANSACTION	28.61%	21.73%
All Comparable Group Acquisitions	90.10%	91.20%
Equity to Assets between 9.0% — 13.0%	89.10	92.70
ROAE between 9.00% — 13.00%	83.30	88.30
Total Assets between $50 and $100 million	92.40	97.50
Ohio transactions	80.50	83.70
Mixed Stock and Cash Transactions	82.50	85.50
Transactions Since January 1, 2006	86.30	82.40

Transaction Value Method:  PBS reviewed the price(s) at which Anderson common shares have exchanged hands between a willing buyer and seller in order to determine a current market value for the Anderson common shares based on a limited number of transactions. Since January 1, 2006, 13,698 Anderson common shares have traded with the most recent trading activity occurring on April 19, 2006 at a sale price of $12.75 per Anderson common share.

Adjusted Net Asset Value Analysis:  PBS reviewed Anderson’s balance sheet data to determine the amount of material adjustments required to the shareholders’ equity of Anderson based on differences between the market value of Anderson’s assets and their value reflected on Anderson’s financial statements. PBS determined that two adjustments were warranted. PBS subtracted Anderson’s existing goodwill of $331,000. In addition, PBS reflected a value of Anderson’s June 30, 2006 core deposits of approximately $1,695,000. The aggregate adjusted net asset value of Anderson was determined to be $8,832,000, or $16.06 per adjusted Anderson common share.

Discounted Earnings Analysis:  A dividend discount analysis was performed by PBS pursuant to which a range of values of Anderson was determined by adding (i) the present value of estimated future dividend streams that Anderson could generate over a five-year period and (ii) the present value of the “terminal value” of Anderson’s earnings at the end of the fifth year. The “terminal value” of Anderson’s earnings at the end of the five-year period was determined by applying a multiple of 19.27 times the projected terminal year’s earnings. The 19.27 multiple represents the median price paid as a multiple of earnings for all Comparable Group bank transactions effected in the State of Ohio.

Projected dividend streams and the terminal value were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Anderson common shares. The aggregate value of Anderson, determined by adding the present value of the total cash flows, was $12,382,000, or $22.52 per adjusted Anderson common share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate in assets of 6.0% throughout the analysis. Return on assets was projected to increase to 1.30% by year seven and remain constant at this level for the remainder of the analysis. It was assumed that Anderson would begin paying common dividends in year six at a rate equal to 75% of net income throughout the analysis. This long-term projection resulted in an aggregate value of $10,267,000, or $18.67 per adjusted Anderson common share.

Pro Forma Merger Analysis:  PBS compared the historical performance of Anderson to that of Park and other regional bank holding companies. This analysis included, among other things, a comparison of profitability, asset quality and capital measures. In addition, the contribution of Anderson and Park to the income statement and balance sheet of the pro forma combined organization was analyzed in relation to the pro forma ownership position of Anderson’s shareholders in the combined organization.

The fairness opinion is directed only to the question of whether the consideration to be received by Anderson’s shareholders under the merger agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Anderson shareholder to vote in favor of the adoption of the merger agreement and approval of the merger. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Anderson.

Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Anderson’s shareholders under the merger agreement was fair and equitable from a financial perspective to the shareholders of Anderson.

Based on the closing price of Park’s common shares on August 11, 2006 of $100.60 per share, PBS and its wholly-owned subsidiary, Investment Bank Services, Inc. (“IBS”), would receive total fees of approximately $103,599 for all services performed in connection with the sale of Anderson and the rendering of the fairness opinion. In addition, Anderson has agreed to indemnify PBS and IBS and their respective directors, officers and employees from liability in connection with the transaction, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS’ or IBS’ acts or decisions made in good faith and in the best interest of Anderson.

Regulatory approvals required

Park has submitted an application to the Federal Reserve Bank of Cleveland, pursuant to authority delegated by the Board of Governors of the Federal Reserve System, seeking approval of the acquisition of Anderson, which application was approved on October 31, 2006. In addition, PNB and Anderson have submitted an application to the

Office of the Comptroller of the Currency seeking approval of the merger of Anderson with and into PNB, which application was approved as of November 2, 2006. The approvals by the Federal Reserve Bank of Cleveland and the Office of the Comptroller of the Currency are subject to compliance by Park, PNB and Anderson with certain representations, commitments and covenants. In addition, the merger may not be consummated for 15 days after the date of each approval, during which time the United States Department of Justice may bring an action challenging the merger on antitrust grounds.

Interests of Anderson directors and officers in the merger

Some of the directors and officers of Anderson have interests in the merger that are different from, or in addition to, their interests as shareholders of Anderson.

Change of Control Agreement

James R. Gudmens, President and Chief Executive Officer of Anderson, has a Change in Control Agreement with Anderson entitling him to a lump sum payment of $100,000 upon a change in control of Anderson. For purposes of the Change in Control Agreement, a “change of control” is deemed to occur if (a) Anderson is merged or consolidated with or acquired by another corporation and, as a result, less than 75% of the outstanding voting securities of the surviving, resulting or acquiring corporation are owned in the aggregate by the former shareholders of Anderson as existed immediately prior to the merger, consolidation or acquisition, or (b) Anderson sells substantially all of its assets to another corporation that is not a wholly-owned subsidiary. The merger of Anderson with and into PNB as contemplated by the merger agreement would constitute a “change of control” under the terms of Mr. Gudmen’s Change in Control Agreement. Mr. Gudmens plans to retire upon the closing of the merger.

Indemnification

Subject to the terms and conditions set forth in the merger agreement, Park has agreed that following the closing of the merger, it will indemnify, defend and hold harmless each present and former director, officer and employee of Anderson against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions or alleged actions or omissions in the course of the person’s duties as a director, officer or employee of Anderson occurring on or prior to the effective date of the merger, including, without limitation, the transactions contemplated by the merger agreement, to the fullest extent that Anderson is permitted to indemnify (and advance expenses to) its directors, officers and employees under Ohio law and consistent with the provisions of the articles of incorporation and regulations of Anderson as in effect on the date of the merger agreement.

Directors’ and Officers’ Insurance

For a period of three years from the closing of the merger, Park has agreed to use its reasonable best efforts to procure directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Anderson with respect to claims against them arising from facts or events that occurred before the closing of the merger. However, Park is not required to expend, on an annual basis, more than 200% of the amount expended by Anderson to maintain or procure its current directors’ and officers’ liability policy.

Material federal income tax consequences

General

The obligation of Park and Anderson to consummate the merger is conditioned on the receipt by Park and Anderson of an opinion of Park’s counsel, Vorys, Sater, Seymour and Pease LLP, dated as of the effective date of the merger, to the effect that the merger constitutes a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The opinion is based on the Code, the applicable Treasury Department regulations (the “Treasury Regulations”), judicial authorities, and current administrative rulings and practices as in effect on the date of the opinion, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position. No rulings have been, or will be, sought from the IRS in connection with the merger. The opinion of Vorys, Sater, Seymour and Pease LLP will rely on certain assumptions that customarily are made with respect to transactions of this kind, and on certain representations and covenants, including those contained in officers’ certificates of Park and Anderson, which representations and covenants Vorys, Sater, Seymour and Pease LLP will assume to be true, correct, and complete. If any such assumption, representation, or covenant is inaccurate, the opinion could be adversely affected. In addition, the opinion assumes that any Anderson shareholder that has asserted, as of the effective time of the merger, dissenters’ rights will receive, pursuant to statutory procedures, an amount per such dissenting Anderson common share that does not exceed the value of the consideration per Anderson common share to be received pursuant to the merger. The opinion of Vorys, Sater, Seymour and Pease LLP set forth as an exhibit to the registration statement of which this prospectus/proxy statement is a part, as well as the assumptions, representations, and covenants described above, support the following discussion of the anticipated Federal income tax consequences of the merger to the Anderson shareholders.

This description of anticipated Federal income tax consequences of the merger assumes that the merger will be consummated in accordance with the terms and provisions of the merger agreement. This description does not address, among other matters, the tax consequences to an Anderson shareholder who holds Anderson common shares other than as a capital asset for federal income tax purposes. The description also does not address all of the tax consequences that may be relevant to Anderson shareholders in light of their particular tax circumstances, including, without limitation, shareholders that are: (i) persons who hold Anderson common shares as part of a straddle, hedge, conversion, or other risk-reduction transaction; (ii) broker-dealers; (iii) shareholders who have a functional currency other than the U.S. dollar; (iv) tax-exempt shareholders; (v) foreign persons; (vi) insurance companies; (vii) financial institutions; (viii) persons that acquired Anderson common shares pursuant to the exercise of compensatory stock options or otherwise as compensation; (ix) tax-exempt entities; (x) retirement plans; (xi) persons who receive Park common shares other than in exchange for Anderson common shares; or (xii) pass-through entities and investors in those entities. In addition, this description does not address the tax consequences to the holders of options to acquire Anderson common shares. Anderson shareholders with special particular tax circumstances or who are subject to special tax treatment are strongly urged to consult with their tax advisors regarding their individual tax consequences. Furthermore, the discussion does not address any alternative minimum tax or any foreign, state, or local tax consequences of the merger.

Reorganization Treatment

The merger will be a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and Park, PNB, and Anderson each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Tax Consequences to Park, PNB, and Anderson

No Gain or Loss.  No gain or loss will be recognized by Park, PNB, or Anderson as a result of the merger.

Tax Basis.  The tax basis of the assets of Anderson in the hands of PNB will be the same as the tax basis of such assets in the hands of Anderson immediately prior to the merger.

Holding Period.  The holding period of the assets of Anderson to be received by PNB will include the period during which such assets were held by Anderson.

Tax Consequences to Anderson Shareholders Who Receive Only Cash

An Anderson shareholder who receives only cash in exchange for such shareholder’s Anderson common shares (as a result of such shareholder’s dissent to the merger or election to receive the cash consideration for all of such shareholder’s Anderson common shares) will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder’s Anderson common shares, subject to the provisions and limitations of Section 302 of the Code. The gain or loss will be long-term capital gain or loss if the Anderson common shares surrendered in the merger were held as capital assets for a period exceeding one year as of the time of the exchange.

Tax Consequences to Anderson Shareholders Who Receive Only Park Common Shares, Except for Cash in Lieu of Fractional Shares

An Anderson shareholder who receives only Park common shares in exchange for such shareholder’s Anderson common shares (not including any cash received in lieu of fractional Park common shares) will not recognize any gain or loss on the receipt of such Park common shares.

Tax Consequences to Anderson Shareholders Who Receive Cash (Other than Cash in Lieu of Fractional Shares) and Park Common Shares

An Anderson shareholder who receives cash (other than cash in lieu of fractional shares) and Park common shares in exchange for Anderson common shares will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional Park common shares). For this purpose, an Anderson shareholder generally must calculate gain or loss separately for each identifiable block of Anderson common shares exchanged by the shareholder in the merger, and a loss realized on one block of Anderson common shares may not be used by the shareholder to offset a gain realized on another block of its Anderson common shares. An Anderson shareholder will be permitted to elect which of the shareholder’s Anderson common shares are converted into and become Park common shares and which of the shareholder’s Anderson common shares are exchanged for cash (subject to reallocation pursuant to procedures specified in Section 2.01(c) (viii) and (ix) of the merger agreement). Shareholders should consult their tax advisors regarding the manner in which cash and Park common shares should be allocated among their Anderson common shares and the specific federal income tax consequences thereof.

For purposes of determining the character of the gain recognized on account of the cash received by an Anderson shareholder, such Anderson shareholder will be treated as having received only Park common shares in exchange for such shareholder’s Anderson common shares, and as having immediately redeemed a portion of such Park common shares for the cash received (excluding cash received in lieu of fractional Park common shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of Anderson), the gain will be capital gain if the Anderson common shares are held by such shareholder as a capital asset at the time of the merger.

Cash in Lieu of Fractional Shares

An Anderson shareholder who receives cash in lieu of fractional Park common shares will recognize gain or loss as if such fractional Park common shares were distributed as part of the merger and then redeemed by Park, subject to the provisions and limitations of Section 302 of the Code.

Tax Basis

The aggregate tax basis of the Park common shares received by an Anderson shareholder in the merger (including fractional shares, if any, deemed to be issued and redeemed by Park) generally will be equal to the aggregate tax basis of the Anderson common shares surrendered in the merger, reduced by the amount of cash received by the shareholder in the merger (other than cash in lieu of fractional shares), and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares).

Holding Period

The holding period of the Park common shares received by an Anderson shareholder will include the holding period of the Anderson common shares surrendered in exchange therefor in the merger, provided that the Anderson common shares were held as a capital asset at the time of the merger.

Reporting Requirements

Anderson shareholders owning at least one percent (by vote or value) of the total outstanding Anderson common shares, immediately before the merger, are required to file a statement with their U.S. federal income tax returns setting forth their tax basis in the Anderson common shares exchanged in the merger, as well as the fair market value of the Park common shares and the amount of any cash received in the merger. In addition, all Anderson shareholders will be required to retain permanent records relating to the amount, basis, and fair market value of all property transferred in the merger, and relevant facts regarding any liabilities assumed or extinguished as part of the merger.

Backup Withholding

Under certain circumstances, cash payments made to an Anderson shareholder pursuant to the merger may be subject to backup withholding at a rate of 28%. There is no withholding for a shareholder who provides the exchange agent with such shareholder’s correct U.S. federal taxpayer identification number and who certifies that no loss of exemption from backup withholding has occurred on IRS Form W-9 or its substitute. Certain categories of Anderson shareholders, such as corporations and some foreign individuals, are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, such individual must generally provide the exchange agent with a completed IRS Form W-8BEN or its substitute. Any amounts withheld from an Anderson shareholder under the backup withholding rules are not an additional tax. Rather, any such amounts will be allowed as a credit or refund against such shareholder’s U.S. federal income tax liability provided that the shareholder furnishes to the IRS all required information.

The discussion of federal income taxes is included in this prospectus/proxy statement for general information only. Each Anderson shareholder should consult his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the merger, including the application and effect of state, local, and foreign income and other tax laws.

Accounting treatment

Park will account for the merger using the purchase method of accounting. Under the purchase method, Park will record, at fair value, the acquired assets and assumed liabilities (including deposit liabilities) of Anderson. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, Park will record goodwill.

Stock exchange listing

Park common shares to be issued in connection with the merger will be authorized for listing on AMEX under the symbol “PRK.”

Resale of Park common shares

No restrictions on the sale or other transfer of the Park common shares issued pursuant to the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of Park common shares issued to any Anderson shareholder who may be deemed to be an “affiliate” of Anderson for purposes of Rule 145 under the Securities Act of 1933, as amended. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors, and shareholders beneficially owning 10% or more of the outstanding Anderson common shares.

Anderson affiliates may resell the Park common shares they receive in the merger only (a) in compliance with Rule 145 or another applicable exemption from the registration requirements under the Securities Act, or (b) pursuant to an effective registration statement under the Securities Act covering their Park common shares. Rule 145, as currently in effect, restricts the manner in which affiliates may resell shares and also restricts the number of shares that affiliates, and others with whom they might act in concert, may sell within any three-month period. The merger agreement requires Anderson to cause persons who could be considered to be “affiliates” to enter into an agreement with Park stating that these “affiliates” will not sell, transfer, or otherwise dispose of any Park common shares they acquire in the merger except in compliance with the Securities Act and the rules and regulations under the Securities Act. Sales of Park common shares by affiliates of Park are subject to similar transfer restrictions.

Dividends

Under the merger agreement, Anderson is not allowed to make, declare, pay or set aside for payment any dividend or distribution to Anderson shareholders. Following completion of the merger, former Anderson shareholders receiving Park common shares as part of the merger consideration will receive dividends, if any, declared by Park in their capacity as Park shareholders.

Employee matters

All employees of Anderson as of the date of the merger agreement who are actively employed as of the effective date of the merger, other than James R. Gudmens, will be offered the opportunity to continue as an at-will employee of PNB. Anderson employees continuing to be employed by PNB following the merger will continue to participate in the Anderson employee benefit plans until, with respect to each Anderson employee benefit plan, the employees transition to and, subject to applicable eligibility requirements, are able to participate in the employee benefit plans of PNB and the Anderson employee benefit plans are terminated. Anderson employees continuing to be employed by PNB following the merger will receive credit for service at Anderson for eligibility and vesting purposes, but not for benefit calculation purposes, under employee benefit plans of PNB and will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Anderson employee benefit plans immediately prior to the merger, or to any waiting period relating to coverage, except as otherwise required by law.

Additionally, any employee of Anderson, including Mr. Gudmens, who is not retained by PNB following the merger will be paid by Park for all unused vacation and sick time consistent with the terms of Anderson’s vacation and sick time policies and will be entitled to elect so-called “COBRA” benefits in accordance with and subject to the requirements of Section 4980B(f) of the Code.

The Merger Agreement

The following is a description of the material terms of the merger agreement. A complete copy of the merger agreement is attached as Annex A to this prospectus/proxy statement and is incorporated into this prospectus/proxy statement by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

The merger agreement contains representations and warranties of Anderson, on the one hand, and Park and PNB, on the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The merger

Pursuant to the terms and subject to the conditions of the merger agreement, Anderson will merge with and into PNB, with PNB surviving the merger and continuing as a national banking association.

Effective time

Unless we otherwise agree in writing, we plan to cause a certificate of merger in respect of the merger to be executed and delivered to the Ohio Superintendent of Financial Institutions, for filing with the Ohio Secretary of State, as soon as practicable after all of the conditions described in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of the certificate of merger with the Ohio Secretary of State, or at a later time that we agree to in writing and specify in the certificate of merger.

We currently anticipate closing the transactions contemplated by the merger agreement and filing the certificate of merger on or about December 18, 2006.

Conversion of Anderson common shares

At the effective time of the merger, each outstanding Anderson common share, other than those as to which the holders have properly exercised dissenters’ rights, will be converted into the right to receive either Park common shares, cash, or a combination of Park common shares and cash. Subject to adjustment for cash paid in lieu of fractional shares in accordance with the terms of the merger agreement, the shareholders of Anderson will receive aggregate consideration consisting of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement (the “Cash Consideration”). We anticipate that all outstanding Anderson stock options will be exercised in full prior to the deadline, in which case the aggregate Cash Consideration to be received by Anderson shareholders in the merger would be $9,054,343 (subject to adjustment for cash paid in lieu of fractional shares).

Subject to adjustment for cash paid in lieu of fractional shares, the exact number of Park common shares and exact amount of cash that will be received in exchange for each Anderson common share will depend upon the average closing price of the Park common shares, as reported on AMEX, over the ten consecutive trading day period ending on the third business day prior to the effective time of the merger (the “Park Measuring Price”). The amount of cash that will be received in exchange for each Anderson common share will be an amount equal to the sum of (a) the Cash Consideration plus (b) 86,137 multiplied by the Park Measuring Price, divided by the number of Anderson common shares issued and outstanding as of the effective time of the merger (the “Per Share Consideration”). The number of Park common shares that will be received in exchange for each Anderson common share will be based on a ratio (the “Stock Exchange Ratio”) determined by dividing the Per Share Consideration by the Park Measuring Price.

The following table shows what the Per Share Consideration and the Stock Exchange Ratio would be if the Park Measuring Price was equal to (a) $100.60, the last reported sale price for Park common shares on August 11, 2006, the last trading day preceding our public announcement of the merger, and (b) $100.79, the last reported sale price for Park common shares on November 6, 2006, the last practicable trading day for which information was available prior to the date of this prospectus/proxy statement. For purposes of this table, it is assumed that (i) all outstanding Anderson stock options will have been exercised in full prior to the deadline, in which case the Cash Consideration would be $9,054,343 and there would be 549,800 Anderson common shares outstanding immediately prior to the effective time of the merger, and (ii) none of the Anderson shareholders will have exercised dissenters’ rights.

	Per Share	Stock
Park Measuring Price	Consideration	Exchange Ratio

$100.60	$32.23	.3204
$100.79	$32.26	.3201

Park will not issue fractional Park common shares, or certificates or scrip representing fractional Park common shares, in the merger. Instead, Park will pay to each holder of Anderson common shares who would otherwise be entitled to a fractional Park common shares (after taking into account all Anderson share certificates surrendered by such holder) an amount in cash, without interest, equal to the product of the fractional Park common share multiplied by the Park Measuring Price.

On the effective date of the merger, if you are a holder of Anderson common shares, you will no longer have any rights as a holder of those Anderson common shares. If you receive Park common shares in the merger, however, you will, upon proper surrender of your Anderson common share certificates, have the rights of a holder of Park common shares. For a comparison of the rights you have as a holder of Anderson common shares to the rights you would have as a holder of Park common shares, see “Description of Park Common Shares and Comparison of Certain Rights of Park and Anderson Shareholders” beginning on page 45 of this prospectus/proxy statement.

Election procedures

Subject to the allocation procedures described in the next section, each Anderson shareholder will have the right to elect to receive with respect to his or her Anderson common shares, either (a) all cash, (b) all Park common shares, or (c) a mixture of cash and Park common shares.

All Cash Election.  A shareholder who makes the all cash election will receive cash, in an amount equal to the Per Share Consideration, for each Anderson common share owned, subject to the allocation procedures described below.

All Stock Election.  A shareholder who makes the all stock election will receive Park common shares, based upon the Stock Exchange Ratio, for each Anderson common share owned, subject to the allocation procedures described below and subject to the payment of cash in lieu of the issuance of fractional Park common shares.

Mixed Election.  A shareholder who makes the mixed cash/stock election will receive cash, in an amount equal to the Per Share Consideration, for the whole number of Anderson common shares the shareholder elects to exchange for cash and Park common shares, based upon the Stock Exchange Ratio, for the whole number of Anderson common shares the shareholder elects to exchange for Park common shares, subject to the allocation procedures described below and subject to the payment of cash in lieu of the issuance of fractional Park common shares.

Non-Electing Shares.  Anderson shareholders who do not make an election as to the form of consideration they wish to receive, and shareholders who do not make a valid election, will be deemed to have made a “non-election.” Anderson shareholders who are deemed to have made a non-election will receive all cash, all Park common shares or a mixture of cash and Park common shares as determined by Park or, at Park’s direction, by the exchange agent at the rates described above, subject to the payment of cash in lieu of the issuance of fractional Park common shares.

Election Form.  In accordance with the merger agreement, prior to the special meeting, an Election Form/Letter of Transmittal will be mailed to Anderson shareholders. The Election Form/Letter of Transmittal will allow each Anderson shareholder to make the all cash election, the all stock election, the mixed cash/stock election, or to indicate that he or she makes no election. The Election Form/Letter of Transmittal also will allow each Anderson shareholder to designate specifically which of the shareholder’s Anderson common shares are to be exchanged for Park common shares. Anderson shareholders who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the instructions to the Election Form/Letter of Transmittal. Anderson common shares for which the shareholder has not made a valid election prior to the election deadline will be deemed non-electing shares.

The deadline for submitting an Election Form/Letter of Transmittal will be the second trading day prior to the effective time of the merger. An election will be considered to have been validly made by a holder of Anderson common shares only if the exchange agent receives an Election Form/Letter of Transmittal properly completed and executed by the holder, accompanied by a certificate or certificates representing the Anderson common shares as to which the election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Anderson, or containing an appropriate guaranty of delivery from a member of a national securities exchange, a member of the National Association of Securities Dealers, or a commercial bank or trust company in the United States. The Election Form/Letter of Transmittal will specify that delivery of certificates will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates to the exchange agent.

The Election Form/Letter of Transmittal will be mailed to each Anderson shareholder who is a holder of record as of the close of business on the November 6, 2006 record date of the Anderson special meeting. An Election Form/Letter of Transmittal will also be made available to any person who becomes a holder of Anderson common shares subsequent to November 6, 2006, and up to and until 5:00 p.m., Eastern Time, on the business day prior to the election deadline.

Any holder of Anderson common shares may, at any time prior to the election deadline, revoke the holder’s election and either (a) submit a new Election Form/Letter of Transmittal in accordance with the procedures described above or (b) withdraw the certificate or certificates representing the holder’s Anderson common shares deposited with the exchange agent by providing written notice that is received by the exchange agent by 5:00 p.m., Eastern Time, on the business day prior to the election deadline. Elections may also be revoked if the merger agreement is terminated.

Allocation

Subject to adjustment for cash paid in lieu of fractional shares, the merger agreement requires the aggregate consideration received by Anderson shareholders in the merger to consist of (i) 86,137 Park common shares and (ii) $9,054,343 less the sum of the exercise prices of all Anderson common shares subject to outstanding Anderson stock options which have not been exercised in full prior to the deadline set forth in the merger agreement. If the elections by Anderson shareholders result in an oversubscription of cash or Park common shares, the allocation procedures described below will be used to allocate the available cash and Park common shares among the Anderson shareholders to preserve the required amounts of cash and stock consideration, except that Anderson shareholders who held 100 or fewer Anderson common shares of record as of August 14, 2006 and who make the all cash election will not be required to have any of their Anderson common shares converted into Park common shares.

Reduction of Anderson Common Shares Deposited for Cash.  The available cash consideration will be considered to be oversubscribed if the product of (a) the Per Share Consideration multiplied by (b) the sum of the number of Anderson common shares deposited with the exchange agent at the election deadline for cash pursuant to the all cash election and the mixed election and not withdrawn (including Anderson common shares which are deemed to be non-electing shares and which are allocated to be converted into cash) plus the number of dissenting Anderson common shares is greater than the Cash Consideration. If the available cash consideration is oversubscribed, Park will reallocate or cause the exchange agent to reallocate a sufficient number of Anderson common shares deposited for cash to Anderson common shares deposited for Park common shares so that the sum of the total number of Anderson common shares on deposit for cash following such reallocation plus the number of dissenting Anderson common shares multiplied by the Per Share Consideration equals the Cash Consideration. This reallocation will take into account any specific designations by Anderson shareholders as to which of their Anderson common shares are to be exchanged for Park common shares. The exchange agent will first reallocate non-electing shares, if any, which had been designated by the exchange agent to be converted into cash. If necessary, the exchange agent will then reallocate Anderson common shares deposited for cash pursuant to the all cash election and the mixed election on a pro rata basis in relation to the total number of Anderson common shares deposited for cash pursuant to the all cash election and the mixed election (excluding any Anderson common shares deposited pursuant to the all cash election by Anderson shareholders with 100 or fewer Anderson common shares of record as of August 14, 2006) so that the sum of the total number of Anderson common shares on deposit for cash following such reallocation plus the number of dissenting Anderson common shares multiplied by the Per Share Consideration equals the Cash Consideration. Notice will be provided promptly to each Anderson shareholder whose Anderson common shares are reallocated from Anderson common shares on deposit for cash to Anderson common shares on deposit for Park common shares.

Increase of Anderson Common Shares Deposited for Cash.  The available stock consideration will be considered to be oversubscribed if the product of (a) the Per Share Consideration multiplied by (b) the sum of the number of Anderson common shares deposited with the exchange agent at the election deadline for cash pursuant to the all cash election and the mixed election and not withdrawn (including Anderson common shares which are deemed to be non-electing shares and which are allocated to be converted into cash) plus the number of dissenting Anderson common shares is less than the Cash Consideration. If the available stock consideration is oversubscribed, Park will reallocate or cause the exchange agent to reallocate a sufficient number of Anderson common shares deposited for Park common shares to Anderson common shares deposited for cash so that the sum of the total number of Anderson common shares on deposit for cash following such reallocation plus the number of dissenting Anderson common shares multiplied by the Per Share Consideration equals the Cash Consideration. This reallocation will take into account any specific designations by Anderson shareholders as to which of their Anderson common shares are to be exchanged for Park common shares. The exchange agent will first reallocate non-electing shares, if any, which had been designated by the exchange agent to be converted into Park common shares. If necessary, the exchange agent will then reallocate Anderson common shares deposited for Park common shares pursuant to the all stock election and the mixed election on a pro rata basis in relation to the total number of Anderson common shares deposited for Park common shares pursuant to the all stock election and the mixed election so that the sum of the total number of Anderson common shares on deposit for cash following such reallocation plus the number of dissenting Anderson common shares multiplied by the Per Share Consideration equals the Cash Consideration. Notice will be provided promptly to each Anderson shareholder whose Anderson common shares are reallocated from Anderson common shares on deposit for Park common shares to Anderson common shares on deposit for cash.

Because the federal income tax consequences of receiving all Park common shares, all cash, or a mixture of Park common shares and cash will differ, Anderson shareholders are urged to read carefully the information set forth under the heading “The Proposed Merger (Proposal One) — Material federal income tax consequences” and to consult their own tax advisors for a full understanding of the merger’s tax consequences to them.

Surrender of certificates

Within three business days after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate which represented Anderson common shares prior to the merger, but which was not deposited with the exchange agent prior to the merger (or which was deposited with the exchange agent and subsequently withdrawn), a Letter of Transmittal and instructions for surrendering Anderson common share certificates in exchange for the merger consideration. The Letter of Transmittal will specify that delivery of the Anderson common share certificates will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates to the exchange agent.

Upon the surrender of an Anderson common share certificate for cancellation to the exchange agent, together with a duly executed Letter of Transmittal, after the effective time of the merger, the holder of such Anderson common share certificate will receive within five business days of the later of (i) the expiration of the period during which holders of Anderson common shares may seek relief as dissenting shareholders or (ii) the surrender of such Anderson common share certificate, either (a) a new certificate representing the number of whole Park common shares that the holder has the right to receive under the merger agreement, and/or (b) a check in an amount equal to the sum of the cash to be paid to the holder as part of the merger consideration, any cash to be paid in lieu of any fractional Park common share to which the holder is entitled under the merger agreement and any cash to be paid in respect of any dividends or distributions to which the holder may be entitled with respect to his or her Park common shares. The surrendered Anderson common share certificate(s) will be canceled.

If you own Anderson common shares, the transfer of which has not been registered in the transfer records of Anderson, you may nevertheless exchange these Anderson common shares for Park common shares if you provide the exchange agent with the certificate representing your Anderson common shares, along with all documents required by Park to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.

Until surrendered, each Anderson common share certificate will be deemed at any time after the effective time of the merger to represent only the right to receive, upon surrender of such certificate, a Park common share certificate and/or a check in an amount equal to the sum of the cash to be paid to the holder as part of the merger consideration, any cash to be paid in lieu of any fractional Park common shares to which the holder is entitled under the merger agreement and any cash to be paid in respect of any dividends or distributions to which the holder may be entitled with respect to his or her Park common shares.

You will not be entitled to payment of any dividends or other distributions with respect to Park common shares until you have followed the procedures described above for surrendering your Anderson common share certificate(s). After properly surrendering your Anderson common shares certificate(s) in exchange for Park common shares, you will be entitled to receive any dividends or other distributions with respect to such Park common shares with a record date occurring on or after the effective time of the merger. You will not be entitled to the payment of any interest on such dividends or distributions.

If any Anderson common share certificate has been lost, stolen or destroyed, the exchange agent will deliver the consideration properly payable under the merger agreement with respect to the Anderson common shares represented by the certificate upon receipt of an appropriate affidavit by the person claiming that the certificate has been lost, stolen or destroyed and, if required by Park, the posting by such person of a bond in an amount reasonably determined by Park as indemnity against any claim that may be made against Park with respect to the certificate.

Cancellation of Anderson stock options

Under the merger agreement, each Anderson stock option that is outstanding and not exercised in full prior to the deadline set forth in the merger agreement will be cancelled and cease to entitle the holder to any rights or claims with respect to such Anderson stock option.

Conditions to completion of the merger

The respective obligations of Park, PNB and Anderson to complete the merger are subject to the satisfaction of the following conditions:

•	the Anderson shareholders must adopt the merger agreement by the required vote;

•	we must have received all required regulatory approvals and all applicable statutory waiting periods must have expired or been terminated, and no regulatory approval or statute, rule or order may contain any conditions, restrictions or requirements that Park and PNB reasonably determine would have a material adverse effect or be unduly burdensome on Park, PNB or Park’s other subsidiaries after giving effect to the consummation of the merger;

•	there must not be any temporary restraining order, preliminary or permanent injunction or other order, statute, rule, regulation, judgment, decree, or other legal restraint issued by or imposed by any court or any other governmental authority, prohibiting consummation of the merger or making the merger illegal, or any proceeding commenced by any court or other governmental authority seeking to prohibit consummation of the merger or to make the merger illegal;

•	the registration statement filed with the Securities and Exchange Commission in connection with the issuance of the Park common shares in the merger must be effective with no stop order or similar restraining order suspending such effectiveness issued or proposed by the Securities and Exchange Commission;

•	the Park common shares to be issued in the merger must have been approved for listing on AMEX, subject to official notice of issuance; and

•	Park’s legal counsel must have delivered a written opinion to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

In addition, Anderson will not be required to complete the merger unless the following conditions are satisfied:

•	the representations and warranties of Park contained in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing of the merger (or if any representation or warranty speaks as of a specific date, as of that date);

•	each of Park and PNB must have performed in all material respects all of their covenants and obligations under the merger agreement which are required to be performed prior to the closing of the merger;

•	Park and PNB must have obtained all material third-party consents required in connection with the merger;

•	Anderson must have received an opinion from its financial advisor reasonably acceptable to Anderson, dated as of the date of this prospectus/proxy statement, to the effect that the merger consideration to be received by Anderson shareholders in the merger is fair from a financial point of view; and

•	There shall not have occurred any material adverse effect on Park or PNB between the date of the merger agreement and the closing of the merger.

Park and PNB will not be required to complete the merger unless the following conditions are also satisfied:

•	the representations and warranties of Anderson contained in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing of the merger (or if any representation or warranty speaks as of a specific date, as of that date)

•	Anderson must have performed in all material respects all of its covenants and obligations under the merger agreement which are required to be performed prior to the closing of the merger;

•	Anderson must have obtained all material third-party consents required in connection with the merger;

•	There shall not have occurred any material adverse effect on Anderson between the date of the merger agreement and the closing of the merger; and

•	Park must have received an executed affiliate agreement from each affiliate of Anderson.

Park and PNB, on the one hand, or Anderson, on the other, could waive some of these conditions, unless the waiver is prohibited by law.

Representations and warranties

Park and Anderson have each made representations and warranties in the merger agreement relating to:

•	corporate organization, qualification and good standing;

•	capitalization;

•	corporate power and authority to execute, deliver and perform the merger agreement;

•	enforceability of the merger agreement;

•	absence of conflicts with organizational documents, laws and material agreements;

•	accuracy of financial statements and, with respect to Park, reports filed with the Securities and Exchange Commission;

•	absence of undisclosed liabilities;

•	absence of certain material changes or events;

•	allowance for loan losses;

•	taxes;

•	legal proceedings;

•	regulatory matters;

•	brokers and finders;

•	employee benefit plans;

•	compliance with laws;

•	government and third-party proceedings;

•	books and records;

•	accuracy and completeness of representations and warranties; and

•	compliance with the Bank Secrecy Act, anti-money laundering laws and customary privacy laws.

In addition, Anderson has made representations and warranties in the merger agreement relating to:

•	the absence of subsidiaries;

•	accounting controls;

•	loans;

•	property and title;

•	labor matters;

•	insurance;

•	contracts;

•	environmental matters;

•	takeover laws;

•	risk management instruments;

•	repurchase agreements;

•	investment securities;

•	off balance sheet transactions;

•	fiduciary responsibilities;

•	intellectual property;

•	CRA compliance;

•	ownership of Park common shares;

•	receipt of a fairness opinion; and

•	related party transactions.

The representations and warranties in the merger agreement will not survive the closing of the merger.

Conduct of business pending the merger

From August 14, 2006 until the closing of the merger, unless Park otherwise consents in writing, Anderson must conduct its business in the ordinary and usual course consistent with past practice, use its reasonable efforts to preserve intact its present business organization and assets, and use its reasonable efforts to preserve its relationships with customers, suppliers, employees and business associates. During the same period, Anderson has agreed not to take any of the following actions without the prior written consent of Park:

•	voluntarily take any action that, at the time taken, is reasonably likely to have a material adverse effect on Anderson’s ability to perform any of its obligations under the merger agreement, or prevent or materially delay the consummation of the merger;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies;

•	issue, sell or otherwise permit to become outstanding any Anderson common shares or permit additional Anderson common shares to become outstanding other than pursuant to previously granted stock options, or authorize the creation of additional Anderson common shares;

•	permit any additional Anderson common shares to become subject to new grants of stock options or similar rights;

•	effect any recapitalization, reclassification, stock split or similar change in capitalization;

•	enter into, or take any action to cause any holders of Anderson common shares to enter into, any agreement, understanding or commitment relating to the right of holders of Anderson common shares to vote their Anderson common shares, or cooperate in the formation of any voting trust or similar arrangement relating to any Anderson common shares;

•	enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with directors, officers, employees or consultants;

•	hire or retain any full-time employee or consultant, other than as replacements for existing positions;

•	increase employee compensation, severance or other benefits except with respect to increases in the ordinary course of business and consistent with past practice, as required by law and to satisfy contractual obligations existing as of August 14, 2006;

•	enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, officer, employee or consultant except as may be required by law or to satisfy contractual obligations existing as of August 14, 2006;

•	take any action to accelerate the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable;

•	sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber or dispose of any of its assets, deposits, business or properties other than in the ordinary and usual course of business for full and fair consideration actually received;

•	acquire (other than by way of foreclosure, in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in the ordinary and usual course of business) all or any portion of the assets, business, deposits or properties of any other entity, or acquire mortgage servicing rights, except in connection with existing correspondent lending relationships in the ordinary and usual course of business;

•	amend its organizational documents;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by U.S. generally accepted accounting principles or regulatory accounting principles;

•	enter into, amend, modify or terminate any material contract, except in the ordinary and usual course of business or in connection with the merger agreement or the transactions contemplated by the merger agreement;

•	settle any material claim, action or proceeding, except in the ordinary and usual course of business or in connection with the merger agreement or the transactions contemplated by the merger agreement;

•	knowingly take any action that would disqualify the merger as a “reorganization” within the meaning of Section 368(a) of the Code;

•	knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being untrue in any material respect, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law, rule or regulation;

•	except pursuant to applicable law or regulation, implement or adopt any material change in its credit risk and interest rate risk management and other risk management policies, procedures or practices, fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur any indebtedness for borrowed money other than in the ordinary and usual course of business;

•	make any capital expenditure or commitment in an amount in excess of $50,000 for any item or project, or $250,000 in the aggregate for any related items or projects;

•	close or relocate any offices at which business is conducted or open any new officers or ATMs;

•	fail to prepare and file all tax returns that are required to be filed, fail to pay any tax, or make, change or revoke any material tax election or settle any material tax audit or proceeding;

•	fail to maintain and keep its properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	fail to perform all of its obligations under all of its contracts;

•	fail to maintain insurance coverage;

•	establish any new lending programs or make any changes in its policies concerning which persons may approve, originate or issue a commitment to originate any loan in excess of $500,000;

•	enter into any interest rate swaps or derivatives or hedge contracts;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner that is consistent with past practices and in relation to prevailing market rates;

•	foreclose upon or otherwise take title or possession or control of any real property without obtaining a Phase I environmental report that indicates the property is free of hazardous material;

•	cause any material adverse change in the amount or general composition of deposit liabilities, except in the ordinary and usual course of business;

•	cause or enable an employee or consultant to terminate employment or an employment agreement without cause and continue to receive compensation;

•	borrow or agree to borrow any funds or indirectly guarantee or agree to guaranty any obligations of others, except for amounts as may be obtained with the right of prepayment at any time without penalty or premium, borrowings on an overnight or daily basis, and deposit taking in the ordinary and usual course of business;

•	make any payment of cash or other consideration to, or make any loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with any related person; or

•	agree or commit to do any of the foregoing.

From August 14, 2006 until the closing of the merger, Anderson also has agreed not to take any of the following actions:

•	make, declare, pay or set aside for payment any dividend or distribution of any shares of its capital stock;

•	declare or make any distribution on any shares or its capital stock; or

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

In addition, from August 14, 2006 until the closing of the merger, Park has agreed not to, and to cause its subsidiaries not to, take any of the following actions without the prior written consent of Anderson:

•	voluntarily take any action that, at the time taken, is reasonably likely to have a material adverse affect on the ability of Park or PNB to perform any of its material obligations under the merger agreement;

•	declare, set aside, make or pay any extraordinary or special dividends on Park common shares or make any other extraordinary or special distributions in respect of any of its capital stock other than dividends from any subsidiary to its parent;

•	amend the organizational documents of Park, PNB or any other subsidiary of Park in a manner that would adversely affect the economic or other benefits of the merger to the Anderson shareholders or employees;

•	knowingly take any action that would disqualify the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	knowingly take any action that is intended or is reasonably likely to result in any representations or warranties in the merger agreement being untrue in any material respect, any conditions in the merger agreement not being satisfied or a material violation of any provision of the merger agreement except, in each case, as may be required by law; or

•	agree or commit to do any of the foregoing.

Expenses of the merger

Park, PNB and Anderson are each required to bear their own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including, without limitation, fees and disbursements of legal counsel, financial advisors and accountants, except that the costs (excluding the fees and disbursements of legal counsel, financial advisors and accountants) incurred in connection with preparing (including copying, printing and distributing) this prospectus/proxy statement will be shared equally by Park and PNB, on one hand, and Anderson, on the other.

Termination of the merger agreement

The parties may mutually agree to terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, if the respective boards of directors of Anderson, Park and PNB so determine by vote of a majority of their respective boards of directors.

In addition, either Park and PNB, on the one hand, or Anderson, on the other, acting alone may terminate the merger agreement and abandon the merger at any time before the merger is effective, whether before or after shareholder approval, if:

•	the other party breaches a material representation, warranty, covenant or agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days of giving notice of the breach to the breaching party, provided that the party seeking to terminate the merger agreement is not itself in material breach of any provision of the merger agreement;

•	the merger has not been completed on or before February 28, 2007, unless the failure to complete the merger by that date results from the knowing action or inaction of the party seeking to terminate the merger agreement;

•	the approval of any governmental entity required for consummation of the merger has been denied by final nonappealable action;

•	the Anderson shareholders fail to adopt the merger agreement and approve the merger at the special meeting of shareholders; or

•	any of the closing conditions have not been met or waived.

Anderson, acting alone, may terminate the merger agreement and abandon the merger at any time prior to the adoption of the merger agreement and approval of the merger by its shareholders, if its Board of Directors authorizes the execution of a definitive written agreement concerning a transaction that constitutes a “superior proposal,” as defined in the merger agreement, provided that Anderson has provided at least five business days prior notice of such superior proposal to Park and has satisfied certain other conditions set forth in the merger agreement.

Park, acting alone, may terminate the merger agreement if the Anderson Board of Directors:

•	fails to recommend that the Anderson shareholders adopt the merger agreement and approve the merger, withdraws, modifies or qualifies its recommendation in any manner adverse to Park, or takes any other action or makes any other statement in connection with the special meeting of shareholders that is inconsistent with its recommendation;

•	fails to call the special meeting of shareholders or to prepare and mail to the Anderson shareholders this prospectus/proxy statement in accordance with the merger agreement; or

•	takes certain actions permitted by the merger agreement with respect to discussing or negotiating with any person who has made a proposal with respect to a tender or exchange offer, or a merger, consolidation or other business combination, involving Anderson, or a proposal or offer to acquire in any manner 25% of any class of equity securities in, or 25% or more of the assets or deposits of, Anderson which the Anderson Board of Directors determines to be, or is reasonably likely to be, a superior proposal.

Termination fee

Anderson must pay to Park a termination fee of $600,000 if the merger agreement is terminated upon the occurrence of specified events. Anderson must pay the termination fee if:

•	the merger agreement is terminated by Anderson because its Board of Directors has authorized the execution of a definitive written agreement concerning a transaction that constitutes a “superior proposal,” as defined in the merger agreement; or

•	the merger agreement is terminated either (i) by Park because the Anderson Board of Directors has willfully failed to recommend that the Anderson shareholders adopt the merger agreement and approve the merger, withdrawn, modified or qualified its recommendation in any manner adverse to Park, or taken any other action or made any other statement in connection with the special meeting of shareholders that is inconsistent with its recommendation, (ii) by Park as a result of a willful material breach of any covenant or agreement by Anderson which cannot be or has not been cured within 30 days or (iii) by Park or Anderson because the Anderson shareholders have failed to adopt the merger agreement and approve the merger and at any time after August 14, 2006 and prior to the termination of the merger agreement, an acquisition proposal with respect to Anderson was publicly announced, publicly proposed or commenced and within 12 months after the date of the termination of the merger agreement, Anderson entered into an agreement relating to the previously announced acquisition proposal or the previously announced acquisition proposal was consummated.

In addition to the termination fee, if (a) an acquisition proposal has been made known to the Anderson shareholders or publicly announced, (b) the merger agreement is subsequently terminated by Park because the merger has not been completed on or before February 28, 2007 as a result of knowing action or inaction of Anderson and (c) within 6 months following the termination of the merger agreement, Anderson enters into an agreement with the person making the acquisition proposal, Anderson must pay Park’s documented out-of-pocket expenses and fees, up to $250,000, and Park will be entitled to pursue recovery of any additional amounts available to it at law or in equity, provided that such additional amounts, together with the documented out-of-pocket expenses and fees, may not exceed $600,000 in the aggregate.

Anderson agreed to these termination fee and expense reimbursement arrangements in order to induce Park to enter into the merger agreement.

Amendment

The merger agreement may be amended, at any time before or after the Anderson shareholders adopt the merger agreement and approve the merger, by an agreement in writing signed by Park, PNB and Anderson. However, after the Anderson special meeting, the merger agreement may not be amended if it would violate the applicable provisions of Titles 11 and 17 of the Ohio Revised Code, the laws of the United States applicable to national banking associations or the federal securities laws.

Description of Park Common Shares and
Comparison of Certain Rights of Park and Anderson Shareholders

Anderson shareholders who receive Park common shares as consideration in the merger will become shareholders of Park at the effective time of the merger. Park is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended; while Anderson is an Ohio state-chartered bank. Although the rights of the holders of Park common shares and those of holders of Anderson common shares are similar in many respects, there are some differences. These differences relate to differences between the provisions of Ohio law governing corporations and the provisions of Ohio law governing state-chartered banks, as well as differences between provisions of the Park articles of incorporation and regulations and the Anderson articles of incorporation and regulations.

Set forth below is a description of the Park common shares and the Anderson common shares, including a summary of the material differences and similarities between the rights of Park shareholders and the rights of

Anderson shareholders. This description is not intended to be a complete statement of the differences affecting the rights of Anderson shareholders, but rather describes the more significant differences affecting the rights of Anderson shareholders and certain important similarities. This description is qualified in its entirety by reference to the relevant provisions of Ohio law and the articles of incorporation and regulations of each of Anderson and Park.

Authorized shares

Park.  Park’s authorized capital stock consists of 20,000,000 common shares, without par value. As of November 6, 2006, 13,828,469 Park common shares were outstanding, and an additional 690,295 Park common shares were reserved for issuance upon the exercise of outstanding Park stock options. Park common shares are listed on AMEX under the symbol “PRK.”

Anderson.  Anderson’s authorized capital stock consists of 550,000 common shares, with a par value of $4.00 per share. As of November 6, 2006, 533,550 Anderson common shares were outstanding, and an additional 16,050 Anderson common shares were reserved for issuance upon the exercise of outstanding Anderson stock options. There exists no established public trading market for Anderson common shares.

Preemptive rights

If shareholders are entitled to preemptive rights, a corporation offering its shares for cash must provide those shareholders with the opportunity to purchase the offered shares in proportion to their current holdings at a fixed price before the corporation may offer the shares for sale to the public. Under Ohio law as currently enacted, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. However, at the time the articles of incorporation of Anderson and Park were adopted, Ohio law stated that shareholders had preemptive rights unless the corporation’s articles of incorporation provided otherwise.

Park.  Shareholders of Park have preemptive rights unless the Park common shares offered or sold are (1) treasury shares; (2) issued as a share dividend or distribution; (3) offered or sold in connection with any merger or consolidation to which Park is a party or any acquisition of or investment in, another corporation, partnership, proprietorship or other business entity or its assets by Park, whether directly or indirectly, by any means; (4) offered or sold pursuant to the terms of a stock option plan or employee benefit, compensation or incentive plan which has been approved by the holders of three-fourths of the issued and outstanding shares of Park; or (5) released from preemptive rights by the affirmative vote or written consent of holders of two-thirds of the shares entitled to preemptive rights.

Anderson.  The articles of incorporation of Anderson provide that the shareholders of Anderson do not have preemptive rights.

Liquidation rights

Park.  Each Park common share entitles the holder thereof to share ratably in Park’s net assets legally available for distribution to shareholders in the event of Park’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

Anderson.  Each Anderson common share entitles the holder thereof to share ratably in Anderson’s net assets legally available for distribution to shareholders in the event of Anderson’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

Subscription, conversion and redemption rights; shares non-assessable

Neither the holders of Park common shares nor the holders of Anderson common shares have subscription or conversion rights, and there are no mandatory redemption provisions applicable to the Park common shares or the Anderson common shares. The Park common shares to be issued in exchange for Anderson common shares in the merger, when issued in accordance with the terms of the merger agreement, will be validly issued, fully paid and non-assessable.

Dividends

Park.  As an Ohio corporation, Park may, in the discretion of its board of directors, generally pay dividends to its shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus. The ability of Park to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends which may be declared and paid by its subsidiaries. In addition, the Federal Reserve Board expects Park to serve as a source of strength to its subsidiary banks, which may require it to retain capital for further investments in its subsidiary banks, rather than for dividends for its shareholders.

Anderson.  In certain instances, the approval of the Ohio Division of Financial Institutions (the “Division”) must be obtained before a dividend may be declared and paid by Anderson. The approval of the Division is required if a dividend in any year would cause the total dividends for that year to exceed the sum of Anderson’s current year’s net income and the retained net income for the preceding two years, less required transfers to surplus. Payment of dividends by Anderson may be restricted at any time at the discretion of the regulatory authorities if they deem such dividends to constitute an unsafe and/or unsound banking practice or if necessary to maintain adequate capital for Anderson.

Number of directors

Under Ohio law, a corporation’s articles of incorporation or regulations determine the number of directors, but, in most circumstances, the number may not be less than three unless the corporation has less than three shareholders. Unless the articles of incorporation or regulations provide otherwise, the shareholders may fix or change the number of directors at a shareholder meeting called for the purpose of electing directors by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Pursuant to Section 1105.01 of the Ohio Revised Code, the board of directors of an Ohio bank must consist of not less than five directors.

Park.  The Park regulations provide for a board of directors consisting of not less than five and not more than 16 directors. The board of directors may not increase the number of directors to a number which exceeds by more than two the number of directors last elected by shareholders. The number of Park directors was last fixed at 14 directors and currently consists of 12 directors. Pursuant to the agreement and plan of merger entered into between Park and Vision on September 14, 2006, Park has agreed to take all actions necessary to cause J. Daniel Sizemore, Chairman of the Board and Chief Executive Officer of Vision, to become a director of Park upon the closing of the merger of Vision with and into Park.

Anderson.  The Anderson articles of incorporation provided for a board of directors consisting initially of nine directors. In addition to the authority given to Anderson’s shareholders to fix or change the number of directors, the shareholders may authorize the Anderson board of directors to fix or change the number of directors upon the affirmative vote of two-thirds of the directors, provided that the Anderson board of directors may not increase the number of directors to more than 15 nor reduce the number of directors to less than nine and may not change the number of directors by more than two from the last number fixed by the shareholders. On April 28, 2005, Anderson’s shareholders approved a proposal to fix the number of directors at six. Consistent with Ohio law, which requires that each class of directors consist of at least three directors, the six directors have been divided into two classes of three directors each. However, as discussed below under “Classification of the board of directors,” the Anderson articles of incorporation provide for the board of directors to be divided into three classes consisting of three directors each. The Anderson articles of incorporation have not been amended to reflect the effect of the reduction in the number of directors on the number of classes.

Classification of the board of directors

Under Ohio law, a corporation’s articles of incorporation or regulations may provide for the classification of directors into either two or three classes so long as (a) each class consists of at least three directors and (b) no director serves a term of office greater than three years.

Park.  Park’s regulations provide for the board of directors to be divided into three classes, with the term of office of one class expiring each year.

Anderson.  Anderson’s articles of incorporation provide for the board of directors to be divided into three classes, with the term of office of one class expiring each year.

Nomination of directors

Park.  Under the Park regulations, either the board of directors or any shareholder entitled to vote in the election of directors may nominate a candidate for election to the board of directors. Shareholder nominations must be made in writing and must be received by the president of Park not less than 14 days and not more than 50 days prior to the shareholder meeting at which directors are to be elected. If, however, notice of the meeting is mailed or disclosed to shareholders less than 21 days before the meeting date, shareholder nominations must be received by the close of business on the 7th day after notice is mailed. A shareholder’s notice to Park nominating a director must set forth:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of Park common shares that will be voted for each proposed nominee;

•	the name and residence address of the notifying shareholder; and

•	the number of Park common shares beneficially owned by the notifying shareholder.

Anderson.  Under the Anderson articles of incorporation, either the board of directors or any shareholder entitled to vote in the election of directors may nominate a candidate for election to the board of directors. Shareholders nominations must be made in writing and must be delivered or mailed to the president of Anderson not less than 14 days nor more than 50 days prior to the shareholder meeting at which directors are to be elected. If, however, notice of the meeting is mailed or disclosed to shareholders less than 21 days before the meeting date, shareholder nominations must be received by the close of business on the 7th day after notice is mailed. A shareholder’s notice must set forth:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of Anderson common shares that will be voted for each proposed nominee;

•	the name and residence address of the notifying shareholder; and

•	the number of Anderson common shares beneficially owned by the notifying shareholder.

Vacancies on the board

Under Ohio law, unless a corporation’s articles of incorporation or regulations provide otherwise, the remaining directors of a corporation may fill any vacancy in the board by the affirmative vote of a majority of the remaining directors. Directors elected to fill a vacancy serve the balance of the unexpired term.

Park.  Park’s regulations provide that the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board for the unexpired term.

Anderson.  Anderson’s regulations provide that the remaining directors, though less than a majority of the whole authorized number of members of the board of directors, by affirmative vote of a majority of those present at a duly convened meeting may fill any vacancy in the board for the unexpired term.

Removal of directors

Park.  Park’s regulations provide that a director or directors may be removed from office, with or without assigning cause, only by the vote of the holders of shares entitling them to exercise not less than a majority of the voting power of Park to elect directors in place of those to be removed, provided that unless all of the directors (or all of the directors of a particular class) are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all directors (or all of the directors of a particular class) would be sufficient to elect at least one director. However, under current Ohio law (Section 1701.58 of the Ohio Revised Code), the directors of an issuing public corporation with a classified board of directors may only be removed for cause. Because Park is an issuing public corporation and has a classified board of directors, the directors of Park may only be removed for cause.

Anderson.  Section 1105.10 of the Ohio Revised Code provides that, unless the articles of incorporation or the regulations of an Ohio bank expressly provide that removal of members of the board of directors shall require a greater vote, the shareholders may remove all of the directors, all of the directors of a particular class, or any individual director from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed. Additionally, if the shareholders of an Ohio bank have the right to vote cumulatively in the election of directors, unless all of the directors (or all of the directors of a particular class) are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all directors (or all of the directors of a particular class) would be sufficient to elect at least one director. Anderson’s articles of incorporation provide that directors may be removed, with or without assigning cause, only by the affirmative vote of not less than eighty percent of the voting power of Anderson.

Special meetings of shareholders

Park.  Pursuant to Ohio law and the Park regulations, any of the following persons may call a special meeting of shareholders: the Chairman of the Board, the President, or, in case of the President’s absence, death or disability, the vice president authorized to exercise the authority of the President, the secretary, the directors by action at a meeting or a majority of the directors acting without a meeting, or the holders of at least 25% of the outstanding shares entitled to vote at the meeting.

Anderson.  Pursuant to Ohio law and the Anderson regulations, any of the following persons may call a special meeting of shareholders: the Chairman of the Board, the President, or in the case of the President’s absence, death or disability, the vice president authorized to exercise the authority of the President, the secretary, the directors by action at a meeting or a majority of the directors acting without a meeting, or the holders of at least 50% of the outstanding shares entitled to vote at the meeting.

Voting rights

Park.  Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. Park’s articles of incorporation have not been amended to eliminate cumulative voting in the election of directors. Accordingly, if, in accordance with Ohio law, any Park shareholder makes a proper request and announcement of such request is made at a meeting to elect directors, each shareholder will have votes equal to the number of directors to be elected, multiplied by the number of Park common shares owned by such shareholder, and will be entitled to distribute such votes among the candidates in any manner the shareholder wishes. Except with respect to an election of directors for which cumulative voting has been properly requested, each Park common share entitles the holder thereof to one vote on each matter submitted to the shareholders of Park for consideration.

Anderson.  Anderson’s articles of incorporation have not been amended to eliminate cumulative voting in the election of directors. Accordingly, if, in accordance with Ohio law, any Anderson shareholder makes a proper request and announcement of such request is made at a meeting to elect directors, each shareholder will have votes equal to the number of directors to be elected, multiplied by the number of Anderson common shares owned by such shareholder, and will be entitled to distribute such votes among the candidates in any manner the shareholder wishes. Except with respect to an election of directors for which cumulative voting has been properly requested, each Anderson common share entitles the holder thereof to one vote on each matter submitted to the shareholders of Anderson for consideration.

Special voting requirements

Park.  The Park articles of incorporation contain special voting requirements that may be deemed to have anti-takeover effects. These voting requirements are described in Article Eighth and apply when any of the following actions are contemplated:

•	any merger or consolidation of Park with a beneficial owner of 20% or more of the voting power of Park or an affiliate or associate of that 20% beneficial owner;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 10% of the total assets of Park to or with a 20% beneficial owner or its affiliates or associates;

•	any merger of Park or one of its subsidiaries with a 20% beneficial owner or its affiliates or associates;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to Park or one of its subsidiaries of all or any part of the assets of a 20% beneficial owner (or its affiliates or associates), excluding any disposition which, if included with all other dispositions consummated during the fiscal year by the 20% beneficial owner or its affiliates or associates, would not result in dispositions having an aggregate fair value in excess of 1% of the total consolidated assets of Park, unless all such dispositions by the 20% beneficial owner or its affiliates or associates during the same and four preceding fiscal years would result in disposition of assets having an aggregate fair value in excess of 2% of the total consolidated assets of Park;

•	any reclassification of Park common shares or any recapitalization involving the common shares of Park consummated within five years after a 20% beneficial owner becomes such;

•	any agreement providing for any of the previously described business combinations; and

•	any amendment to Article Eighth of the Park articles of incorporation.

The enlarged majority vote required when Article Eighth applies is the greater of:

•	four-fifths of the outstanding Park common shares entitled to vote on the proposed business combination, or

•	that fraction of the outstanding Park common shares having:

•	as the numerator a number equal to the sum of:

•	the number of Park common shares beneficially owned by the 20% beneficial owner plus

•	two-thirds of the remaining number of Park common shares outstanding,

•	and as the denominator, a number equal to the total number of outstanding Park common shares entitled to vote.

Article Eighth does not apply where (1) the shareholders who do not vote in favor of the transaction and whose proprietary interest will be terminated in connection with a transaction are paid a “minimum price per share” and (2) a proxy statement satisfying the requirements of the Securities Exchange Act of 1934 is mailed to the Park shareholders for the purpose of soliciting shareholder approval of the transaction. If the price criteria and procedural requirements are satisfied, the approval of a business combination would require only that affirmative vote (if any) required by law or by the Park articles of incorporation or regulations.

Anderson.  Anderson’s articles of incorporation provide that, unless at least two-thirds of the authorized number of directors recommends approval, the affirmative vote of the holders of Anderson common shares entitling them to exercise not less than 80% of the voting power of Anderson is required to approve:

•	an amendment to the articles of incorporation;

•	an agreement of merger or consolidation providing for the merger or consolidation of Anderson with or into one or more other corporations;

•	a proposed combination or majority share acquisition involving the issuance of shares of Anderson and requiring shareholder approval;

•	a proposal to sell, lease, or exchange all or substantially all of the property and assets of Anderson;

•	a proposed dissolution of Anderson; or

•	a proposal to fix or change the number of directors by action of the shareholders of the corporation.

In the event that at least two-thirds of the authorized number of Anderson directors recommends approval of the foregoing transactions, such transactions only require the affirmative vote of the holders of Anderson common shares entitling them to exercise a majority of the voting power of Anderson for approval.

The merger of Anderson with and into PNB has been approved and recommended by at least two-thirds of the authorized number of Anderson directors. Therefore, approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of Anderson under Anderson’s articles of incorporation. However, under provisions of federal law applicable to mergers of state banks into national banks (12 U.S.C. Section 215a), the adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of at least two-thirds of the Anderson common shares outstanding and entitled to vote at the Anderson special meeting.

Amendments to articles of incorporation

Under Ohio law, shareholders may adopt amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote on the proposal unless the corporation’s articles of incorporation provide for a different vote requirement, which cannot be less than a majority of the shares entitled to vote.

Park.  As discussed above under “Special voting requirements,” the Park articles of incorporation provided that, when there is one or more controlling persons of Park (i.e., persons who beneficially own shares of Park entitling them to exercise at least 20% of the voting power in the election of directors), Article Eighth cannot be altered, changed or repealed unless the amendment is adopted by a specified proportion of Park’s shareholders.

Anderson.  As discussed above under “Special voting requirements,” the Anderson articles of incorporation provide that the articles of incorporation may be amended only by the affirmative vote of not less than 80% of the outstanding Anderson common shares entitled to vote on such proposal, unless at least two-thirds of the authorized number of directors recommend approval of such amendment, in which case the articles of incorporation may be amended by the affirmative vote of not less than a majority of the Anderson common shares entitled to vote on such proposal.

Amendments to regulations

Under Ohio law, shareholders may amend the regulations or adopt revised regulations consistent with Ohio law and the corporation’s articles of incorporation, by the affirmative vote of a majority of shares entitled to vote if done at a shareholder meeting. Shareholders may amend the regulations without a meeting by the affirmative vote of the holders of two-thirds of the shares entitled to vote on the proposal. Ohio law provides that a corporation’s articles of incorporation or regulations may increase or decrease the required shareholder vote, but may not allow approval by less than a majority of the voting power.

Park.  The Park regulations provide that the regulations may be amended by the shareholders at a meeting by the affirmative vote of the holders of not less than two-thirds of the voting power of Park entitled to vote on such proposal, or without a meeting by the written consent of the holders of not less than two-thirds of the voting power of Park entitled to vote on such proposal.

Anderson.  The Anderson regulations provide that the regulations may be amended by the shareholders at a meeting by the affirmative vote of shareholders entitled to exercise a majority of the voting power of Anderson on such proposal. Shareholders of Anderson can amend the regulations without a meeting by written consent of the shareholders entitled to exercise two-thirds of the voting power of Anderson on such proposal.

Corporate action without a shareholder meeting

Under Ohio law, unless a corporation’s articles of incorporation or regulations prohibit action by shareholders without a meeting, shareholders may act without a meeting on any action required or permitted to be taken at a shareholder meeting, provided that all shareholders entitled to notice of the meeting sign a writing authorizing the action, and the shareholders file the writing with the records of the corporation. Neither Park’s nor Anderson’s articles of incorporation or regulations alter this right.

Indemnification of directors, officers and employees

Park.  The regulations of Park provide that Park will indemnify any of its directors or officers against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement by reason of the fact that the director or officer is or was a director, officer, employee or agent of Park or, at the request of Park, was serving another entity in a similar capacity. In order to receive indemnification, the director or officer must have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Park. With regard to criminal matters, Park will indemnify a director or officer if the director or officer had no reasonable cause to believe his or her conduct was unlawful. Directors and officers claiming indemnification will be presumed to have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Park and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

Park will not indemnify any officer or director of Park who was a party to any completed action or suit instituted by, or in the right of, Park for any matter asserted in the action as to which the officer or director has been adjudged to be liable for acting with reckless disregard for the best interests of Park or misconduct, other than negligence, in the performance of the individual’s duty to Park. If, however, the Court of Common Pleas of Licking County, Ohio or the court in which the action was brought determines that the officer or director is fairly and reasonably entitled to indemnity, Park must indemnify the officer or director to the extent permitted by the court.

Park will make any indemnification not precluded by Park’s regulations only upon a determination that the director or officer has met the applicable standard of conduct. The determination may be made only:

•	by a majority vote of a quorum of disinterested directors;

•	if a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel;

•	by the shareholders; or

•	by the Court of Common Pleas of Licking County, Ohio or the court, if any, in which the action was brought.

Park will pay expenses incurred in defending any action, suit or proceeding in advance upon receipt of an undertaking by or on behalf of the director or officer to repay that amount if the director or officer is not entitled to be indemnified by Park.

The regulations of Park state that the indemnification provided therein is not exclusive of any other rights to which any individual seeking indemnification may be entitled. Additionally, the Park regulations provide that Park may purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of Park, or who is or was serving another entity in a similar capacity at the request of Park, against any liability asserted against the individual and incurred by the individual in that capacity, or arising out of the individual’s status as such, whether or not Park would have the obligation or power to indemnify the individual under the Park regulations. Park has purchased and maintains insurance policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Anderson.  The regulations of Anderson provide that Anderson will indemnify any of its present or former directors against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement by reason of the fact that the director is or was a director, officer, employee or agent of Anderson or, at the request of Anderson, was serving another entity in a similar capacity. In order to receive indemnification, the director must have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Anderson. With regard to criminal matters, Anderson will indemnify a director if the director had no reasonable cause to believe his or her conduct was unlawful. Directors claiming indemnification will be presumed to have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Anderson and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

Anderson will not indemnify any present or former director of Anderson who was a party to any completed action or suit instituted by, or in the right of, Anderson for any matter asserted in the action as to which the director has been adjudged to be liable for acting with reckless disregard for the best interests of Anderson or misconduct, other than negligence, in the performance of the individual’s duty to Anderson. If, however, the Court of Common Pleas of Hamilton County, Ohio or the court in which the action was brought determines that the director is fairly and reasonably entitled to indemnity, Anderson must indemnify the director to the extent permitted by the court.

Anderson will make any indemnification not precluded by Anderson’s regulations only upon a determination that the director has met the applicable standard of conduct. The determination may be made only:

•	by a majority vote of a quorum of disinterested directors;

•	if a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel;

•	by the shareholders; or

•	by the Court of Common Pleas of Hamilton County, Ohio or the court, if any, in which the action was brought.

Anderson will pay expenses incurred in defending any action, suit or proceeding in advance upon receipt of an undertaking by or on behalf of the director to repay that amount if the director is not entitled to be indemnified by Anderson.

The regulations of Anderson state that the indemnification provided therein is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Anderson regulations provide that Anderson may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Anderson, or who is or was serving another entity in a similar capacity at the request of Anderson, against any liability asserted against the person and incurred by the person in that capacity, or arising out of the person’s status as such, whether or not Anderson would have the obligation or power to indemnify the persons under the Anderson regulations. Anderson has purchased and maintains insurance policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Park also has agreed to indemnify the present and former directors, officers and employees of Anderson for certain actions or omissions in the course of their duties as directors, officers and employees of Anderson occurring prior to the merger, including, without limitation, the transactions contemplated by the merger agreement, to the fullest extent that Anderson is permitted to indemnify (and advance expenses to) its directors, officers and employees under Ohio law and consistent with the provisions of the articles of incorporation and regulations of Anderson as in effect on the date of the merger agreement. In addition, for a period of three years from the closing of the merger, Park has agreed to use its reasonable best efforts to procure directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Anderson with respect to claims against them arising from facts or events that occurred before the closing of the merger. However, Park is not required to expend, on an annual basis, more than 200% of the amount expended by Anderson to maintain or procure its current directors’ and officers’ liability policy.

Personal liability of directors

Under Ohio law, a director of an Ohio corporation will not be found to have violated his or her fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, under Ohio law, a director is liable in damages for any action or failure to act as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, unless the corporation’s articles of incorporation or regulations make this provision inapplicable by specific reference. Neither Park’s nor Anderson’s articles of incorporation or regulations make this provision inapplicable.

Notwithstanding the foregoing, pursuant to Section 1105.11 of the Ohio Revised Code, any director of an Ohio state-chartered bank, such as Anderson, who knowingly violates or knowingly permits any of the officers, agents or employees of the bank to violate the provisions of Ohio law applicable to banks is liable personally and individually for all damages the bank, its shareholders, or any other person sustains in consequence of the violation.

Anti-takeover statutes

Certain state laws make a change in control of an Ohio corporation more difficult, even if desired by the holders of the majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statutes.

Ohio Control Share Acquisition Statute.  Section 1701.831 of the Ohio Revised Code, known as the “Ohio Control Share Acquisition Statute,” provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed “control share acquisition.” A control share acquisition is defined as any acquisition of shares of an “issuing public corporation” that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more, but less than one-third, of the voting power;

•	one-third or more, but less than a majority, of the voting power; or

•	a majority or more of the voting power.

An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Assuming compliance with the notice and information filing requirements prescribed by the Ohio Control Share Acquisition Statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both:

•	a majority of the voting power of the corporation represented in person or by proxy at the meeting; and

•	a majority of the voting power at the meeting exercised by shareholders, excluding:

•	the acquiring shareholder,

•	officers of the corporation elected or appointed by the directors of the corporation,

•	employees of the corporation who are also directors of the corporation, and

•	persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

The Ohio Control Share Acquisition Statute does not apply to a corporation whose articles of incorporation or regulations so provide. Park has opted out of the application of the Ohio Control Share Acquisition Statute in its regulations, and Anderson has opted out of the application of the Ohio Control Share Acquisition Statute in its articles of incorporation.

Ohio Merger Moratorium Statute.  Chapter 1704 of the Ohio Revised Code, known as the “Ohio Merger Moratorium Statute,” prohibits specified business combinations and transactions between an issuing public corporation and a beneficial owner of shares representing 10% or more of the voting power of the corporation in the election of directors (an “interested shareholder”) for at least three years after the interested shareholder became such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation’s shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.

For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder (or persons related to the interested shareholder) are prohibited:

•	the sale or acquisition of an interest in assets meeting thresholds specified in the statute,

•	mergers and similar transactions,

•	a voluntary dissolution,

•	the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation’s outstanding shares,

•	a transaction that increases the interested shareholder’s proportionate ownership of the corporation, and

•	any other benefit that is not shared proportionately by all shareholders.

After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

•	the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation’s articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or

•	the business combination results in shareholders, other than the interested shareholder, receiving a “fair market value” for their shares determined by the method described in the statute.

A corporation may elect not to be covered by the provisions of the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles of incorporation. Both Park and Anderson have opted out of the Ohio Merger Moratorium Statute in their respective articles of incorporation.

Change in Control of Ohio Banks and Bank Holding Companies.  Section 1115.06 of the Ohio Revised Code and the regulations promulgated thereunder contain change in control provisions which prohibit any person, acting directly or indirectly or in concert with one or more persons, from acquiring control of any Ohio bank or any bank holding company that has control of any Ohio bank unless the person has given the Superintendent of Financial Institutions 60 days prior written notice and the Superintendent has not disapproved the acquisition. Control, as defined in Section 1115.06, means the power, directly or indirectly, to direct the management or policies of a state bank or bank holding company or to vote 25% or more of any class of voting securities of a state bank or bank holding company. Pursuant to the regulations promulgated under Section 1115.06, it is presumed, subject to rebuttal, that a person controls an Ohio bank or bank holding company if the person owns or has the power to vote 10% or more of any class of voting securities and either the bank or bank holding company has a class of securities registered under Section 12 of the Securities Exchange Act of 1934 or no other person owns or has the power to vote a greater percentage of that class of voting securities. Section 1115.06 of the Ohio Revised Code does not apply to the merger of Anderson with and into PNB because PNB will survive the merger as a national banking association and, therefore, Park will not acquire control of an Ohio bank as a result of the merger.

Adjournment of the Special Meeting
(Proposal Two)

In the event there are not sufficient votes to adopt the merger agreement and approve the merger at the time of the special meeting, the Anderson shareholders cannot adopt the merger agreement and approve the merger unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to the provisions of Anderson’s regulations, no notice of an adjourned meeting need be given to shareholders if the date, time and place of the adjourned meeting are announced at the special meeting.

In order to permit proxies that have been received by Anderson at the time of the special meeting to be voted for an adjournment, if necessary, Anderson has submitted the proposal to adjourn the special meeting to the Anderson shareholders as a separate matter for their consideration. The proposal to adjourn the special meeting must be approved by the holders of a majority of the Anderson common shares present, in person or by proxy, at the special meeting.

The Board of Directors of Anderson recommends that you vote “FOR” the proposal to adjourn the special meeting.

Other Matters

As of the date of this prospectus/proxy statement, the Board of Directors of Anderson is not aware of any matters that will be presented for consideration at the special meeting other than the two proposals described in this prospectus/proxy statement.

Experts

The consolidated financial statements of Park and subsidiaries as of December 31, 2005 and 2004 and for the three years ended December 31, 2005, incorporated by reference in Park’s Annual Report (Form 10-K) for the fiscal year ended December 31, 2005, and Park management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Legal Matters

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the Park common shares to be issued to the Anderson shareholders in connection with the merger have been duly authorized and, if issued and delivered as contemplated by this prospectus/proxy statement and the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Vorys, Sater, Seymour and Pease LLP also has delivered an opinion regarding the material federal income tax consequences of the merger. As of November 6, 2006, Vorys, Sater, Seymour and Pease LLP attorneys, together with members of their immediate families, owned an aggregate of 1,110 Park common shares.

Where You Can Find More Information

Park has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, for the Park common shares to be issued to Anderson shareholders in the merger. This prospectus/proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this prospectus/proxy statement information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

In addition, Park files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You can read and copy the Registration Statement on Form S-4 and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by Park, at the following location:

Securities and Exchange Commission’s Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330.

Park is an electronic filer, and the Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the following website: (http://www.sec.gov). Reports of Park can also be found on the Internet website maintained by Park at http://www.parknationalcorp.com (this uniform resource locator, or URL, is an inactive textual reference only and is not intended to incorporate Park’s website into this prospectus/proxy statement).

Only limited financial information of Anderson is provided in this prospectus/proxy statement. You may request a free copy of Anderson’s financial statements for the fiscal years ended December 31, 2005 and 2004, by writing or calling James R. Gudmens, Anderson Bank Company, 1075 Nimitzview Drive, Cincinnati, Ohio 45230, (513) 232-9599.

If you would like to request documents from Park or Anderson, please do so by December 7, 2006 in or order to receive the documents prior to the Anderson special meeting.

ANNEX A

The second amended and restated agreement and plan of merger contains representations and warranties of Anderson Bank Company, on the one hand, and Park National Corporation and The Park National Bank, on the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the second amended and restated agreement and plan of merger. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

SECOND AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
dated to be effective as of
August 14, 2006
by and among
PARK NATIONAL CORPORATION
and
THE PARK NATIONAL BANK
and
ANDERSON BANK COMPANY

A-i

A-ii

A-iii

GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“Acquisition Proposal”	Section 6.06(b)
“Affiliate”	Section 3.37(c)
“Agreement”	Preamble
“All Cash Election”	Section 2.01(c)(ii)(A)
“All Stock Election”	Section 2.01(c)(ii)(B)
“AMEX”	Section 2.01(b)(ii)
“Anderson”	Preamble
“Anderson 2006 Plan”	Preamble
“Anderson Affiliate”	Section 6.07
“Anderson Balance Sheet Date”	Section 3.06(a)
“Anderson Disclosure Schedule”	Article Three
“Anderson Dissenting Share”	Section 2.06
“Anderson Financial Statements”	Section 3.06(a)
“Anderson Meeting”	Section 3.04(b)
“Anderson Off Balance Sheet Transaction”	Section 3.29
“Anderson Real Properties”	Section 3.13
“Anderson Recommendation”	Section 6.02
“Anderson Shares”	Preamble
“Anderson Stock Option Plan”	Preamble
“Anderson Stock Options”	Preamble
“Anderson’s Financial Advisors”	Section 3.17
“BHCA”	Section 4.01(a)
“CERCLA”	Section 3.24(b)
“CRA”	Section 3.20(a)
“Cash Consideration”	Section 2.01(a)
“Cash Exchange Amount”	Section 2.01(c)(i)
“Change in Recommendation”	Section 8.01(f)
“Closing”	Section 1.02(a)
“Closing Date”	Section 1.02(a)
“Code”	Preamble
“Compensation and Benefit Plans”	Section 3.19(a)
“Consultants”	Section 3.19(a)
“Continuing Employees”	Section 6.15(a)
“Directors”	Section 3.19(a)
“ERISA”	Section 3.19(b)
“ERISA Affiliate”	Section 3.19(c)
“ERISA Affiliate Plan”	Section 3.19(c)
“Effective Time”	Section 1.02(d)
“Election”	Section 2.01(c)(v)
“Election Deadline”	Section 2.01(c)(v)
“Election Form/Letter of Transmittal”	Section 2.01(c)(v)
“Election Period”	Section 2.01(c)(v)

A-iv

“Employees”	Section 3.19(a)
“Environmental Laws”	Section 3.24(b)
“Exchange Act”	Section 3.19(b)
“Exchange Agent”	Section 2.04(a)
“Exchange Fund”	Section 2.04(a)
“409A”	Section 3.19(k)
“FDIA”	Section 3.01(a)
“FDIC”	Section 3.01(a)
“FHLB”	Section 3.01(a)
“GAAP”	Section 3.06(a)
“Governmental Authority”	Section 3.16
“Hazardous Material”	Section 3.24(c)
“IRS”	Section 3.12(a)
“Indemnified Party”	Section 6.14(a)
“Information”	Section 6.05(b)
“Intellectual Property”	Section 3.31(f)
“knowledge”	Section 3.08
“Letter of Transmittal”	Section 2.04(c)
“Lien”	Section 3.13
“Loans”	Section 3.09(b)
“material”	Section 3.01(b)
“material adverse effect”	Section 3.01(b)
“Material Interest”	Section 3.37(b)
“Maximum Amount”	Section 6.14(b)
“Merger”	Preamble
“Merger Consideration”	Section 2.01(a)
“Mixed Election”	Section 2.01(c)(ii)(C)
“New Certificates”	Section 2.04(c)
“NQDC Plan”	Section 3.19(k)
“ODFI”	Section 3.01(a)
“Off Balance Sheet Transaction”	Section 3.29
“Officers”	Section 3.19(a)
“Ohio SOS”	Section 1.02(d)
“Ohio Superintendent”	Section 1.02(d)
“Old Certificate”	Section 2.04(c)
“Out-of-Pocket Expenses”	Section 8.03(c)
“Park”	Preamble
“Park Financial Statements”	Section 4.07
“Park Measuring Price”	Section 2.01(b)(ii)
“Park SEC Documents”	Section 4.06
“Park Shares”	Preamble
“Patriot Act”	Section 3.20(a)
“Pension Plan”	Section 3.19(b)
“Per Share Consideration”	Section 2.01(b)(i)
“PNB”	Preamble

A-v

“PNB Common Stock”	Preamble
“PNB Compensation and Benefit Plans”	Section 4.20(a)
“PNB Employees”	Section 4.20(a)
“Proxy Statement”	Section 6.03(a)
“Proxy Statement/Prospectus”	Section 6.03(a)
“RCRA”	Section 3.24(b)
“Registration Statement”	Section 6.03(a)
“Regulations”	Section 1.02(c)(iii)
“Regulatory Authorities”	Section 3.15
“Related Person”	Section 3.37(b)
“Required Party”	Section 6.05(b)
“Rights”	Section 3.02(b)
“SEC”	Section 3.01(b)
“Securities Act”	Section 3.19(b)
“Stock Consideration”	Section 2.01(a)
“Stock Exchange Ratio”	Section 2.01(b)(iii)
“Subsidiary”	Section 3.01(b)
“Superior Proposal”	Section 6.06(c)
“Surviving Association”	Section 1.01
“Takeover Laws”	Section 3.25
“Tax”	Section 3.12(b)
“Tax Returns”	Section 3.12(b)
“Termination Fee”	Section 8.03(a)
“United States”	Section 1.01

A-vi

SECOND AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

This SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated to be effective as of August 14, 2006, is made and entered into by and among Park National Corporation, an Ohio corporation (“Park”); The Park National Bank, a national banking association (“PNB”); and Anderson Bank Company, an Ohio state-chartered commercial bank (“Anderson”).

W I T N E S S E T H:

WHEREAS, Park, PNB and Anderson entered into that certain Agreement and Plan of Merger dated to be effective as of August 14, 2006; and

WHEREAS, Park, PNB and Anderson entered into that certain Amended and Restated Agreement and Plan of Merger dated to be effective as of August 14, 2006 in order to correct certain clerical errors in the Agreement and Plan of Merger dated to be effective as of August 14, 2006; and

WHEREAS, in order to clarify certain provisions within the Amended and Restated Agreement and Plan of Merger dated to be effective as of August 14, 2006, Park, PNB and Anderson desire to amend and restate the Amended and Restated Agreement and Plan of Merger in its entirety; and

WHEREAS, Park is a bank holding company, having its principal place of business located at 50 North Third Street, Newark, County of Licking, State of Ohio 43055; and

WHEREAS, the authorized capital stock of Park consists of 20,000,000 common shares, without par value (the “Park Shares”); and

WHEREAS, PNB is a national banking association and a wholly owned subsidiary of Park, having its principal place of business located at 50 North Third Street, Newark, County of Licking, State of Ohio 43055; and

WHEREAS, the authorized capital stock of PNB consists of 1,250,000 shares of common stock, par value of $8.00 each (the “PNB Common Stock”), all of which are issued and outstanding as of the date of this Agreement, and 32,600 shares of Class A non-cumulative, perpetual preferred stock, par value of $1,000 each, none of which are issued as of the date of this Agreement; and

WHEREAS, PNB had outstanding capital stock of $10,000,000, divided into 1,250,000 shares of PNB Common Stock, surplus of $63,869,767 and retained earnings of $64,449,188 as of June 30, 2006; and

WHEREAS, Anderson is an Ohio state-chartered commercial bank, having its principal place of business located at 1075 Nimitzview Drive, Cincinnati, County of Hamilton, State of Ohio 45230; and

WHEREAS, the authorized capital stock of Anderson consists of 550,000 common shares, par value of $4.00 each (the “Anderson Shares”), 533,550 of which are issued and outstanding as of the date of this Agreement, and 16,250 of which are subject to outstanding options (the “Anderson Stock Options”) granted pursuant to the Anderson Bank Company 1999 Stock Option Plan (the “Anderson Stock Option Plan”); and

WHEREAS, in early 2006, Anderson adopted a new stock option plan, the Anderson Bank Company 2006 Stock Option Plan (the “Anderson 2006 Plan”), but Anderson has not filed the necessary amendment to its charter documents to increase its authorized capital stock and has not granted or agreed to grant any options under the Anderson 2006 Plan; and

WHEREAS, Anderson had outstanding capital stock consisting of $2,335,650, divided into 533,550 Anderson Shares, surplus of $2,926,330 and retained earnings of $2,032,624, as of June 30, 2006; and

WHEREAS, each of the Boards of Directors of Park, PNB and Anderson has determined that it is in the best interests of their respective entities and shareholders for Anderson to merge with and into PNB (the “Merger”), upon the terms and subject to the conditions set forth in and pursuant to the terms of this Agreement; and

WHEREAS, each of the Boards of Directors of Park, PNB and Anderson has authorized and approved this Agreement and the consummation of the transactions contemplated hereby by resolutions duly authorized by them; and

WHEREAS, the parties intend that the Merger be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter set forth, intending to be legally bound hereby, the parties agree as follows:

ARTICLE ONE

THE MERGER

1.01  Merger of PNB and Anderson

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.02 below), Anderson shall merge with and into PNB under the national banking charter of PNB. PNB shall be the surviving association in the Merger (the “Surviving Association”), shall continue to exist as a national banking association under the laws of the United States of America (the “United States”) and shall be the only one of PNB and Anderson to continue its separate existence after the Effective Time. The name of the Surviving Association shall be “The Park National Bank.” The shares of PNB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be and constitute the issued and outstanding shares of common stock of the Surviving Association, and the amount of outstanding capital stock of the Surviving Association shall be $10,000,000, divided into 1,250,000 shares of common stock, par value of $8.00 each. The Anderson Shares issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive the consideration described in Article Two below. The business of the Surviving Association shall be that of a national banking association and shall be conducted at the Surviving Association’s main office to be located at 50 North Third Street, Newark, Ohio 43055, and at its legally established branches. The articles of association of PNB, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Association until amended in accordance with applicable law. The by-laws of PNB, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Association until amended in accordance with applicable law. The Board of Directors of PNB immediately prior to the Effective Time shall serve as the Board of Directors of the Surviving Association until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. The officers of PNB immediately prior to the Effective Time shall be the officers of the Surviving Association, each to hold office until changed in accordance with law. Park and PNB may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article One) if and to the extent Park and PNB deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to the holders of Anderson Shares as provided for in Article Two of this Agreement; (b) adversely affect the treatment of the Merger as a reorganization described in Section 368(a) of the Code; or (c) materially impede or delay consummation of the transactions contemplated by this Agreement. If Park and PNB make such an election, Park, PNB and Anderson shall execute an appropriate amendment to this Agreement in order to reflect such election.

1.02  Closing; Effective Time

(a) Subject to the satisfaction or waiver of the conditions set forth in Article Seven, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Park, 50 North Third Street, Newark, Ohio 43055, (i) on a date and at a time mutually agreeable to the parties, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Seven shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the date of the Closing) or later than the last business day of the month in which such third business day occurs, provided no such election shall cause the Closing to occur on a date after that specified in Section 8.01(c) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires; or (ii) such other date to which the parties agree in writing. The date of the Closing is sometimes herein called the “Closing Date.”

(b) At the Closing, Park and PNB shall cause all of the following to be delivered to Anderson:

(i) The certificates of Park and PNB contemplated by Sections 7.02(a) and 7.02(b) of this Agreement;

(ii) Copies of all resolutions adopted by the Executive Committee of the Board of Directors of Park and by the Board of Directors of Park, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary of Park, dated as of the Closing Date, and certifying (A) the date and manner of adoption of each resolution; and (B) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date; and

(iii) Copies of all resolutions adopted by the Board of Directors (or any committee thereof) of PNB and by Park, in its capacity as the sole shareholder of PNB, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary of PNB, dated as of the Closing Date, and certifying (A) the date and manner of adoption of each resolution; and (B) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(c) At the Closing, Anderson shall cause all of the following to be delivered to Park and PNB:

(i) The certificates of Anderson contemplated by Sections 7.01(a) and 7.01(b) of this Agreement.

(ii) Copies of all resolutions adopted by the Board of Directors (or any committee thereof) and the shareholders of Anderson, approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary of Anderson, dated as of the Closing Date, and certifying (A) the date and manner of the adoption of each such resolution; and (B) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date; and

(iii) A statement executed on behalf of Anderson, in the form attached hereto as Exhibit A, dated as of the Closing Date, certifying that the Anderson Shares do not represent United States real property interests within the meaning of Treasury Department regulations (the “Regulations”) Sections 1.897-2(b)(1) and (h).

(d) On the Closing Date, Park, PNB and Anderson shall cause a certificate of merger in respect of the Merger to be executed and delivered to the Ohio Superintendent of Financial Institutions (the “Ohio Superintendent”) in the form required by Ohio law, and the Ohio Superintendent shall cause the same to be filed with the Ohio Secretary of State (the “Ohio SOS”). The Merger shall become effective upon the filing of the Certificate of Merger with the Ohio SOS, or such time thereafter as is agreed to in writing by Park, PNB and Anderson and so provided in the Certificate of Merger filed with the Ohio SOS. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time”.

1.03  Effects of the Merger

At the Effective Time:

(a) the Merger shall have the effects prescribed in Section 1115.11 and Chapter 1701 of the Ohio Revised Code and under the laws of the United States applicable to national banking associations, including, without limitation, 12 U.S.C. Section 215a and the regulations promulgated thereunder; and

(b) all assets of PNB and Anderson as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of PNB and Anderson existing as of the Effective Time.

ARTICLE TWO

CONSIDERATION; EXCHANGE PROCEDURES

2.01  Merger Consideration

(a) Subject to adjustment for cash paid in lieu of fractional shares in accordance with Section 2.03, the holders of the Anderson Shares will receive aggregate consideration consisting of (i) 86,137 Park Shares (the “Stock Consideration”) and (ii) (A) $9,054,343 less (B) an amount equal to the sum of the exercise prices of each of the Anderson Shares subject to an outstanding Anderson Stock Option which has not been exercised in full immediately prior to the Election Deadline (the “Cash Consideration”) (collectively the Stock Consideration and the Cash Consideration are referred to herein as the “Merger Consideration”).

(b) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Per Share Consideration” means an amount equal to the sum of (A) the Cash Consideration plus (B) 86,137 multiplied by the Park Measuring Price, divided by the number of Anderson Shares issued and outstanding as of Effective Time.

(ii) “Park Measuring Price” means the average closing price of Park Shares as reported on the American Stock Exchange (“AMEX”) over the ten (10) consecutive trading day period ending on the third business day prior to the Effective Time.

(iii) “Stock Exchange Ratio” is the ratio determined by dividing the Per Share Consideration by the Park Measuring Price.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any person:

(i) Outstanding Anderson Shares.  Except as otherwise provided in this Article Two, at the Effective Time, each Anderson Share (excluding Anderson Shares held by Anderson as treasury shares and Anderson Shares held by Park) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time, be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Sections 2.01(c)(ii), 2.01(c)(v), 2.01(c)(viii) and 2.01(c)(ix)) into either (i) cash in the amount of Per Share Consideration for each Anderson Share (the “Cash Exchange Amount”); (ii) Park Shares based upon an exchange ratio, which shall be equal to the Stock Exchange Ratio; or (iii) a combination of such Anderson Shares and cash, as more fully set forth in Section 2.01(c)(ii)(C).

(ii) Election as to Outstanding Anderson Shares.  The holders of Anderson Shares will have the following alternatives in connection with the exchange of their Anderson Shares in connection with the Merger (which alternatives shall in each case be subject to the allocation procedures set forth in Sections 2.01(c)(viii) and 2.01(c)(ix)):

(A) AT THE OPTION OF THE HOLDER, all of such holder’s Anderson Shares deposited with the Exchange Agent (as defined in Section 2.04(a)) shall be converted into and become Park Shares at the Stock Exchange Ratio (such election, the “All Stock Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.03; or

(B) AT THE OPTION OF THE HOLDER, all of such holder’s Anderson Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the Cash Exchange Amount (such election, the “All Cash Election”); or

(C) AT THE OPTION OF THE HOLDER, any whole number of such holder’s Anderson Shares deposited with the Exchange Agent shall be converted into and become Park Shares at the rate of the Stock Exchange Ratio and the remainder of such holder’s Anderson Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) at the rate of the Cash Exchange Amount (such election, the “Mixed Election”); provided, however, that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 2.03; or

(D) IF NO ELECTION (AS DEFINED IN SECTION 2.01(c)(v)) IS MADE BY THE HOLDER BY THE ELECTION DEADLINE (AS DEFINED IN SECTION 2.01(c)(v)), all of such holder’s Anderson Shares will be converted into the right to receive Park Shares as set forth in Section 2.01(c)(ii)(A), cash as set forth in Section 2.01(c)(ii)(B), or any combination of Park Shares and cash as determined by Park or, at Park’s direction, by the Exchange Agent at the Stock Exchange Ratio and the Cash Exchange Amount, as applicable; provided, however, that fractional shares will not be issued and cash will be paid in lieu thereof as provided in Section 2.03.

(E) In connection with any election made by a holder of Anderson Shares, such holder may designate specifically which of the Anderson Shares being exchanged are to be converted into and become Park Shares, and such designation shall be contained in the Election Form/Letter of Transmittal (as defined in Section 2.01(c)(v)).

(iii) Treasury Shares and Anderson Shares Held by Park.  Each Anderson Share held by Anderson as a treasury share, or held by Park or PNB other than in a fiduciary capacity, immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(iv) Outstanding Park Shares and Shares of PNB Common Stock.  Each Park Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger. Each share of PNB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(v) Procedures for Election.  An election form and other appropriate transmittal materials in such form as Anderson, Park and PNB shall mutually agree (the “Election Form/Letter of Transmittal”) shall be mailed to shareholders of Anderson prior to the Election Period (defined below). The Election Form/Letter of Transmittal will permit holders of Anderson Shares to elect the form of Merger Consideration set forth in Section 2.01(c)(ii) (the “Election”) that they choose to receive in the Merger (including specifically designating which Anderson Shares are to be exchanged for Park Shares rather than for cash), will specify that delivery will be effected, and risk of loss and title to Old Certificates (as defined in Section 2.04(c)) will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and will include instructions and procedures for surrendering Old Certificates in exchange for New Certificates (as defined in Section 2.04(c)). The “Election Period” shall be such period of time as Anderson, Park and PNB shall mutually agree, within which holders of Anderson Shares may validly make an Election, occurring between (A) the date of the mailing by Anderson of the Proxy Statement (as defined in Section 6.03(a)) for the special meeting of holders of Anderson Shares at which this Agreement is presented for approval and (B) the Election Deadline. The “Election Deadline” shall be the time, specified by Park after consultation with Anderson, on the last day of the Election Period, which shall be the second trading day prior to the Effective Time.

(vi) Perfection of the Election.  An Election shall be considered to have been validly made by a holder of Anderson Shares only if (A) the Exchange Agent shall have received an Election Form/Letter of Transmittal properly completed and executed by such Holder of Anderson Shares, accompanied by a certificate or certificates representing the Anderson Shares as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Anderson, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the NASD or a commercial bank or trust company in the United States and (B) such Election Form/Letter of Transmittal and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

(vii) Withdrawal of Election.  Any holder of Anderson Shares may at any time prior to the Election Deadline revoke such shareholder’s election and either (A) submit a new Election Form/Letter of Transmittal in accordance with the procedures in Section 2.01(c)(vi), or (B) withdraw the certificate(s) for Anderson Shares deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. Elections may be similarly revoked if this Agreement is terminated.

(viii) Reduction of Anderson Shares Deposited for Cash.  If (x) the product of the Per Share Consideration multiplied by the number of Anderson Shares deposited with the Exchange Agent at the Election Deadline for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 2.01(c)(vii) (including Anderson Shares for which no Election has been made by the holder by the Election Deadline and which are allocated to be converted into cash pursuant to Section 2.01(c)(ii)(D)), plus (y) the product of the Per Share Consideration multiplied by the number of Anderson Dissenting Shares, if any, is greater than the Cash Consideration, Park (taking into account the specific designation made pursuant to Section 2.01(c)(v) and the Election Form/Letter of Transmittal) will promptly eliminate, or cause to be eliminated by the Exchange Agent (taking into account the specific designation made pursuant to Section 2.01(c)(v) and the Election Form/Letter of Transmittal), from the Anderson Shares deposited for cash pursuant to the All Cash Election and the Mixed Election (subject to the limitations described in Section 2.01(c)(viii)(D)), a sufficient number of such Anderson Shares so that the sum of the total number of Anderson Shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election (after giving effect to Section 2.01(c)(ii)(D)) multiplied by the Per Share Consideration, plus the number of Anderson Dissenting Shares, if any, multiplied by the Per Share Consideration equals the Cash Consideration. After giving effect to Section 2.01(c)(ii)(D), such elimination will be effected as follows:

(A) Subject to the limitations described in Section 2.01(c)(viii)(D), the Exchange Agent will eliminate from the Anderson Shares deposited for cash pursuant to the All Cash Election and the Mixed Election, and will add or cause to be added to the Anderson Shares deposited for Park Shares, on a pro rata basis in relation to the total number of Anderson Shares deposited pursuant to the All Cash Election and the Mixed Election minus the number of Anderson Shares so deposited by the holders described in Section 2.01(c)(viii)(D), such whole number of Anderson Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election as may be necessary so that the total number of Anderson Shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election multiplied by the Per Share Consideration, plus the number of Anderson Dissenting Shares, if any, multiplied by the Per Share Consideration equals the Cash Consideration;

(B) All Anderson Shares that are eliminated pursuant to Section 2.01(c)(viii)(A) from the Anderson Shares deposited for cash shall be converted into Park Shares as provided by Sections 2.01(c)(ii)(A) and 2.01(c)(ii)(C);

(C) Notice of such allocation shall be provided promptly to each shareholder whose Anderson Shares are eliminated from the Anderson Shares on deposit for cash pursuant to Section 2.01(c)(viii)(A); and

(D) Notwithstanding the foregoing, the holders of 100 or fewer Anderson Shares of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their Anderson Shares converted into Park Shares.

(ix) Increase of Anderson Shares Deposited for Cash.  If (x) the product of the Per Share Consideration multiplied by number of Anderson Shares deposited with the Exchange Agent at the Election Deadline for cash pursuant to the All Cash Election and the Mixed Election and not withdrawn pursuant to Section 2.01(c)(vii) (including Anderson Shares for which no Election has been made by the holder by the Election Deadline and which are allocated to be converted into cash pursuant to Section 2.01(c)(ii)(D)), plus (y) the product of the Per Share Consideration multiplied by the number of Anderson Dissenting Shares, if any, is less than the Cash Consideration, Park (taking into account the specific designation made pursuant to Section 2.01(c)(v) and the Election Form/Letter of Transmittal) will promptly add, or cause to be added by the Exchange Agent (taking into account the specific designation made pursuant to Section 2.01(c)(v) and the Election Form/Letter of Transmittal), to the Anderson Shares deposited for cash, a sufficient number of Anderson Shares deposited for Park Shares pursuant to the All Stock Election and the Mixed Election so that the sum of the total number of Anderson Shares on deposit for cash pursuant to the All Cash Election and the Mixed Election (after giving effect to Section 2.01(c)(ii)(D)) multiplied by the Per Share Consideration, plus the number of Anderson Dissenting Shares, multiplied by the Per Share Consideration equals the Cash Consideration. After giving effect to Section 2.01(c)(ii)(D), such addition will be effected as follows:

(A) Subject to the limitation described in Section 2.01(c)(viii)(D), Park will add or cause to be added to the Anderson Shares deposited for cash, and the Exchange Agent will eliminate or cause to be eliminated from the Anderson Shares deposited for Park Shares pursuant to the All Stock Election and the Mixed Election, on a pro rata basis in relation to the total number of Anderson Shares deposited for Park Shares pursuant to the All Stock Election and the Mixed Election, such whole number of Anderson Shares not then on deposit for cash as may be necessary so that the sum of the total number of Anderson Shares on deposit for cash multiplied by the Per Share Consideration, plus the number of Anderson Dissenting Shares, if any, multiplied by the Per Share Consideration equals the Cash Consideration;

(B) All Anderson Shares that are eliminated pursuant to Section 2.01(c)(ix)(A) from the Anderson Shares to be converted into Park Shares shall be converted into cash, as provided by Sections 2.01(c)(ii)(B) and 2.01(c)(ii)(C); and

(C) Notice of such allocation shall be provided promptly to each shareholder whose Anderson Shares are added to the Anderson Shares on deposit for cash pursuant to Section 2.01(c)(ix)(A).

(x) Anderson Stock Options.  Any Anderson Stock Option that is not exercised in full on or before the Election Deadline for a payment by the holder in the form of cash or personal check shall be cancelled and shall cease to entitle the holder hereof to any rights or claims thereunder.

2.02  Rights as Shareholders; Stock Transfers

At the Effective Time, the Anderson Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and holders of Anderson Shares shall cease to be, and shall have no rights as, shareholders of Anderson, other than the consideration provided under this Article Two and the appraisal rights in the case of Anderson Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Anderson or the Surviving Association of any Anderson Shares (other than Anderson Dissenting Shares, if applicable).

2.03  Fractional Shares

Notwithstanding any other provision hereof, no fractional Park Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger and no Park dividend or other distribution or stock split or combination will relate to any fractional Park Share, and such fractional Park Shares will not entitle the owner thereof to vote or to any rights of a security holder of Park; instead, Park shall pay to each holder of Anderson Shares who would otherwise be entitled to a fractional Park Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional Park Share to which the holder would be entitled by the Park Measuring Price.

2.04  Exchange Procedures

(a) Establishment of Exchange Fund.  The First-Knox National Bank of Mount Vernon, Mount Vernon, Ohio will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Article Two. Park shall provide to the Exchange Agent the aggregate number of Park Shares issuable pursuant to Section 2.01, and the aggregate amount of cash payable pursuant to Section 2.01, and the amount of all other cash payable in respect of the Merger, if any, on an “as needed” basis to the Exchange Agent, all of which shall be held by the Exchange Agent in trust for the holders of Anderson Shares (collectively, the “Exchange Fund”). The Exchange Agent shall distribute Park Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Park Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of Park Shares until distributed thereto pursuant to the provisions of this Agreement all dividends or other distributions paid or distributed with respect to such Park Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.04.

(b) No Interest.  No interest will be paid on any cash, including any cash to be paid in lieu of fractional Park Shares or in respect of dividends or distributions, that any such person shall be entitled to receive pursuant to this Article Two.

(c) Surrender Procedures.  Within three (3) business days after the Effective Time, Park shall cause the Exchange Agent to mail to each holder of record of a certificate representing Anderson Shares (an “Old Certificate”) that was converted pursuant to Section 2.01, but that was not deposited with the Exchange Agent pursuant to Section 2.01(c)(v), both (i) a form of letter of transmittal (the “Letter of Transmittal”) specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon proper delivery of the Old Certificates to the Exchange Agent and (ii) instructions and procedures for surrendering Old Certificates in exchange for certificates representing Park Shares (“New Certificates”) that such holder has the right to receive pursuant to the provisions of this Article Two and/or a check in an amount equal to the sum of cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Common Shares to which such holder is entitled pursuant to Section 2.03 and/or the cash to be paid in respect of any dividends or distributions to which such holder may be entitled pursuant to Section 2.04(e). Upon surrender of an Old Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, following the Effective Time, the holder of such Old Certificate shall receive within five (5) business days of the later of (A) the expiration of the period during which holders of Anderson Shares may seek relief as dissenting shareholders as provided in Section 2.06, and (B) such surrender of the Old Certificate in exchange therefor (X) a New Certificate representing that number of whole Park Shares that such holder has the right to receive pursuant to the provisions of this Article Two, and/or (Y) a check in an amount equal to the sum of the cash to be paid to such holder as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Shares to which such holder is entitled pursuant to Section 2.03 and/or the cash to be paid in respect of any dividends or distributions to which such holder may be entitled pursuant to Section 2.04(e), after giving effect to any required tax withholdings, and the Old Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Anderson Shares that is not registered in the transfer records of Anderson, a New Certificate representing the proper number of Park Shares may be issued, and/or the cash to be paid as part of the Merger Consideration, in lieu of any fractional Park Shares and/or in respect of any dividends or distributions may be paid, to a transferee if the Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04(c), each Old Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a New Certificate and/or a check in an amount equal to the sum of the cash to be paid as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Shares and/or the cash to be paid in respect of any dividends or distributions to which the holder may be entitled pursuant to Section 2.04(e) hereof.

(d) Termination of Exchange Fund.  Promptly following the date that is six months after the Effective Time, the Exchange Agent shall deliver to Park all cash, certificates and other documents in its possession relating to the transactions described in this Agreement; and any holders of Anderson Shares who have not theretofore complied with this Article Two may look thereafter only to Park for the Park Shares, any dividends or distributions thereon and any cash to be paid as part of the Merger Consideration or in lieu of fractional Park Shares to which they are entitled pursuant to this Article Two, in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Anderson Shares for any Park Shares, any dividends or distributions thereon or any cash to be paid as part of the Merger Consideration or in lieu of fractional Park Shares delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) Park Dividends and Distributions.  No dividends or other distributions with respect to Park Shares with a record date occurring on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Anderson Shares converted in the Merger into the right to receive such Park Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to Park Shares such holder had the right to receive upon surrender of the Old Certificates.

(f) Lost, Stolen or Destroyed Anderson Certificates.  If any Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Park, the posting by such person of a bond in such reasonable amount as Park may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate (i) the number of Park Shares to which such person is entitled pursuant to Section 2.01(c)(i) with respect to the Anderson Shares formerly represented thereby, and/or (ii) a check in an amount equal to the sum of the cash to be paid to such person as part of the Merger Consideration, the cash to be paid in lieu of any fractional Park Shares to which such person is entitled pursuant to Section 2.03 and/or the cash to be paid in respect of any dividends or distributions to which such person may be entitled pursuant to Section 2.04(e).

(g) Tax Withholding.  Park is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Anderson Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Regulations, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld by Park, such withheld amounts may be treated for all purposes of this Agreement as having been paid to the holders of Anderson Shares in respect of which such deduction and withholding were made by Park.

2.05  Anti-Dilution Provisions

In the event Park changes (or establishes a record date for changing) the number of Park Shares issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Park Shares and the record date therefor shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted.

2.06  Dissenting Anderson Shares

Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding Anderson Share as of the Effective Time seeks relief as a dissenting shareholder under the provisions of 12 U.S.C. Section 215a(b) and Sections 1115.19 and 1701.85 of the Ohio Revised Code (an “Anderson Dissenting Share”), then such Anderson Dissenting Share shall not be converted into the right to receive the consideration described in Section 2.01 and instead:

(a) Each such Anderson Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and

(b) Each holder perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in the provisions of 12 U.S.C. Section 215a(b) through (d) and in the provisions of Sections 1115.19 and 1701.85 of the Ohio Revised Code governing the determination of the fair cash value of the Anderson Dissenting Shares, and Park shall be required to deliver only such cash payments to which the Anderson Dissenting Shares are entitled pursuant to the provisions of 12 U.S.C. Section 215a(b) through (d) and the provisions of Sections 1115.19 and 1701.85 of the Ohio Revised Code governing the determination of fair cash value of the Anderson Dissenting Shares; provided, however, that if any such person shall forfeit such right to payment of the fair cash value under the applicable provisions of 12 U.S.C. Section 215a(b) through (d) and Sections 1115.19 and 1701.85 of the Ohio Revised Code, each such holder’s Anderson Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the consideration for their Anderson Shares, as shall have been designated by each such holder, pursuant and subject to Section 2.01.

Any Election Form/Letter of Transmittal or Letter of Transmittal submitted by a holder of Anderson Dissenting Shares shall be invalid, unless and until the demand for payment under the provisions of 12 U.S.C. Section 215a(b) in respect of such Anderson Shares shall have been or is deemed to have been withdrawn or forfeited.

Any payments made in respect of Dissenting Shares shall be made by Park.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF ANDERSON

Anderson has delivered to Park and PNB, concurrently with the execution of this Agreement, a disclosure schedule prepared by Anderson (the “Anderson Disclosure Schedule”). Anderson represents and warrants to Park and PNB that each of the following statements is true and accurate:

3.01  Organization, Qualification and Standing

(a) Anderson is an Ohio state-chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own or hold under lease all of its property and assets, to conduct its business and operations as presently conducted, and to enter into and, subject to the required approval of this Agreement by the Anderson shareholders and the obtaining of appropriate approvals of Regulatory Authorities and Governmental Authorities (as defined in Sections 3.15 and 3.16, respectively), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. Anderson is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and the applicable regulations thereunder and is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati. The savings accounts and deposits of Anderson are insured up to the applicable limits by the Federal Deposit Insurance Corporation (the “FDIC”). Anderson is not qualified to do business in any jurisdiction other than the State of Ohio, except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on Anderson. Anderson is regulated by the Ohio Division of Financial Institutions (the “ODFI”) and the FDIC. True and complete copies of the articles of incorporation, code of regulations and other governing instruments of Anderson, in each case as amended to the date of this Agreement, have been delivered to Park and PNB by Anderson in Section 3.01(a) of the Anderson Disclosure Schedule.

(b) As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being “material” with respect to any entity means an event, change, effect, development, circumstance or occurrence that is or is reasonably likely to be material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries (as defined below), if any, taken as a whole, and (ii) the term “material adverse effect” means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), operations, regulatory affairs or financial performance of such entity and its Subsidiaries, if any, taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that “material adverse effect” shall not be deemed to include the impact of (1) actions and omissions of Park or PNB, on the one hand, or Anderson, on the other, taken with the prior written consent of the other in contemplation of the transactions contemplated hereby; (2) the direct effects of compliance with this Agreement on the operating performance or financial condition of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, any modifications or changes to valuation policies and practices in connection with the Merger to the extent requested by Park and PNB, and restructuring charges requested by Park and PNB and taken in connection with the Merger; (3) changes after the date of this Agreement in banking and similar laws of general applicability or interpretations thereof by any Regulatory Authority or Governmental Authority (except to the extent that such changes affect Park and its Subsidiaries, on the one hand, or Anderson, on the other hand, in a manner disproportionate to the effect on depository institutions generally); (4) changes after the date of this Agreement affecting depository institutions generally, including changes in general economic conditions or prevailing interest or deposit rates (except to the extent that such changes affect Park and its Subsidiaries, on the one hand, or Anderson, on the other hand, in a manner disproportionate to the effect on depository institutions generally); (5) changes after the date of this Agreement in the United States securities markets in general; or (6) changes or effects directly resulting from and directly attributable to the announcement of this Agreement and the transactions contemplated herein, including (to the extent directly resulting therefrom and directly attributable thereto) the loss of any employees or customers.

For purposes of this Agreement, “Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

3.02  Capitalization of Anderson

(a) The authorized capital stock of Anderson consists solely of 550,000 Anderson Shares, of which 533,550 Anderson Shares were issued and outstanding as of the date of this Agreement and held of record by approximately 162 shareholders. As of the date of this Agreement, no Anderson Shares were held in treasury by Anderson and none were otherwise owned by Anderson. All of the outstanding Anderson Shares have been duly authorized, are validly issued and outstanding, fully paid and non-assessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). All Anderson Shares issued have been issued in compliance in all material respects with all applicable federal and state securities laws. As of the date of this Agreement, 16,250 Anderson Shares were reserved for issuance upon the exercise of outstanding Anderson Stock Options granted under the Anderson Stock Option Plan. Anderson has furnished to Park and PNB, as part of Section 3.02(a) of the Anderson Disclosure Schedule, a true, complete and correct copy of the Anderson Stock Option Plan, and a list of all participants in the Anderson Stock Option Plan as of the date of this Agreement, which list identifies the number of Anderson Shares subject to Anderson Stock Options held by each such participant, the exercise price of each such Anderson Stock Option and the dates each such Anderson Stock Option was granted, becomes exercisable and expires. Anderson has furnished to Park and PNB, as part of Section 3.02(a) of the Anderson Disclosure Schedule, a true, complete and correct copy of the Anderson 2006 Plan. As of the date of this Agreement, there are no participants in the Anderson 2006 Plan and there will be no participants, or actions taken to cause any individual to become a participant, in the Anderson 2006 Plan during the period from and including the date of this Agreement until the Effective Time.

(b) As of the date of this Agreement, except for this Agreement and the Anderson Stock Options, there are no Anderson Shares authorized and reserved for issuance and there are no options, warrants, calls, rights, commitments or agreements of any character to which Anderson is a party or by which it is bound, obligating Anderson to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in Anderson (collectively, “Rights”). As of the date of this Agreement, except pursuant to this Agreement and the Anderson Stock Option Plan, Anderson did not have any commitment to authorize, issue or sell any Anderson Shares or Rights. As of the date of this Agreement, Anderson did not have any commitment to issue or sell, or cause to be issued or sold, any Anderson Shares or Rights pursuant to the Anderson 2006 Plan. As of the date of this Agreement, there are no outstanding contractual obligations of Anderson to repurchase, redeem or otherwise acquire any Anderson Shares.

(c) Except as disclosed in Section 3.02(c) of the Anderson Disclosure Schedule, since December 31, 2005, Anderson has not (i) issued or permitted to be issued any Anderson Shares, or securities exercisable for or convertible into Anderson Shares, other than upon exercise of the Anderson Stock Options granted prior to the date hereof under the Anderson Stock Option Plan; (ii) repurchased, redeemed or otherwise acquired any Anderson Shares; or (iii) declared, set aside, made or paid to the shareholders of Anderson dividends or other distributions on or in respect of the outstanding Anderson Shares.

(d) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Anderson, and no securities or other instruments or obligations of Anderson, the value of which is in any way based upon or derived from any capital or voting stock of Anderson, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Anderson shareholders may vote.

3.03  No Subsidiaries

Anderson has no Subsidiaries and does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than its stock of the FHLB of Cincinnati.

3.04  Corporate Proceedings

(a) All corporate proceedings of Anderson necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly taken, except for the approval of this Agreement by the holders of at least two-thirds of the outstanding Anderson Shares entitled to vote thereon (which is the only required shareholder vote with respect to the Merger) and subject, in the case of the consummation of the Merger, to the delivery and filing of the certificate of merger contemplated by Section 1.02(d) of this Agreement.

(b) The Board of Directors of Anderson has duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby; (ii) declaring that it is in the best interests of the holders of Anderson Shares that Anderson enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that this Agreement is fair to the holders of Anderson Shares; (iv) directing that this Agreement be submitted to a vote at a meeting of the holders of Anderson Shares to be held as promptly as practicable (the “Anderson Meeting”); and (v) recommending that the holders of Anderson Shares adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of execution of this Agreement and which will not be subsequently rescinded, modified or withdrawn in any way prior to the Closing Date, except as permitted by Section 6.06.

3.05  Authorized and Effective Agreement

This Agreement has been duly executed and delivered by Anderson and, assuming the due authorization, execution and delivery by Park and PNB, this Agreement constitutes the valid and legally binding obligation of Anderson, enforceable against Anderson in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC. Anderson has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required approval of this Agreement by the holders of Anderson Shares, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

3.06  Financial Statements of Anderson; Accounting Controls

(a) The audited financial statements of Anderson consisting of balance sheets or statements of condition as of December 31, 2005 and 2004, and the related statements of income or results of operations and changes in shareholders’ equity for the fiscal years ended December 31, 2005, 2004, and 2003, including the accompanying notes and the related reports thereon of Grant Thornton LLP and the unaudited balance sheet or statement of condition as of June 30, 2006 (the “Anderson Balance Sheet Date”) and the related unaudited statements of income or results of operations for the three months and six months ended June 30, 2006, of Anderson (collectively, all of such financial statements are referred to as the “Anderson Financial Statements”), copies of which have been delivered to Park and PNB by Anderson in Section 3.06 of the Anderson Disclosure Schedule, comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial condition of Anderson as of the dates thereof and its results of operations for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Anderson and the absence of full footnotes).

(b) Anderson has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Anderson Board of Directors, that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such financial statements; (iii) access to the material property and assets of Anderson is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.07  Absence of Undisclosed Liabilities

Except as set forth in the Anderson Financial Statements or in Section 3.07 of the Anderson Disclosure Schedule and except as arising under this Agreement, Anderson has no debts, liabilities, guarantees or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due) as of the date hereof, other than debts, liabilities, guarantees and obligations which, individually or in the aggregate, do not exceed $10,000. Except as set forth in Section 3.07 of the Anderson Disclosure Schedule, all debts, liabilities, guarantees and obligations of Anderson since the Anderson Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

3.08  Absence of Changes

Except (a) as otherwise publicly disclosed in press releases issued by Anderson before the date of this Agreement or (b) as set forth in Section 3.08 of the Anderson Disclosure Schedule, since the Anderson Balance Sheet Date: (i) there has not been any material adverse change in the business, operations, assets or financial condition of Anderson and, to the knowledge of Anderson, no fact or condition exists which Anderson believes will cause a material adverse change in the future; and (ii) Anderson has not taken or permitted any of the actions described in Section 5.01 of this Agreement. For purposes of this Agreement, an individual will be deemed to have “knowledge” of a particular fact or other matter if:

(A) such individual is actually aware of such fact or other matter; or

(B) a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A party to this Agreement will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as an officer with the title of not less than a senior vice president or a director of such party or of a Subsidiary of such party, has, or at any time had, knowledge of such fact or other matter.

3.09  Loans

(a) Each Loan (as defined below) reflected as an asset in the Anderson Financial Statements and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and legally sufficient for the purposes intended thereby, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equitable principles. No obligor under any of such Loans has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 3.09 of the Anderson Disclosure Schedule, as of the date of this Agreement, Anderson is not a party to a Loan with any director, executive officer or holder of 5% or more of the outstanding Anderson Shares, or any person, corporation or enterprise controlling, controlled by or under common control with Anderson. All Loans that have been made by Anderson and that are subject to Part 349 of the rules and regulations promulgated by the FDIC, comply therewith. All Loans that have been made by Anderson comply in all material respects with applicable regulatory limitations and procedures.

(b) For purposes of this Agreement, “Loans” means loans, extensions of credit (including guarantees), commitments to extend credit and other similar assets or obligations, as the case may be.

3.10  Allowance for Loan Losses

Except as set forth in Section 3.10 of the Anderson Disclosure Schedule, as of the last business day of the month prior to the date of this Agreement, there is no Loan which was made by Anderson and which is reflected as an asset of Anderson on the Anderson Financial Statements that (a)(i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss” or (iii) has been designated by management of Anderson as “special mention,” and (b) the default by the borrower under which would reasonably be expected to have a material adverse effect on Anderson. The allowance for loan losses reflected on the Anderson Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to Anderson and was as of the respective date thereof adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding Loans net of recoveries.

3.11  Reports and Records

To the knowledge of Anderson, Anderson has filed all reports and maintained all books and records required to be filed or maintained by it under the rules and regulations of the ODFI, the FHLB of Cincinnati and the FDIC. The books and records of Anderson have been fully, properly and accurately maintained in all material respects and have been maintained in accordance with sound business practices, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein. All such documents and reports complied in all material respects with applicable requirements of laws, rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein. None of such documents or reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.12  Taxes

(a) Except as set forth in Section 3.12 of the Anderson Disclosure Schedule, Anderson has timely filed all Tax Returns (as defined below) required to be filed with the appropriate Governmental Authority. Such Tax Returns are and will be true, correct and complete in all material respects. Anderson has paid and discharged all Taxes (as defined below) due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the Anderson Financial Statements or have arisen in the ordinary course of business since the Anderson Balance Sheet Date. Except as set forth in Section 3.12 of the Anderson Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other Governmental Authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Anderson, is threatening to assert against Anderson any deficiency or claim for additional Taxes. No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Anderson and, to the knowledge of Anderson, no such audit or proceeding is threatened. There are no unexpired waivers by Anderson of any statute of limitations with respect to Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. The accruals and reserves for Taxes reflected in the Anderson Financial Statements are adequate for the periods covered. Anderson has withheld or collected and paid over to the appropriate Governmental Authorities or is properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of Anderson, other than liens for current Taxes not yet due and payable. Anderson has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Anderson has not agreed to make, and is not required to make, any adjustment under Section 481(a) of the Code. Anderson has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Anderson has no liability for the Taxes of any other person or entity under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. As of the date hereof, Anderson has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. At the Effective Time and pursuant to the Merger, the Surviving Association will acquire and succeed to at least 70% of the gross value of the assets held by Anderson immediately prior to the Merger and to at least 90% of the net value of the assets held by Anderson immediately prior to the Merger. For purposes of the preceding sentence, amounts paid by Anderson to holders of Anderson Dissenting Shares, amounts paid by Anderson to holders of Anderson Shares who receive cash or other property, Anderson assets used to pay its reorganization expenses, all redemptions and distributions (except for regular, normal dividends) made by Anderson immediately preceding the Merger, and assets disposed of by Anderson in contemplation of the Merger are included as assets of Anderson held immediately prior to the Merger.

(b) For purposes of this Agreement, (i) “Tax” or “Taxes” means (A) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, premium, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority; and (B) any transferee liability in respect of any items described in clause (A) above, and (ii) “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

3.13  Property and Title

Section 3.13 of the Anderson Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Anderson and used in the business of Anderson (collectively, the “Anderson Real Properties”). The Anderson Real Properties constitute all of the real property and interests in real property used in the business of Anderson. True and complete copies of all leases of real property to which Anderson is a party have been provided to Park and PNB in Section 3.13 of the Anderson Disclosure Schedule. Such leasehold interests have not been assigned or subleased. Anderson has good and (as to real property) marketable title, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or like interest of any nature whatsoever (individually, a “Lien” and collectively, “Liens”) to all of the properties and assets, real and personal, reflected on the Anderson Financial Statements as being owned by Anderson as of December 31, 2005 or acquired after such date, except (a) statutory Liens for amounts not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary and usual course of banking business, (c) with regard to real property only, such easements, covenants, conditions and restrictions of public record, if any, as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (d) dispositions and encumbrances in the ordinary course of business, and (e) Liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Anderson, as lessee, leases real or personal property (except for leases that have expired by their terms or that Anderson has agreed to terminate) are listed and described in Section 3.13 of the Anderson Disclosure Schedule and are valid leases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equitable principles) without default thereunder by Anderson or, to Anderson’s knowledge, the lessor. To Anderson’s knowledge, the physical condition, occupancy and operation of all real property owned and leased by Anderson is in compliance with all applicable governmental or regulatory laws, statutes, ordinances, codes, regulations or resolutions, and Anderson has not received any notice from any Regulatory Authority or any Governmental Authority (as defined in Sections 3.15 and 3.16, respectively) alleging any violation of any such laws, statutes, ordinances, codes, regulations or resolutions.

All of the assets of Anderson are in good operating condition, except for normal maintenance and routine repairs, and are adequate to continue to conduct the business of Anderson as such business is presently being conducted.

3.14  Legal Proceedings

Except as set forth in Section 3.14 of the Anderson Disclosure Schedule, there are no actions, suits, investigations, audits or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Anderson, threatened against or affecting Anderson, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority (as defined in Section 3.16) or arbitration panel outstanding against Anderson.

3.15  Regulatory Matters

Neither Anderson nor any of its properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the ODIF, the FHLB of Cincinnati, the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency, the SEC or the Ohio Division of Securities) (collectively, the “Regulatory Authorities”). Except as set forth in Schedule 3.15 of the Anderson Disclosure Schedule, Anderson has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding or similar arrangement, commitment letter, supervisory letter or similar submission nor to Anderson’s knowledge, has any Regulatory Authority commenced an investigation in connection therewith.

3.16  No Conflict

Except as set forth in Section 3.16 of the Anderson Disclosure Schedule, subject to the satisfaction of the requirements referred to in Section 3.22, the required approval of this Agreement by the shareholders of Anderson, receipt of the required approvals of Governmental Authorities and Regulatory Authorities and the expiration of applicable regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Anderson do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or with notice or lapse of time would result in a default) under, or give rise to any Lien, any acceleration of remedies or any right of termination under any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to Anderson or any of its properties; (ii) the articles of incorporation, code of regulations or other governing instruments of Anderson, (iii) any agreement, indenture or instrument or any governmental permit or license to which Anderson is a party or by which Anderson or any of its property or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any Governmental Authority applicable to Anderson; or (b) require any consent or approval under any such law, regulation, ordinance, order, rule, administrative ruling, judgment, writ, injunction, decree, agreement, indenture or instrument, or governmental permit or license.

3.17  Brokers, Finders and Others

Except for the fees paid or payable to Professional Bank Services, Incorporated, and its wholly owned subsidiary, Investment Bank Services, Inc. (“Anderson’s Financial Advisors”), Frost Brown Todd LLC and Wallace Boggs Colvin Rouse Bushelman PLLC, which fees shall be paid in full by Anderson prior to the Effective Time, there are no fees or commissions of any sort whatsoever claimed by, or payable by Anderson to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

3.18  Labor Matters

Anderson is not a party to, bound by or negotiating, any collective bargaining agreement, contract or other understanding with a labor union or labor organization, nor is Anderson the subject of a proceeding asserting that Anderson has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Anderson to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Anderson pending or, to Anderson’s knowledge, threatened, nor is Anderson aware of any activity involving its employees seeking to certify a collective bargaining unit or engage in other organizational practice, terms and conditions of employment and wages and hours activity. Anderson is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

3.19  Employee Benefit Plans

(a) Section 3.19(a) of the Anderson Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last five years), by Anderson and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of Anderson participates or to which any such Employees, Consultants, Officers or Directors are parties (collectively, the “Compensation and Benefit Plans”), in each case with respect to services performed for Anderson. Anderson has no commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or a letter has been issued to the prototype document on which they plan is maintained, or opinion letter, as applicable, from the IRS, and Anderson is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Anderson, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Anderson has not engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Anderson to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. Anderson has made a timely top-hat filing under Title I of ERISA with respect to all nonqualified deferred compensation arrangements to which it is a party.

(c) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Anderson with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Anderson, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Anderson under Section 4001(a)(14) of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate Plan”). No ERISA Affiliate Plan is subject to Title IV of ERISA. Neither Anderson nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. To the knowledge of Anderson, there is no pending investigation or enforcement action by the Department of Labor, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(d) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made in cash or have been reflected on the Anderson Financial Statements as of June 30, 2006. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(e) Except as disclosed in Section 3.19(e) of the Anderson Disclosure Schedule, Anderson has no obligations to provide retiree health or retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by Anderson that would reasonably be expected to promise or guarantee such Employees retiree health or retiree life insurance or other retiree death benefits on a permanent basis.

(f) Anderson does not maintain any Compensation and Benefit Plans covering foreign Employees.

(g) With respect to each Compensation and Benefit Plan, if applicable, Anderson has provided or made available to Park, true and complete copies of existing: (i) Compensation and Benefit Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; (iii) two most recent Form 5500s filed with the IRS; (iv) most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) all top hat notices filed with the Department of Labor; (vii) most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code Section 401(a); (viii) any

Form 5310 or Form 5300 filed with the IRS; and (ix) most recent nondiscrimination tests performed under ERISA and the Code (including but not limited to Code Section 401(k) and 401(m) tests).

(h) Except as disclosed in Section 3.19(h) of the Anderson Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (i) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(i) Anderson does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Regulations issued thereunder.

(j) Except as disclosed on Section 3.19(j) of the Anderson Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Anderson, Park or the Surviving Association, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Anderson regardless of whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(k) Section 3.19(k) of the Anderson Disclosure Schedule identifies each Compensation and Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and associated Treasury Department guidance, including IRS Notice 2005-1 and Proposed Treasury Regulations Sections 1.409A-1 et seq. (collectively, “409A”) (each such plan, a “NQDC Plan”). Each NQDC Plan has been operated, notwithstanding any terms to the contrary, in good faith compliance with 409A, to the extent required under 409A.

3.20  Compliance with Laws

Except as disclosed in Section 3.20 of the Anderson Disclosure Schedule, Anderson:

(a) has been and is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the USA Patriot Act of 2001 (the “Patriot Act”), the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices.

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit it to own or lease its property and assets and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; to Anderson’s knowledge, no suspension or cancellation of any of them has been threatened or would reasonably be expected to occur; and all such filings, applications and registrations are current;

(c) has received no written notification or written communication from any Governmental Authority or Regulatory Authority, (i) asserting that Anderson is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority or Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist); or (iii) restricting or disqualifying its activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Anderson or any of its Officers, Directors or Employees; and

(e) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.

3.21  Insurance

(a) Section 3.21 of the Anderson Disclosure Schedule sets forth a list of all of the insurance policies, binders or bonds maintained by Anderson and a description of all claims filed by Anderson against the insurers of Anderson since January 1, 2003. Anderson is insured with reputable insurers against such risks and in such amounts as the management of Anderson reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect, Anderson is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) The savings accounts and deposits of Anderson are insured up to applicable limits by the FDIC in accordance with the FDIA, and Anderson has paid all assessments and filed all reports required by the FDIA.

3.22  Governmental and Third-Party Proceedings

Except as set forth in Section 3.22 of the Anderson Disclosure Schedule, no consent or approval of, or registration, declaration or filing with, any Governmental Authority or Regulatory Authority or with any other third party is required to be made or obtained by Anderson in connection with the execution, delivery or performance by Anderson of this Agreement or to consummate the Merger or the other transactions contemplated hereby, except for: (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities; (b) filings with the SEC and state securities authorities; and (c) the filing of the appropriate certificate of merger with the Ohio Secretary of State pursuant to Titles 11 and 17 of the Ohio Revised Code. As of the date hereof, Anderson is not aware of any reason why the approvals set forth in Section 7.03(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.03(b).

3.23  Contracts

Section 3.23 of the Anderson Disclosure Schedule sets forth a true and complete list of all contracts, agreements, commitments, arrangements or other instruments in existence as of the date of this Agreement (other than those which have been performed completely and those related to Loans made by Anderson, deposits in Anderson, investment securities held by Anderson, borrowings by Anderson or contracts listed or referenced elsewhere in the Anderson Disclosure Schedule): (a) which involve the payment by or to Anderson of more than $10,000 in connection with the purchase of property or goods or the performance of services; or (b) which are not in the ordinary course of Anderson’s business; or (c) which restrict or limit in any way the conduct of business by Anderson (including, without limitation, a non-compete or similar provision). True, complete and correct copies of all such contracts, agreements, commitments, arrangements and instruments have been delivered to Park and PNB. Neither Anderson nor, to the knowledge of Anderson, any other party thereto, is in default under any contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.24  Environmental Matters

(a) Except as otherwise disclosed in Section 3.24 of the Anderson Disclosure Schedule, to Anderson’s knowledge, neither the conduct nor operation of Anderson nor any condition of any property presently or previously owned, leased or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, violates or violated Environmental Laws and to Anderson’s knowledge, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time or both, is reasonably likely to result in any liability under Environmental Laws. Anderson has not used or stored any Hazardous Material in, on or at any property presently owned, leased or operated by it or, to Anderson’s knowledge, any property previously owned, leased or operated by it, in violation of any Environmental Law. To Anderson’s knowledge, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Anderson. No underground storage tanks are present or, to Anderson’s knowledge, have ever been present at any property presently owned or leased by Anderson. No property presently owned by Anderson or, to Anderson’s knowledge, on which it holds a Lien is subject to any Lien or encumbrance arising under Environmental Law. To Anderson’s knowledge, Anderson has not received any notice from any person that Anderson or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by it is or was in violation of or otherwise is alleged to have liability under any Environmental Law, including, without limitation, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous, dangerous or toxic wastes, substances or materials at, on, beneath or originating from any such property. To Anderson’s knowledge, Anderson is not the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to any violations of, or liability under, any Environmental Law. To Anderson’s knowledge, Anderson has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by it and has generated and maintained all required records and data under all applicable Environmental Laws.

(b) For purposes of this Agreement, “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

(c) For purposes of this Agreement, “Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by CERCLA, as amended through the date hereof, or regulations promulgated thereunder, (ii) any “hazardous waste” as defined by RCRA, as amended through the date hereof or regulations promulgated thereunder, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

3.25  Takeover Laws

Anderson has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (a) the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover law or regulation of the State of Ohio (collectively, “Takeover Laws”) applicable to it and (b) any other applicable provision of the articles of incorporation, code of regulations and other governing instruments of Anderson.

3.26  Risk Management Instruments

Anderson does not have any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, whether entered into for Anderson’s own account or for the account of any of its customers.

3.27  Repurchase Agreements

With respect to all agreements pursuant to which Anderson has purchased securities subject to an agreement to resell, if any, Anderson has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.28  Investment Securities

Anderson has good title to all securities held by it (except securities sold under repurchase agreement, if any, or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure the obligations of Anderson or as collateral for public funds. Such securities are valued on the books of Anderson in accordance with GAAP.

3.29  Off Balance Sheet Transactions.

Section 3.29 of the Anderson Disclosure Schedule sets forth a true and complete list of all affiliated Anderson entities, including, without limitation, all special purpose entities, limited purpose entities and qualified special purpose entities, in which Anderson or any Officer or Director of Anderson has an economic or management interest and with which Anderson conducts business. Section 3.29 of the Anderson Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements and other relationships between or among any such Anderson affiliated entity, Anderson and any Officer or Director of Anderson that are not reflected in the financial statements of Anderson (each, an “Anderson Off Balance Sheet Transaction”), along with the following information with respect to each such Anderson Off Balance Sheet Transaction: (a) the business purpose, activities, and economic substance; (b) the key terms and conditions; (c) the potential risk to Anderson; (d) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that would require Anderson to fund any obligations under any such transaction; and (e) any other information that could have a material adverse effect on Anderson.

3.30  Fiduciary Responsibilities

During the applicable statute of limitations period, (a) Anderson has properly administered all accounts (if any) for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or conservator in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (b) neither Anderson nor any Director, Officer or Employee of Anderson acting on behalf of Anderson has committed any breach of trust with respect to any such fiduciary or agency account and the accountings of each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. Anderson has not acted as an investment advisor. To the knowledge of Anderson, there is no investigation or inquiry by any Regulatory Authority pending or threatened against or affecting Anderson relating to the compliance by Anderson with sound fiduciary principles and applicable regulations.

3.31  Intellectual Property

(a) Except as set forth in Section 3.31(a) of the Anderson Disclosure Schedule, (i) Anderson owns, or has all rights necessary to use (in each case, free and clear of any Liens, obligations for royalties or transfer restrictions, except for licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) with respect to each item of Intellectual Property owned or used by Anderson immediately prior to the Effective Time: (A) such item is not, to Anderson’s knowledge, subject to any outstanding injunction, judgment, order, decree, ruling, or charge to which Anderson is a party; (B) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which Anderson is a party or of which Anderson has knowledge is pending, or, to the knowledge of Anderson, is threatened, claimed or asserted which challenges the legality, validity, enforceability, use or ownership of such item; and (C) Anderson has not agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to such item, excluding agreements to indemnify under licenses for commonly available software and pertaining to licenses to use interfaces or data that are contained in services agreements; and (iii) to Anderson’s knowledge, no Intellectual Property owned by Anderson is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property and no person is challenging, infringing or otherwise violating Anderson’s rights in such Intellectual Property.

(b) To the extent that any Intellectual Property is held by Anderson pursuant to any license, sublicense, agreement or permission (excluding licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements): (i) such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; and (ii) to Anderson’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(c) With respect to all Intellectual Property of Anderson which constitutes trade secrets, Anderson has taken all reasonable security precautions to prevent disclosure or misuse.

(d) To Anderson’s knowledge, Anderson has not interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties, and none of the Directors, Officers or Employees of Anderson has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including without limitation any claim that Anderson must license or refrain from using any Intellectual Property right of any party).

(e) Anderson has not granted any material license or other permission to any third party to use any of its Intellectual Property.

(f) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, trade dress, logos or insignia, domain names or other source or business identifiers, including the goodwill associated with any of the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries that may be patentable, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrightable works; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.32  Anderson Books and Records

The books and records of Anderson have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practice, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

3.33  CRA Compliance

Except as set forth in Section 3.33 of the Anderson Disclosure Schedule, Anderson has not received any notice of non-compliance with the applicable provisions of CRA and the regulations promulgated thereunder, and Anderson has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Anderson does not know of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Anderson to receive any notice of non-compliance with such provisions or cause the CRA rating of Anderson to fall below satisfactory.

3.34  Ownership of Park Shares

As of the date hereof, neither Anderson nor, to the knowledge of Anderson, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, any Park Shares or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Park Shares.

3.35  Fairness Opinion

The board of directors of Anderson has received the opinion of Anderson’s Financial Advisor dated the date of this Agreement to the effect that the consideration to be received by the Anderson shareholders in the Merger is fair, from a financial point of view, to the Anderson shareholders.

3.36  Disclosure

The representations and warranties contained in this Article Three do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained in this Article Three, in light of the circumstances under which they were made, not misleading.

3.37  Related Party Transactions

(a) Except as set forth in Section 3.37 of the Anderson Disclosure Schedule, Anderson has not entered any transactions with a Related Person (as defined below).

(b) For purposes of this Agreement, “Related Person” means any person (or family member of any person) (i) that, directly or indirectly, controls, or is under common control with Anderson or any of its Affiliates (as defined below), (ii) that serves as a director, officer, employee, partner, member, executor or trustee of Anderson or any of its Affiliates (or in any other similar capacity), (iii) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined for purposes of Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power or equity securities or other equity interests representing at least 5% of the outstanding equity interests (a “Material Interest”) in Anderson or any of its Affiliates or (iv) in which any person (or family member of such person) that falls under clause (i), (ii) or (iii) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor or trustee (or in any similar capacity).

(c) For purposes of this Agreement, “Affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person.

3.38  Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information

Anderson is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Anderson to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal or state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. Anderson is not aware of any facts or circumstances that would cause Anderson to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Anderson to undertake any material remedial action. The Board of Directors of Anderson has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Anderson has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF PARK

Park hereby represents and warrants to Anderson that each of the following statements is true and accurate:

4.01  Organization, Qualification and Standing

(a) Park is an Ohio corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”). Park is duly organized, validly existing and in good standing under the laws of the State of Ohio and has full corporate power and authority to own or hold under lease all of its property and assets, to conduct its business and operations as presently conducted, and to enter into and, subject to the obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities and expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities laws and the declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. Park is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property or assets makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Park. Park has made available to Anderson true and complete copies of Park’s articles of incorporation and code of regulations as amended to the date of this Agreement.

(b) PNB is a national banking association, is a member of the FHLB of Cincinnati and is subject to regulation by the Office of the Comptroller of the Currency. PNB is duly organized, validly existing and in good standing under the laws of the United States and has full corporate power and authority to own or hold under lease all of its property and assets, to conduct its business and operations as presently conducted, and to enter into and, subject to the obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities and expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities laws and the declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)), perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

4.02  Corporate Proceedings

All corporate proceedings of Park and PNB necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken, subject, in the case of the consummation of the Merger, to the delivery and filing of the certificate of merger contemplated by Section 1.02(d) of this Agreement. No approval on the part of Park’s shareholders is required to be obtained in connection with the consummation of the transactions contemplated hereby.

4.03  Park Shares

(a) As of the date of this Agreement, the authorized capital stock of Park consists solely of 20,000,000 Park Shares, of which 13,845,494 Park Shares were issued and outstanding and 1,426,764 Park Shares are held in treasury by Park. The outstanding Park Shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any shareholders of Park.

(b) The Park Shares to be issued in exchange for Anderson Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Park Shares to enable Park to issue in the Merger the portion of the Merger Consideration consisting of Park Shares.

4.04  Authorized and Effective Agreement

This Agreement has been duly executed and delivered by Park and PNB and, assuming the due authorization, execution and delivery by Anderson, constitutes the valid and legally binding obligation of each of Park and PNB, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC. Each of Park and PNB has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the obtaining of appropriate approvals by Governmental Authorities and Regulatory Authorities and the expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities laws and the declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)) to perform their obligations under this Agreement.

4.05  No Conflict

Subject to satisfaction of the requirements referred to in Section 4.09, the receipt of the required approvals of Governmental Authorities and Regulatory Authorities and expiration of applicable regulatory waiting periods, the making of required filings under federal and state securities laws and the declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)), the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Park and PNB do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or with notice or lapse of time would result in a default) under, or give rise to any material Lien, any acceleration of remedies or any right of termination under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Park or PNB or any of their respective properties; (ii) the articles of incorporation or code of regulations of Park; (iii) the articles of association or by-laws of PNB; (iv) any material agreement, indenture or instrument or any material government permit or license to which Park or PNB is a party or by which either of them or any of their respective properties or assets may be bound; or (v) any material order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Park or PNB; or (b) require any consent or approval under any such law, regulation, ordinance, order, rule, administrative ruling, judgment, writ, injunction, decree, agreement, indenture or instrument or governmental permit or license, except for such consents and approvals the failure of which to be obtained would not reasonably be expected to have a material effect on Park or PNB.

4.06  SEC Documents

Park’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by Park with the SEC subsequent to December 31, 2005 under the Securities Act or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed with the SEC as of the date filed (or if amended or superceded by a filing prior to the date of this Agreement then on the date of such amended or superceded filing) (collectively, “Park SEC Documents”), (a) complied in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.07  Financial Statements of Park

The consolidated financial statements of Park (including the related notes) contained in or incorporated by reference into any of the Park SEC Documents (the “Park Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Park and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods to which they relate (subject, in the case of unaudited consolidated financial statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Park and the absence of full footnotes).

4.08  Brokers, Finders and Others

There are no fees or commissions of any sort whatsoever claimed by, or payable by Park or PNB to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

4.09  Governmental and Third-Party Proceedings

No consent or approval of, or registration, declaration or filing with, any Governmental Authority or Regulatory Authority or with any other third party is required to be made or obtained by Park or PNB in connection with the execution, delivery or performance by Park or PNB of this Agreement or the consummation by Park or PNB of the transactions contemplated hereby, except for: (a) filings of applications or notices, as applicable, with and the approval of certain federal and state banking authorities; (b) the filing of the appropriate certificate of merger with the Ohio Secretary of State pursuant to Section 1115.11 and Section 1701.81 of the Ohio Revised Code; (c) the filing with the SEC and declaration of effectiveness by the SEC of the Registration Statement (as defined in Section 6.03(a)) and the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby; (d) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Park Shares in the Merger; (e) any filings required under the rules and regulations of AMEX, including the filing and approval of a listing application in respect of the Park Shares to be issued in the Merger; and (f) such other consents, approvals, filings or registrations, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a material adverse effect on Park. As of the date hereof, Park and PNB are not aware of any reason why the approvals set forth in Section 7.03(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.03(b).

4.10  Legal Proceedings

There are no actions, suits, investigations, audits or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Park, threatened against Park or any of its Subsidiaries which, if adversely determined against Park or the relevant Subsidiary of Park, would have a material adverse effect on Park or would prevent the consummation of the Merger or any of the transactions contemplated by this Agreement or declare the same to be unlawful or cause the recession thereof. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitration panel outstanding against Park or any of its Subsidiaries which is reasonably expected to have a material adverse effect on Park or would prevent the consummation of the Merger or any of the transactions contemplated by this Agreement or declare the same to be unlawful or cause the rescission thereof.

4.11  Compliance with Laws

Each of Park and its Subsidiaries:

(a) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on Park;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit it to own or lease its property and assets and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on Park; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing; and

(c) has received, since December 31, 2005, no written notification or written communication from any Governmental Authority or Regulatory Authority, (i) asserting that Park or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority or Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization, which has not been resolved to the satisfaction of the Governmental or Regulatory Authority that sent such notification or communication (nor, to Park’s knowledge, do grounds for any of the foregoing exist); or (iii) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Park, any of its Subsidiaries or any officer, director or employee thereof; and

(e) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of, any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.

4.12  Regulatory Matters

Neither Park nor any of its Subsidiaries or their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority, and none of Park or any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to Park’s knowledge, has any Regulatory Authority commenced an investigation in connection therewith.

4.13  Taxes

Park and its Subsidiaries have timely filed all Tax Returns required to be filed with the appropriate Governmental Authority. Such Tax Returns are and will be true, correct and complete in all material respects. Park and its Subsidiaries have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the Park Financial Statements or have arisen in the ordinary course of business since June 30, 2006 or Taxes the nonpayment of which would not have a material adverse effect on Park. Neither the IRS nor any other Governmental Authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of Park, is threatening to assert against Park or any of its Subsidiaries any material deficiency or claim for additional Taxes. No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Park or any of its Subsidiaries and, to the knowledge of Park, no such audit or proceeding is threatened. There are no unexpired waivers by Park or any of its Subsidiaries of any statute of limitations with respect to Taxes, and neither Park nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. The accruals and reserves for Taxes reflected in the Park Financial Statements are adequate in all material respects for the periods covered. Park and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all material Taxes required by law to be withheld or collected. There are no Liens for Taxes upon the assets of Park or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable. Neither Park nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither Park nor any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code. Neither Park nor PNB has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Park is or was the common parent corporation. Neither Park nor any of its Subsidiaries has any liability for the Taxes of any other person or entity (other than members of the Park affiliated group) under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. As of the date hereof, neither Park nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.14  Disclosure

The representations and warranties contained in this Article Four do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article Four, in light of the circumstances under which they were made, not misleading.

4.15  Allowance for Loan Losses

The allowance for loan losses reflected on the Park Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably incurred losses on outstanding Loans, net of recoveries.

4.16  Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information

Park is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Park or any of its Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. Park is not aware of any facts or circumstances that would cause Park to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Park or any of its Subsidiaries to undertake any material remedial action. The Park Board of Directors (or, where appropriate, the board of directors of any of Park’s Subsidiaries) has adopted and implemented an anti-

money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Park (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.17  Books and Records

The books and records of Park and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

4.18  Absence of Undisclosed Liabilities

Neither Park nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that is material to Park on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Park on a consolidated basis, except (a) as disclosed in the Park Financial Statements or (b) would not be required to be publicly disclosed by Park pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

4.19  Absence of Changes

Except as otherwise publicly disclosed in press releases issued by Park before the date of this Agreement, since June 30, 2006, there has not been any material adverse change in the business, operations, assets or financial condition of Park and, to the knowledge of Park, no fact or condition exists that Park believes will cause such a material adverse change before the Closing.

4.20  Employee Benefit Plans

(a) “PNB Compensation and Benefit Plans,” collectively, means all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last five years), by Park or PNB and in which any employee or former employee (the “PNB Employees”) of PNB participates or to which any such PNB Employees are parties.

(b) Each PNB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each PNB Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such PNB Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) or opinion letter, as applicable, from the IRS, and neither PNB nor Park is aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Park and PNB, threatened, legal action, suit or claim relating to the PNB Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither Park nor PNB has engaged in a transaction, or omitted to take any action, with respect to any PNB Compensation and Benefit Plan that would reasonably be expected to subject Park or PNB to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. Park or PNB, as appropriate, has made a timely top-hat filing under Title I of ERISA with respect to all nonqualified deferred compensation arrangements to which any PNB Employee is a party.

(c) All contributions required to be made under the terms of any PNB Compensation and Benefit Plan have been timely made in cash or have been reflected on the Park consolidated financial statements as of June 30, 2006.

No Pension Plan of Park or PNB has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(d) Neither Park nor PNB maintains any PNB Compensation and Benefit Plans covering foreign Employees.

(e) Each PNB Compensation and Benefit Plan that is or has ever been a NQDC Plan has been operated, notwithstanding any terms to the contrary, in good faith compliance with 409A, to the extent required under 409A.

4.21  Financial Capacity

At the date hereof and on the Closing Date, (i) Park has, and will have readily available to it in connection with the Merger an amount of cash equal to the Cash Consideration and (ii) Park and PNB are and will be “well-capitalized” under applicable regulatory definitions, and PNB’s examination rating under the CRA is and will be “satisfactory” or better.

ARTICLE FIVE

ACTIONS PENDING MERGER

5.01  Forbearances of Anderson

(a) From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement and except for renewals of loans existing on the date hereof in the ordinary and usual course of Anderson’s business and consistent with past practice and in compliance with all applicable laws, rules and regulations, without the prior written consent of Park, which consent shall not be unreasonably withheld and shall be delivered by Park within two (2) business days following receipt by Park of any written request for such consent, Anderson shall not:

(i) Ordinary Course.  Conduct the business of Anderson other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon Anderson’s ability to perform any of its obligations under this Agreement, or prevent or materially delay the consummation of transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable laws, rules, regulations or policies imposed by any Governmental Authority or Regulatory Authority.

(ii) Capital Stock.  Other than pursuant to Anderson Stock Options outstanding as of the date of this Agreement, (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Anderson Shares or any Rights, including, without limitation, under the Anderson Stock Option Plan or under the Anderson 2006 Plan, (B) enter into any agreement with respect to the foregoing, or (C) permit any additional Anderson Shares to become subject to new grants of stock options, other Rights or similar stock-based employee rights, including, without limitation, under the Anderson Stock Option Plan or under the Anderson 2006 Plan, (D) effect any recapitalization, reclassification, stock split or like change in capitalization or (E) enter into, or take any action to cause any holders of Anderson Shares to enter into, any agreement, understanding or commitment relating to the right of holders of Anderson Shares to vote any Anderson Shares, or cooperate in the formation of any voting trust or similar arrangement relating to such Anderson Shares.

(iii) Compensation; Employment Agreements; Etc.  Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar agreements or arrangements with any Director, Officer, Employee or Consultant of Anderson, hire or retain any full-time employee or consultant, other than as replacements for positions then existing, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except (A) for normal individual increases in compensation to Employees in the ordinary and usual course of business consistent with past practice, (B) for other changes that are required by applicable law, and (C) to satisfy contractual obligations existing as of the date hereof which have previously been disclosed to Park.

(iv) Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (A) as may be required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof which have previously been disclosed to Park, or (C) the regular annual renewal of insurance contracts), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer, Employee or Consultant of Anderson (or any dependent or beneficiary of any of the foregoing persons), or take any action to accelerate the vesting or exercisability of, or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, other than pursuant to this Agreement. Pursuant to this Agreement, and with Park’s and PNB’s consent given herein, Anderson will accelerate prior to the Closing Date the vesting of Anderson Stock Options outstanding as of the date of this Agreement pursuant to the Anderson Stock Option Plan.

(v) Dispositions.  Sell, transfer, mortgage, pledge or subject to any Lien or otherwise encumber or otherwise dispose of any of its assets, tangible or intangible, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.

(vi) Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity, or acquire mortgage servicing rights, except in connection with existing correspondent lending relationships in the ordinary and usual course of business consistent with past practice.

(vii) Governing Instruments.  Amend or propose to amend the articles of incorporation, code of regulations or other governing instruments of Anderson.

(viii) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(ix) Contracts.  Except in the ordinary and usual course of business consistent with past practice or in connection with this Agreement or the transactions contemplated by this Agreement, enter into or terminate any contract which would be required to be disclosed pursuant to Section 3.23, amend or modify in any material respect any of its existing contracts, or enter into any new contract that would be required to be disclosed pursuant to the standards set forth in Section 3.23.

(x) Claims.  Except in the ordinary and usual course of business consistent with past practice or in connection with this Agreement or the transactions contemplated by this Agreement, settle any claim, action or proceeding which, individually or in the aggregate for all such settlements, is material to Anderson.

(xi) Adverse Actions.  Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article Seven not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law, rule or regulation or Governmental Authority or Regulatory Authority.

(xii) Risk Management.  Except pursuant to applicable law, rule or regulation or Governmental Authority or Regulatory Authority, (A) implement or adopt any material change in its credit risk and interest rate risk management and other risk management policies, procedures or practices; (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (C) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(xiii) Indebtedness.  Incur any indebtedness for borrowed money other than in the ordinary and usual course of business consistent with past practice.

(xiv) Capital Expenditures.  Make any capital expenditure or commitments with respect thereto in an amount in excess of $50,000 for any item or project, or $250,000 in the aggregate for any related items or projects.

(xv) New Offices, Office Closures, Etc.  Close or relocate any offices at which business is conducted or open any new offices or ATMs.

(xvi) Taxes.  (A) Fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) on or before the Effective Time; provided, however, that Park shall have a reasonable opportunity, beginning at least fifteen days prior to the due date thereof, to review and comment on the form and substance of any Tax Returns relating to the U.S. Federal income tax, or Ohio State franchise or commercial activity tax, (B) fail to pay any Tax shown, or required to be shown, on any such Tax Return, or (C) make, change or revoke any election in respect of Taxes, change an annual accounting period, consent to any waiver or extension of the limitation period applicable to any Tax claim or assessment, enter into any closing agreement, settle any claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes or file any amended Tax Return.

(xvii) Maintenance of Properties and Facilities.  Fail to use its commercially reasonable efforts to maintain and keep its properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(xviii) Perform Obligations.  Fail to perform all of its obligations under all contracts.

(xix) Maintain Insurance Coverage.  Fail to maintain insurance coverage with reputable insurers, which in respect of insurers, amounts, premiums, types and risks insured, were maintained by it at June 30, 2006, and upon the renewal or termination of such insurance, fail to use its commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, which in respect of the amounts, premiums, types and risks insured, were maintained by it at June 30, 2006.

(xx) Lending.  Establish any new lending programs or make any changes in its policies concerning which persons may approve loans or originate or issue a commitment to originate any loan in a principal amount in excess of $500,000; provided, however, that Park shall indemnify Anderson for all losses, expenses, costs and damages that Anderson shall incur as the direct and sole result of the failure of Park to consent to the origination or issuance of a commitment to originate any such loan in excess of $500,000 if such losses, expenses, costs and damages directly arise from or are directly related to the claims of the customer whose loan was not originated solely as a result of the failure of Park to consent to such origination or commitment to originate any such loan; and provided, further, that if Park fails to respond to Anderson’s written request for approval within two (2) business days after receipt by Park of such written request, such loan shall be deemed approved by Park.

(xxi) Interest Rate Swaps and Derivatives.  Enter into any interest rate swaps or derivatives or hedge contracts.

(xxii) Interest Rates.  Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner and consistent with past practices in relation to rates prevailing in the relevant market.

(xxiii) Foreclosures.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon which indicates that the property is free of Hazardous Material.

(xxiv) Deposit Liabilities.  Cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary and usual course of business.

(xxv) Employment Relationships.  Other than with respect to employment agreements previously disclosed to Park, take any action nor omit to take any action which would terminate or enable any employee or consultant of Anderson to terminate such employee’s employment or employment agreement (or such consultant’s relationship) without cause and continue thereafter to receive compensation.

(xxvi) Borrowings.  Except for amounts as may be obtained with the right of prepayment at any time without penalty or premium, borrowings on an overnight or daily basis, and deposit taking in the ordinary and usual course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others.

(xxvii) Related Party Transactions.  Make any payment of cash or other consideration to, or make any Loan to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with, any Related Person.

(xxviii) Commitments.  Agree or commit to do any of the foregoing items in this Section 5.01.

(b) Dividends, Etc.  From the date of this Agreement until the Effective Time, Anderson shall not: (i) make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock; (ii) otherwise declare or make any distribution on any shares of its capital stock; or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

5.02  Forbearances of Park

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Anderson, which consent shall not be unreasonably withheld and shall be delivered by Anderson within two (2) business days following receipt by Anderson of any written request for such consent, Park will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.  Voluntarily take any action which, at the time taken, has or is reasonably likely to have an adverse affect upon the ability of Park or PNB to perform any of its material obligations under this Agreement;

(b) Extraordinary Dividend.  Declare, set aside, make or pay any extraordinary or special dividends on Park Shares or make any other extraordinary or special distributions in respect of any of its capital stock other than dividends from any Subsidiary to its parent;

(c) Governing Instruments.  Amend the articles of incorporation or code of regulations of Park, the articles of association or by-laws of PNB, or the articles of incorporation, code of regulations or similar governing instruments of any of the Park Subsidiaries in a manner that would adversely affect the economic or other benefits of the Merger to the holders of Anderson Shares or to the employees of Anderson;

(d) Adverse Actions.  Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article Seven not being satisfied, or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation or Governmental Authority or Regulatory Authority; or

(e) Commitments.  Agree or commit to do any of the foregoing items in this Section 5.02.

ARTICLE SIX

COVENANTS

6.01  Reasonable Best Efforts

Subject to the terms and conditions of this Agreement, each of Anderson, on the one hand, and Park and PNB, on the other, agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02  Shareholder Approval

Anderson agrees to take, in accordance with all applicable laws, rules and regulations, including without limitation 12 U.S.C. Section 215a and the provisions of the Ohio Revised Code applicable to state-chartered commercial banks, and Anderson’s articles of incorporation and code of regulations, all action necessary to convene and hold the Anderson Meeting for holders of Anderson Shares to consider and vote upon the approval of this Agreement and any other matters required to be approved or adopted by holders of Anderson Shares for consummation of the Merger, as promptly as practicable after the Registration Statement (as defined in Section 6.03(a)) is declared effective and in any event not later than 45 days after the effectiveness of the Registration Statement. The Anderson Board of Directors shall recommend that Anderson’s shareholders approve this Agreement at the Anderson Meeting (the “Anderson Recommendation”) unless the Anderson Board of Directors, after consultation with independent legal counsel, determines in good faith that it would constitute, or could reasonably be expected to constitute, a breach of its applicable fiduciary duties. Without limiting the generality of the foregoing, Anderson agrees that its obligations to hold the Anderson Meeting pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to Anderson or any other person of an Acquisition Proposal (as defined in Section 6.06(b)).

6.03  Registration Statement

(a) Preparation and Filing.  Park agrees to prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (such registration statement and all amendments or supplements thereto, the “Registration Statement”) to be filed by Park with the SEC in connection with the issuance of Park Shares in the Merger (including the proxy statement and other proxy solicitation materials of Anderson constituting a part thereof (the “Proxy Statement”) and all related documents). Anderson agrees to cooperate with Park, its legal counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and provided that Anderson has cooperated as required above, Park agrees to file the Registration Statement, which will include the Proxy Statement and a prospectus in respect of the Park Shares to be issued in the Merger (together, the “Proxy Statement/Prospectus”) with the SEC as promptly as reasonably practicable. Park and Anderson shall cause the Proxy Statement/Prospectus to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of AMEX. Each of Anderson and Park agrees to use all commercially reasonable efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Park also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Anderson agrees to promptly furnish to Park all information concerning Anderson and Anderson’s officers, directors and shareholders as may be reasonably requested in connection with the foregoing. Each of Park and Anderson shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus and shall promptly provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto), filing or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, each of Park and Anderson, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC without receiving such other’s approval, which approval shall not be unreasonably withheld or delayed.

(b) Information Supplied.  Each of Anderson and Park agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the

Anderson shareholders and at the time of the Anderson Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each of Anderson and Park further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Registration Statement and the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement and the Proxy Statement/Prospectus.

(c) Notice of Effectiveness and Changes.  Park agrees to advise Anderson, promptly after Park receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Park Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04  Press Releases

Each of Anderson, on the one hand, and Park and PNB, on the other, agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except to the extent that such press release or written statement may be required by applicable law, rule or regulation, or AMEX rules to be made before such consent can be obtained.

6.05  Access; Confidentiality

(a) Each party agrees that upon reasonable notice and subject to applicable laws, rules and regulations relating to the exchange of information, it shall afford the other party and its officers, employees, legal counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time, or to the termination of this Agreement, to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), and to such other information as the other party may reasonably request and, during such period,

(i) Anderson shall furnish promptly to Park all information concerning the business, properties and personnel of Anderson as Park may reasonably request;

(ii) Anderson shall furnish promptly to Park a copy of each material report, schedule and other document filed by Anderson pursuant to any federal or state securities or banking laws;

(iii) Park and PNB shall furnish promptly to Anderson all information concerning the business and properties of Park and PNB as Anderson may reasonably request; and

(iv) Park and PNB shall furnish promptly to Anderson a copy of each material report, schedule and other document filed by Park or PNB pursuant to federal or state securities or banking laws.

No party shall be required to provide access to another party or to disclose information where such access or disclosure would violate or prejudice the rights of a party’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Use of Information; Confidentiality.  Each of Park and PNB, on the one hand, and Anderson, on the other, agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this

Agreement. Except for the use of information in connection with the Registration Statement described in Section 6.03(a) hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Anderson, on the one hand, and Park and PNB, on the other, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided, however, that subsequent to the filing of the Registration Statement with the SEC, this Section 6.05 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Anderson under Section 6.03. Anderson, Park and PNB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Subject to the requirements of all applicable laws, rules and regulations, each party will keep confidential, and will cause its representatives to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such Information pertains, (iv) is or becomes readily ascertainable from published information or trade sources, or (v) is such that such party is required by law or court order to disclose. If any party is required or reasonably believes that it is required to disclose any Information described in this Section 6.05(b) by (A) law, (B) any court of competent jurisdiction or (C) any inquiry or investigation by any Governmental Authority that is lawfully entitled to require any such disclosure, such party (the “Required Party”) shall, so far so it is lawful, notify the other party of such required disclosure on the same day that the Required Party (1) is notified of a request for such disclosure from the relevant Governmental Authority or (2) determines that such disclosure is required, whichever is earlier. Immediately thereafter, and to the extent practical on the same day, and subject to applicable laws, rules and regulations, the parties shall discuss and use their reasonable best efforts to agree as to the mandatory nature, the required timing and the required consent of such disclosure. The Required Party shall furnish only that portion of the Information described in this Section 6.05 that is legally required to be disclosed and shall exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Information described in this Section 6.05 so furnished. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing Information and data as to another party hereto to be returned to the party that furnished the same. No investigation by any party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(c) Subsequent Financial Information.  During the period from the date of this Agreement to the Effective Time, Anderson shall promptly furnish Park and PNB with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

6.06  Acquisition Proposals

(a) Anderson agrees that it shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit, initiate or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined below); provided, however, that nothing contained in this Agreement shall prevent the Anderson Board of Directors from (a) making any disclosure to the Anderson shareholders if, in the good faith judgment of the Anderson Board of Directors, after having consulted with and considered the advise of outside legal counsel to the Anderson Board of Directors, failure so to disclose would be a breach of its fiduciary duties under applicable law; provided further, however, that any such disclosure regarding an Acquisition Proposal shall be deemed to be a Change in Recommendation (as defined in Section 8.01(f) unless the Anderson Board of Directors reaffirms the Anderson Recommendation; (b) before the date of the Anderson Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.06; or (c) recommending such an Acquisition Proposal to the Anderson shareholders if and only to the extent that, in the case of actions referred to in clause (b) and/or (c), (i) such Acquisition Proposal is, or is reasonably expected to lead to, a Superior Proposal (as defined below), (ii) the

Anderson Board of Directors after having consulted with and considered the advise of outside legal counsel to the Anderson Board of Directors determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to Anderson and its shareholders in accordance with applicable law, and (iii) Anderson receives from such person a confidentiality agreement. Anderson also shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Park and PNB, with respect to any of the foregoing. Anderson shall promptly (within one business day) advise Park and PNB following the receipt by Anderson of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise Park and PNB of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. Anderson shall not terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. Anderson shall enforce, to the fullest extent permitted under applicable laws, rules and regulations, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit Anderson or the Anderson Board of Directors from notifying any third party that contacts Anderson on an unsolicited basis after the date of this Agreement concerning an Acquisition Proposal of Anderson’s obligations under this Section 6.06.

(b) For purposes of this Agreement, an “Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Anderson, or any proposal or offer to acquire in any manner 25% or more of any class of equity securities in, or 25% or more of the assets or deposits of, Anderson, other than the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal by a third party on terms that the Anderson Board of Directors determines in its good faith judgment, after receiving the advice of its financial advisors, to be materially more favorable from a financial point of view to Anderson and its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable laws, rules and regulations.

6.07  Affiliate Agreements

Not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Anderson shall deliver to Park a schedule of each person that, to Anderson’s knowledge, is or is reasonably likely to be, as of the date of the Anderson Meeting, deemed to be an “affiliate” of Anderson (each, an “Anderson Affiliate”) as that term is used in Rule 145 under the Securities Act. Anderson shall cause each person who may be deemed to be a Anderson Affiliate to execute and deliver to Anderson on or before the date of mailing of the Proxy Statement/Prospectus an agreement in the form attached hereto as Exhibit B. Anderson shall deliver such executed affiliate agreements to Park at the Closing.

6.08  Takeover Laws

No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.09  No Rights Triggered

Except for the acceleration by Anderson prior to the Closing Date of the vesting of Anderson Stock Options outstanding as of the date of this Agreement under the Anderson Stock Option Plan, Anderson shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the articles of incorporation, code of regulations or other governing instruments of Anderson or (b) under any material contract to which it is a party except as contemplated by this Agreement.

6.10  Conformance of Policies and Practices

Prior to the Effective Time, Anderson shall, consistent with GAAP and on a basis and on timing mutually satisfactory to it and Park and PNB, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies and practices so as to be applied on a basis that is consistent with that of PNB; provided, however, that Anderson shall not be obligated to take any such action pursuant to this Section 6.10 involving a valuation adjustment or earnings charge earlier than 30 days prior to the Effective Time, and unless and until Park and PNB acknowledge that all conditions to the obligations of Park and PNB to consummate the Merger have been satisfied and certify to Anderson that Park’s representations and warranties are true and correct as of such date and that Park and PNB are otherwise materially in compliance with this Agreement. Anderson’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10.

6.11  Transition

Anderson shall reasonably cooperate with Park and its Subsidiaries in order to facilitate an orderly transition of the management of the business of Anderson to PNB and in order to facilitate the integration of the operations of Anderson and PNB and to permit the coordination of their related operations on a timely basis. To accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Anderson and PNB as a result of the Merger, Anderson shall consult with Park and PNB on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without in any way limiting the provisions of Section 6.05(b), Park, PNB, and their respective officers, employees, legal counsel, financial advisors and other representatives shall, upon reasonable written notice to Anderson, be entitled to review the operations and visit the facilities of Anderson at all times as may be deemed reasonably necessary by Park and PNB in order to accomplish the foregoing arrangements. Notwithstanding the foregoing, nothing contained in this Agreement gives Park or PNB, directly or indirectly, the right to control or direct or to unreasonably interfere with Anderson’s operations prior to the Effective Time. Prior to the Effective Time, Anderson shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.12  Exchange Listing

Park will use all reasonable best efforts to cause the Park Shares to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.13  Regulatory Applications

(a) Preparation and Filing.  Park and PNB, on the one hand, and Anderson, on the other, shall cooperate and use their respective reasonable best efforts to prepare all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Park and PNB, on the one hand, and Anderson, on the other, shall provide all information required from them in order to enable the other to make necessary filings. Such information shall be delivered within five business days of a written request for such information. Each of Park and PNB, on the one hand, and Anderson, on the other, shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws, rules and regulations relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Information to be Furnished.  Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party, Governmental Authority or Regulatory Authority.

6.14  Indemnification

(a) Indemnity by Park.  Following the Effective Time, Park shall indemnify, defend and hold harmless all Directors, Officers and Employees of Anderson (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions or alleged actions or omissions in the course of the Indemnified Party’s duties as a director, officer or employee of Anderson occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Anderson is permitted to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Ohio, and consistent with the terms and conditions of the articles of incorporation and code of regulations of Anderson as in effect on the date hereof. Notwithstanding the foregoing, Park shall not be obligated to indemnify a director, officer or employee for acts or omissions of such director, officer or employee that were beyond the scope of the duties of such director, officer or employee as a director, officer or employee of Anderson. Any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable law for indemnification shall be made by the court in which the claim, action, suit or proceeding was brought or by independent legal counsel (which shall not be legal counsel that provides services to Park) selected by Park and reasonably acceptable to such Indemnified Party or selected by the Indemnified Party and reasonably acceptable to Park. As a condition to receiving such indemnification, the Indemnified Party shall assign to Park, by separate writing, all right, title and interest in and to the proceeds of the Indemnified Party’s applicable insurance coverage, if any, including insurance maintained or provided by Park or Anderson to the extent of such indemnity. No Indemnified Party shall be entitled to such indemnification with respect to a claim (i) if such Indemnified Party fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such Indemnified Party against Park, any Subsidiary of Park or Anderson arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of Park, the Subsidiary of Park or Anderson, or (iii) if such person fails to deliver such notices as may be required under any applicable directors’ and officers’ liability insurance policy to preserve any possible claims of which the Indemnified Party is aware, to the extent such failure results in the denial of payment under such policy.

(b) D&O Insurance.  For a period of three years from the Effective Time, Park shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former Officers and Directors of Anderson (determined as of the Effective Time) with respect to claims against such Directors and Officers arising from facts or events that occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Park may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided, further, that Officers and Directors of Anderson may be required to make application and provide customary representations and warranties to Park’s insurance carrier for the purpose of obtaining such insurance; and provided, further, in no event shall the annual premium on such policy exceed 200% of the annual premium payments on Anderson’s policy in effect as of the date hereof (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Park shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) Procedures; Limitations.  Any Indemnified Party wishing to claim indemnification under Section 6.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Park thereof; provided that the failure so to notify shall not affect the obligations of Park under Section 6.14(a) unless and to the extent that Park is actually prejudiced as a result of such failure. In the event of a claim (whether arising before or after the Effective Time), (i) Park shall have the right to assume the defense thereof and Park shall not be liable to such Indemnified Parties for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Park elects not to assume such defense or legal counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Park and the Indemnified Parties, the Indemnified Parties may retain legal counsel satisfactory to them, and Park shall pay all reasonable fees and expenses of such legal counsel for the Indemnified Parties promptly as statements therefore are received; provided, however, that Park shall be obligated pursuant to this paragraph (c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Park shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Park shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d) Legal Successors.  If Park or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Park shall assume the obligations set forth in this Section 6.14.

(e) Beneficiaries.  The provisions of this Section 6.14 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.15  Opportunity of Employment; Employee Benefits

(a) Offer of Employment by PNB.  All Employees of Anderson as of the date of this Agreement who are actively employed at the Effective Time, other than Mr. James R. Gudmens, will be offered employment by PNB at the Effective Time. It is understood and agreed that nothing in this Section 6.15 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any such employee of Anderson who is retained by PNB (“Continuing Employees”) any rights other than as employees at will under applicable law and said Continuing Employees shall not be deemed to be third-party beneficiaries of this provision.

(b) Participation in PNB Compensation and Benefit Plans; Credit.  From and after the Effective Time, Continuing Employees shall continue to participate in the Anderson Compensation and Benefit Plans until, with respect to each Anderson Compensation and Benefit Plan, such Continuing Employees transition to and are able to, subject to applicable eligibility requirements, participate in the PNB Compensation and Benefit Plans, and the Anderson Compensation and Benefit Plans shall be terminated. Continuing Employees shall receive credit for service at Anderson for eligibility and vesting purposes (but not for benefit calculation purposes) under the PNB Compensation and Benefit Plans and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Anderson Compensation and Benefit Plans immediately prior to the Effective Time, or to any waiting period relating to such coverage, except in each case as otherwise required by applicable law. Any Employee of Anderson who is actively employed at the Effective Time (including James Gudmens) and does not become a Continuing Employee shall be paid by Park for all such Employee’s unused vacation and sick time consistent with the terms of Anderson’s vacation and sick time policies in effect on the date of this Agreement and shall be entitled to elect so-called “COBRA” benefits in accordance with, and subject to, the provisions of Code Section 4980B(f).

(c) Payment to James R. Gudmens.  Mr. James R. Gudmens will receive from Park the severance and other payments and other benefits contemplated by his employment contract with Anderson as set forth in Section 6.15(c) of the Anderson Disclosure Schedule.

6.16  Notification of Certain Matters

(a) Material Adverse Effect; Material Breach.  Between the date hereof and the Closing, each of Anderson, on the one hand, and Park and PNB, on the other, shall give prompt notice in writing to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (ii) would cause or constitute a material breach (without regard to any materiality, material adverse effect or similar qualifier included in any representation, warranty, covenant or agreement) of any of its representations, warranties, covenants or agreements contained herein.

(b) Persons Required to Consent to Merger.  Anderson shall promptly notify Park and PNB of any written notice or other bona fide communication from any person alleging that the consent of such person is or may be required as a condition to the Merger.

(c) Notice to Insurers.  Anderson shall, prior to the Effective Time, notify its insurers in writing of all known incidents, events and circumstances that would reasonably be expected to give rise to a claim against Anderson.

(d) Legal and Regulatory Matters.  Anderson shall notify Park and PNB within two (2) business days of the receipt of any summons, subpoena, complaint, regulatory inquiry or whistleblower notice involving Anderson.

(e) Suspicious Activity Reports.  Anderson shall promptly provide Park and PNB with a notice of any Suspicious Activity Report filed with any regulatory agency.

6.17  Tax Treatment

Each of Park and PNB, on the one hand, and Anderson, on the other, agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability of Anderson and its shareholders to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of Park and PNB, on the one hand, and Anderson, on the other, agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the ability for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

6.18  No Breaches of Representations and Warranties

Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Anderson and Park will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article Three and Article Four of this Agreement, respectively, to become untrue or incorrect.

6.19  Consents

Each of Park, PNB and Anderson shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.20  Insurance Coverage

Anderson shall cause each of the policies of insurance listed in the Anderson Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Time.

6.21  Correction of Information

Each of Park and PNB, on the one hand, and Anderson, on the other, shall promptly advise the other in writing of any fact that, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or would have made any of the representations or warranties contained herein untrue to any material extent, and which in each case, would be likely to have a material effect on such party; provided, however, that no such correction shall affect the representations and warranties of the parties or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.21 shall not constitute the failure of any condition set forth in Article Seven to be satisfied unless the underlying material breach would independently result in the failure of a condition set forth in Article Seven to be satisfied.

6.22  Supplemental Assurances

(a) Certificate of Anderson.  On the date the Registration Statement becomes effective and on the Closing Date, Anderson shall deliver to Park a certificate signed by Anderson’s chief executive officer and Anderson’s chief financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Anderson, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Certificate of Park.  On the date the Registration Statement becomes effective and on the Closing Date, Park shall deliver to Anderson a certificate signed by Park’s chief executive officer and Park’s chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Anderson) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

6.23  Exercise of Anderson Stock Options

Anderson will not permit any holder of an outstanding Anderson Stock Option to exercise such Anderson Stock Option without payment of the full exercise price in cash or by personal check.

ARTICLE SEVEN

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

7.01  Conditions to the Obligations of Park and PNB

The obligations of Park and PNB under this Agreement shall be subject to the satisfaction, or written waiver by Park and PNB prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties.  The representations and warranties of Anderson set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Park and PNB shall have received a certificate, dated the Closing Date, signed on behalf of Anderson by the chief executive officer and the chief financial officer of Anderson to such effect.

(b) Performance of Obligations of Anderson.  Anderson shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 1.02(c) of this Agreement; and Park and PNB shall have received a certificate, dated the Closing Date, signed on behalf of Anderson by the chief executive officer and the chief financial officer of Anderson to such effect.

(c) Consents.  Anderson shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on PNB or Park.

(d) No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any material adverse effect on Anderson.

(e) Affiliate Agreements.  Park shall have received the agreements referred to in Section 6.07 from each Anderson Affiliate.

7.02  Conditions to the Obligations of Anderson

The obligations of Anderson under this Agreement shall be subject to satisfaction, or written waiver by Anderson prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties.  The representations and warranties of Park set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Anderson shall have received a certificate, dated the Closing Date, signed on behalf of Park by the chief executive officer and the chief financial officer of Park to such effect.

(b) Performance of Obligations of Park and PNB.  Each of Park and PNB shall have performed in all material respects all of their covenants and obligations under this Agreement to be performed by them on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 1.02(b) of this Agreement; and Anderson shall have received a certificate, dated the Closing Date, signed on behalf of each Park and PNB by the chief executive officer and the chief financial officer of Park or PNB, as appropriate, to such effect.

(c) Consents.  Park and PNB shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on Park or PNB.

(d) Fairness Opinion.  Anderson shall have received from Anderson’s Financial Advisors an opinion reasonably acceptable to Anderson dated as of the date of the Proxy Statement/Prospectus to the effect that the Merger Consideration to be received by the holders of the Anderson Shares in the Merger is fair to the holders of the Anderson Shares from a financial point of view.

(e) No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any material adverse effect on Park or PNB.

7.03  Mutual Conditions

The obligations of Anderson, Park and PNB under this Agreement shall be subject to the satisfaction, or written waiver by the parties prior to the Closing Date, of each of the following conditions precedent:

(a) Shareholder Approval.  The shareholders of Anderson shall have duly adopted this Agreement by the required vote.

(b) Regulatory Approvals.  All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain (i) any conditions, restrictions or requirements which Park and PNB reasonably determine would either before or after the Effective Time have a material adverse effect on Park, PNB and Park’s other Subsidiaries taken as a whole after giving effect to the consummation of the Merger; or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Park Board of Directors reasonably determines would either before or after the Effective Time be unduly burdensome.

(c) No Injunction.  No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger illegal.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop-order or similar restraining order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

(e) Exchange Listing.  The Park Shares to be issued in the Merger shall have been approved for listing on AMEX, subject to official notice of issuance.

(f) Tax Opinion.  Park and Anderson shall have received the written opinion of Park’s legal counsel, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. In rendering its opinion, Park’s legal counsel will require and rely upon customary representations contained in letters from Park and Anderson that Park’s legal counsel reasonably deems relevant.

ARTICLE EIGHT

TERMINATION

8.01  Termination

This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after shareholder approval:

(a) Mutual Consent.  At any time prior to the Effective Time, by the mutual written agreement of Park, PNB and Anderson, if their respective Boards of Directors so determine by vote of a majority of the members of the entire Board.

(b) Breach.  At any time prior to the Effective Time, by Park and PNB, on the one hand, or Anderson, on the other hand, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:

(i) a breach by the other party of any representation or warranty contained herein such that the condition set forth in Section 7.01(a) or 7.02(a), as appropriate, would not be satisfied and which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Merger under Article Seven, and the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay.  At any time prior to the Effective Time, by Park and PNB, on the one hand, or Anderson, on the other hand, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 28, 2007, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval.  By Park and PNB, on the one hand, or Anderson, on the other hand, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event:

(i) the approval of any Governmental Authority or Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or Regulatory Authority and the terminating party is not in material breach of Section 6.13;

(ii) the Anderson shareholders fail to approve this Agreement at the Anderson Meeting and approve the Merger; or

(iii) any of the closing conditions have not been met or waived by the respective party as required by Article Seven hereof.

(e) Superior Proposal.  At any time prior to the approval of this Agreement by Anderson’s shareholders contemplated by Section 7.03(a) by Anderson, if Anderson’s Board of Directors so determines by vote of a majority of the members of the entire Anderson Board if (i) Anderson is not in breach of any material term of this Agreement including Section 6.06, (ii) the Anderson Board of Directors authorized Anderson, subject to complying with the terms of this Agreement, to enter into a definitive written agreement concerning a transaction that constitutes a Superior Proposal, (iii) Anderson notifies Park in writing that it intends to enter into such an agreement as soon as practicable upon termination of this Agreement, attaching the most current version of such agreement to such notice and (iv) at least five (5) business days elapse after Park receives the written notice provided for in clause (iii) above and the Anderson Board of Directors continues to consider the Acquisition Proposal to be a Superior Proposal after taking into account in good faith any amendment or modification to this Agreement proposed by Park during such five business day period.

(f) Change in Recommendation.  By Park, upon written notice to Anderson, if (i) in connection with the presentation of this Agreement to Anderson’s shareholders as contemplated by Section 6.02, the Anderson Board of Directors shall have failed to make the Anderson Recommendation; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Park, the Anderson Recommendation; or taken any other action or made any other statement in connection with the Anderson Meeting inconsistent with the Anderson Recommendation (any such action in this clause (i), a “Change in Recommendation”), whether or not permitted by the terms of this Agreement, (ii) Anderson materially breached its obligations under this Agreement by reason of a failure to call the Anderson Meeting in accordance with Section 6.02 or the failure to prepare and mail to its shareholders the Proxy Statement/Prospectus in accordance with Section 6.03 or (iii) the Anderson Board of Directors takes the actions described in Section 6.06(a).

8.02  Effect of Termination and Abandonment; Enforcement of Agreement.

In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article Eight, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01; and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

8.03  Termination Fee; Expenses.

(a) Obligation to Pay Termination Fee.  Anderson shall pay to Park, by wire transfer of immediately available funds, a termination fee in the amount of $600,000 (the “Termination Fee”) if:

(i) this Agreement is terminated by Anderson pursuant to Section 8.01(e); or

(ii) (A) this Agreement is terminated by Park pursuant to Section 8.01(b)(ii) as a result of a willful breach by Anderson or 8.01(f), or by Park or Anderson pursuant to Section 8.01(d)(ii); and (B) at any time after the date of this Agreement and prior to any such termination, an Acquisition Proposal with respect to Anderson shall have been publicly announced, publicly proposed or commenced; and (C) within 12 months after the date of such termination, Anderson shall have entered into an agreement relating to such previously announced Acquisition Proposal or such previously announced Acquisition Proposal shall have been consummated. No termination fee shall be paid unless all of the conditions set forth in subclauses (A), (B) and (C), above, have occurred.

(b) The Termination Fee shall be payable (i) on the date of termination of this Agreement in the case of clause (a)(i) above; and (ii) two (2) business days after the first to occur of the execution of the agreement relating to an Acquisition Proposal or consummation of the Acquisition Proposal in the case of clause (a)(ii) above. Upon payment of the Termination Fee and Out of Pocket Expenses in accordance with this Section 8.03, Anderson shall have no further liability to Park at law or in equity with respect to such termination under Section 8.01(e), 8.01(b) or 8.01(f), or with respect to this Agreement.

(c) If an Acquisition Proposal has been made known to Anderson and made known to Anderson’s shareholders generally or has been made directly to its shareholders generally or any person has publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal and such Acquisition Proposal or announced intention has not been withdrawn, and thereafter this Agreement is terminated pursuant to Section 8.01(c) by Park as a result of knowing action or inaction of Anderson, and within six (6) months following the termination pursuant to Section 8.01(c), Anderson enters in an agreement with the person making any of the above-mentioned Acquisition Proposals, then Anderson shall promptly (but not later than two business days after signing an agreement with the person making the Acquisition Proposal) pay to Park an amount (not to exceed $250,000 in the aggregate) equal to all documented out-of-pocket expenses and fees incurred by Park (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Merger or the other transactions contemplated by this Agreement) (“Out-of-Pocket Expenses”), and Park may pursue any remedies available to it at law or in equity and will, in addition to its Out-of-Pocket Expenses (which are to be paid as specified above), be entitled to receive such additional amounts as such non-breaching party may be entitled to receive at law or in equity, but in no event shall such additional amounts plus the Out-of-Pocket Expenses exceed $600,000 in total.

ARTICLE NINE

MISCELLANEOUS

9.01  Survival

None of the representations or warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time. The covenants and agreements in this Agreement shall survive after the date of this Agreement in accordance with their terms. Notwithstanding the foregoing, no representations, warranties, covenants or agreements shall be deemed to be terminated or extinguished so as to deprive Park or the Surviving Association (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person.

9.02  Notices

All notices, requests, demands and other communications required or permitted to be given to a party under this Agreement shall be given in writing and shall be deemed to have been duly given: (a) on the date of delivery, if personally delivered or sent by telecopy or telefacsimile (with confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if sent by registered or certified mail, postage prepaid, return receipt requested. All such notices, requests, demands and other communications shall be delivered to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

If to Anderson, to:

Anderson Bank Company
1075 Nimitzview Drive
Cincinnati, Ohio 45230
Attn: James R. Gudmens
Facsimile Number: (513) 232-1316

With copies (which shall not constitute notice) to:

Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
Attn: Neil Ganulin
Facsimile Number: (513) 651-6981

and

Wallace Boggs Colvin Rouse Bushelman PLLC
1881 Dixie Highway, Suite 350
Ft. Wright, Kentucky 41011
Attn: David H. Wallace
Facsimile Number: (859) 331-5337

If to Park, to:

Park National Corporation
50 North Third Street
Newark, Ohio 43055
Attn: C. Daniel DeLawder
Facsimile Number: (740) 349-3765

With a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attn: Elizabeth Turrell Farrar, Esq.
Facsimile Number: (614) 719-4708

If to PNB, to:

The Park National Bank
50 North Third Street
Newark, Ohio 43055
Attn: C. Daniel DeLawder
Facsimile Number: (740) 349-3765

With a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Attn: Elizabeth Turrell Farrar, Esq.
Facsimile Number: (614) 719-4708

9.03  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties, and delivered to the other party; it being understood that all parties need not sign the same counterpart.

9.04  Entire Agreement

This Agreement (including the exhibits, documents and instruments referred to herein) represents the entire agreement of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements and understandings.

9.05  Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and permitted assigns) of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

9.06  Interpretation; Effect

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transaction contemplated by this Agreement” include the Merger as well as the other transactions contemplated hereby. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. All references to “dollars” or “$” mean the lawful currency of the United States unless otherwise indicated. Any reference in this Agreement to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.

9.07  Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).

9.08  Payment of Fees and Expenses

Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Park and PNB, on the one hand, and Anderson, on the other, will each bear and pay one-half of the following expenses: the costs (excluding the fees and disbursements of legal counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement and the Proxy Statement/Prospectus.

9.09  Waiver; Amendment

Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, in each case, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Anderson Meeting, this Agreement may not be amended if it would violate the applicable provisions of Titles 11 and 17 of the Ohio Revised Code, the laws of the United States applicable to national banking associations or the federal securities laws. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

9.10  Anderson Disclosure Schedule

In the event of any inconsistency between the statements in the body of this Agreement and those in the Anderson Disclosure Schedule (other than an exception expressly set forth in the Anderson Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

9.11  No Third-Party Rights

Except as specifically set forth herein, nothing in this Agreement, whether expressed or implied, is intended to confer upon any person, other than the parties to this Agreement or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.12  Waiver of Jury Trial

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.13  Severability

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.14  Amendment and Restatement

The Amended and Restated Agreement and Plan of Merger dated to be effective as of August 14, 2006 among Park, PNB and Anderson is amended, restated and superseded in its entirety by this Agreement.

[Remainder of page intentionally left blank; signatures on following page

IN WITNESS WHEREOF, this Second Amended and Restated Agreement and Plan of Merger has been executed on behalf of Park, PNB and Anderson to be effective as of the date set forth in the first paragraph above.

ATTEST:	PARK NATIONAL CORPORATION

/s/ David L. Trautman	By:	/s/ C. Daniel DeLawder

David L. Trautman,		Printed Name: C. Daniel DeLawder
President and Secretary		Title: Chairman of the Board and Chief Executive Officer

ATTEST:	THE PARK NATIONAL BANK

/s/ Brenda L. Kutan	By:	/s/ C. Daniel DeLawder

Brenda L. Kutan,		Printed Name: C. Daniel DeLawder
Secretary		Title: Chairman of the Board and Chief Executive Officer

ATTEST:	ANDERSON BANK COMPANY

/s/ Thomas P. Finn	By:	/s/ James R. Gudmens

Thomas P. Finn,		Printed Name: James R. Gudmens
Corporate Secretary		Title: President and Chief Executive Officer

EXHIBIT A

FIRPTA Certification
Anderson Bank Company

Anderson Bank Company was not a United States real property holding company for purposes of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, at any time during the five-year period ending on the date hereof.

As of the date hereof, no interest in Anderson Bank Company is a U.S. real property interest for purposes of Treasury Department Regulations Sections 1.897-2(g)(1)(ii) and (h)(1)(i).

The undersigned responsible officer of Anderson Bank Company hereby certifies under penalties of perjury that this statement is correct to such officer’s knowledge and belief, and that such officer has authority to sign this statement on behalf of Anderson Bank Company.

ANDERSON BANK COMPANY

By: _ _
Print Name: _ _
Title: _ _
Date: _ _

A-A-1

EXHIBIT B

Form of Anderson Affiliate Letter

Park National Corporation
50 North Third Street
Newark, Ohio 43055

Ladies and Gentlemen:

I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Anderson Bank Company, an Ohio state-chartered commercial bank (“Anderson”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “1933 Act”).

Pursuant to the terms of the Second Amended and Restated Agreement and Plan of Merger, dated to be effective as of August 14, 2006 (the “Merger Agreement”), by and among Anderson, The Park National Bank, a national banking association (“PNB”), and Park National Corporation, an Ohio corporation (“Park”), providing for the merger of Anderson with and into PNB (the “Merger”), and as a result of the Merger, I may receive Park Shares, in exchange for Anderson Shares owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Section 6.07 of the Merger Agreement.

As used herein, “Anderson Shares” means the common shares, $4.00 par value per share, of Anderson, and “Park Shares” means the common shares, without par value, of Park.

I represent, warrant and covenant to Park that if I receive any Park Shares as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of any Park Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) acquired by me in the Merger in violation of the 1933 Act or the Rules and Regulations.

B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Park Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) to the extent I felt necessary, with my legal counsel or legal counsel for Anderson. I understand that Park is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify Park and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees) or liabilities (“Losses”) to which Park or any officer or director of Park may become subject under the 1933 Act or otherwise as a result of the untruth, breach or failure of such representations.

C. I have been advised that the issuance of Park Shares to me pursuant to the Merger will have been registered with the Commission under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate of Anderson under the Rules and Regulations at the time the Merger Agreement was submitted for a vote of the shareholders of Anderson, that the Park Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) must be held by me indefinitely unless (i) my subsequent distribution of Park Shares (or other securities) has been registered under the 1933 Act; (ii) a sale of the Park Shares (or other securities) is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the 1933 Act and as to which Park has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of counsel reasonably acceptable to Park or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Park Shares (or other securities).

A-B-1

D. I understand that Park is under no obligation to register under the 1933 Act the sale, transfer or other disposition by me or on my behalf of any Park Shares acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

E. I also understand that stop transfer instructions will be given to Park’s transfer agent with respect to any Park Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) that I may receive in the Merger and that there will be placed on the certificates for the Park Shares acquired by me in the Merger, or any substitutions therefor, a legend stating in substance:

“The common shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies.”

“The common shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated          , 2006 between the registered holder hereof and the issuer of the certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefor.”

F. I also understand that unless the transfer by me of my Park Shares has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Park reserves the right to put the following legend on the certificates issued to my transferee:

“The common shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such common shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The common shares may not be sold, pledged, transferred or otherwise disposed of except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed and any stop order instructions with respect thereto shall be cancelled upon receipt of advice from counsel in form and substance reasonably satisfactory to Park that such actions are appropriate under the then-existing circumstances.

Very truly yours,

Printed Name: _ _
Date: _ _

Accepted this           day of
          , 2006

PARK NATIONAL CORPORATION.

By: _ _
Printed Name: _ _
Title: _ _

A-B-2

ANNEX B

Professional Bank Services, Inc.	The 1000 Building
6200 Dutchman’s Lane, Suite 305
Louisville, Kentucky 40205
Atlanta, Chicago,
Louisville, Nashville,	502 451-6633
Ocala	502 451-6755 (FAX)
800-523-4778 (WATS)
Consultants to the
Financial Industry

Professional Bank Services

August 11, 2006

Board of Directors
Anderson Bank Company
1075 Nimitzview Drive
Cincinnati, Ohio 45230

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Anderson Bank Company, Cincinnati, Ohio (the “Bank” or “Anderson”) of the proposed merger of the Bank with the Park National Bank, a subsidiary of Park National Corporation, Newark, Ohio (“Park”) (the “Merger”). In the proposed Merger, Anderson shareholders will receive an aggregate of 1) 86,137 Park common shares (the “Stock Consideration”) and 2) $9,054,343 (the “Cash Consideration”) for all Anderson common shares and Anderson Stock Options outstanding, subject to adjustment under Section 2.01(a)(ii)(B), as further defined in the Agreement and Plan of Merger by and among Park, the Park National Bank and Anderson (the “Agreement”). Under the terms of the Agreement, Anderson shareholders may elect to receive 100% cash or 100% Park common shares or a combination of both cash and Park common shares for each Anderson common share subject to adjustment if either the Cash Consideration or Stock Consideration is over subscribed. The per share cash value to be received by Anderson’s shareholders is determined by (1) multiplying the Stock Consideration by the average closing price of Park’s common shares over the 10 consecutive trading days ending three business days prior to the Effective Time of the transaction (the “Measuring Price”) plus (2) the Cash Consideration (3) divided by Anderson’s 549,800 common shares which will be outstanding at the Effective Time if all of Anderson’s remaining stock options are exercised (the “Per Share Consideration”). The stock value per share to be received by Anderson’s shareholders electing Park common shares is determined by dividing the Per Share Consideration by the Park Measuring Price multiplied by the Park stock price at the Effective Time.

Professional Bank Services, Inc. (“PBS”) is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions, and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes.

For purposes of this opinion, PBS performed a review and analysis of the historic performance of Anderson including:

•	December 31, 2003, 2004 and 2005 audited annual reports of the Bank.

•	December 31, 2004, June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006 Consolidated Report of Condition and Income (“Call Reports”) for Anderson.

B-1

•	June 30, 2006 internal financial statements of the Bank.

•	Uniform Bank Performance Reports as of December 31, 2005 and March 31, 2006 for the Bank.

•	The Bank’s 2006 operating budget and various internal asset quality, interest rate sensitivity, liquidity, deposit and loan portfolio reports.

We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

A limited scope due diligence review of Park has been performed by PBS, which included an on-site visit by PBS personnel on July 19, 2006 through July 21, 2006, utilizing various management and financial data of Park. The review included the following:

•	All Forms 10-Q, 10-K, 8-K and DEF 14A reports for 2003, 2004, 2005 and year to date 2006 filed by Park with the Securities and Exchange Commission.

•	Year-end 2003, 2004 and 2005 audited annual reports of Park.

•	Certain 2005 and year-to-date 2006 Park Board of Directors reports and Committee reports.

•	December 31, 2005 and March 31, 2006 Federal Reserve FY- 9 Consolidated Report of Condition and Income for Park.

•	Most recent Uniform Holding Company Performance Report for Park.

•	Current consolidated listing of investment portfolio holdings with book and market values.

•	Current consolidated month-end delinquency and non-accrual reports for Park.

•	Current and historical consolidated analysis of the allowance for loan and lease losses for Park.

•	Current consolidated internal loan reports, consolidated problem loan listing with classifications.

•	Various other current internal financial and operating reports prepared by Park.

We have not compiled or audited the financial statements of Anderson or Park, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of Anderson or Park.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of Anderson under the Agreement is fair and equitable from a financial perspective.

Very truly yours,

Professional Bank Services, Inc.

B-2

ANNEX C

Dissenters’ Rights under 12 U.S.C. Section 215a(b)-(d)
and Sections 1115.19 and 1701.85 of the Ohio Revised Code

12	U.S.C. Section 215a. Merger of national banks or State banks into national banks.

(b)	Dissenting shareholders

If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the share so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)	Valuation of shares

The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

Section 1115.19. Payment of fair cash value of shares to dissenting shareholders.

Unless the articles of incorporation of the state bank otherwise provide, any shareholder of a state bank that has been consolidated or merged with, or whose assets have been transferred to, another state bank or a national bank, savings bank, or savings association pursuant to any provision of this chapter other than section 1115.15 of the Revised Code, who did not vote in favor of the consolidation, merger, or transfer, shall be paid the fair cash value, as of the day before the vote was taken authorizing the action, of the shares held, excluding from the fair cash value any appreciation or depreciation in consequence of the consolidation, merger, or transfer which entitled the shareholder to this relief. Section 1701.85 of the Revised Code shall govern with respect to the shareholder’s rights and any limitations on those rights. Any shareholder who does not object and demand in writing the payment of the fair cash value of the shares in the manner and at the time provided in section 1701.85 of the Revised Code, shall be bound by the vote of the board of directors or the assenting shareholders of the state bank.

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Part II

Information Not Required In Prospectus

Item 20.  Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or master therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b)	Regulations of Park

The Regulations of Park contains the following provisions with respect to the indemnification of directors and officers:

ARTICLE FIVE

INDEMNIFICATION AND INSURANCE

Section 5.01.  Mandatory Indemnification.  The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02.  Court-Approved Indemnification.  Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Licking County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03.  Indemnification for Expenses.  Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04.  Determination Required.  Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Licking County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (l0) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Licking County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05.  Advances for Expenses.  Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Licking County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06.  Article FIVE Not Exclusive.  The indemnification provided by this Article FIVE shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07.  Insurance.  The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article FIVE. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08.  Certain Definitions.  For purposes of this Article FIVE, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article FIVE shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article FIVE.

Section 5.09.  Venue.  Any action, suit or proceeding to determine a claim for indemnification under this Article FIVE may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Licking County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Licking County, Ohio in any such action, suit or proceeding.

(c)	Insurance

Park has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
No.		Description of Exhibit

2.1		Amended and Restated Agreement and Plan of Merger, dated to be effective as of August 14, 2006, by and among Park National Corporation (“Park”), The Park National Bank and Anderson Bank Company (the “Anderson Merger Agreement”) (included in Part I as Appendix A to the Prospectus/Proxy Statement included in this Registration Statement)*
2.2		Agreement and Plan of Merger, dated to be effective as of September 14, 2006, by and between Park and Vision Bancshares, Inc. (the “Vision Bancshares Merger Agreement”) (incorporated herein by reference to Exhibit 2.1 to Park’s Current Report on Form 8-K dated and filed on September 20, 2006 (File No. 1-13006) (“Park’s September 20, 2006 Form 8-K”))**
3.1		Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on March 24, 1992 (incorporated herein by reference to Exhibit 3(a) to Park’s Form 8-B, filed on May 20, 1992 (File No. 0-18772) (“Park’s Form 8-B”))
3.2		Certificate of Amendment to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on May 6, 1993 (incorporated herein by reference to Exhibit 3(b) to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772))
3.3		Certificate of Amendment to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on April 16, 1996 (incorporated herein by reference to Exhibit 3(a) to Park’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (File No. 1-13006))
3.4		Certificate of Amendment by Shareholders to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on April 22, 1997 (incorporated herein by reference to Exhibit 3(a) (1) to Park’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (File No. 1-13006)(“Park’s June 30, 1997 Form 10-Q”))
3.5		Articles of Incorporation of Park National Corporation (reflecting amendments through April 22, 1997) [for SEC reporting compliance purposes only — not filed with Ohio Secretary of State] (incorporated herein by reference to Exhibit 3(a) (2) to Park’s June 30, 1997 Form 10-Q)
3.6		Regulations of Park National Corporation (incorporated herein by reference to Exhibit 3(b) to Park’s Form 8-B)
3.7		Certified Resolution regarding Adoption of Amendment to Subsection 2.02(A) of the Regulations of Park National Corporation by Shareholders on April 21, 1997 (incorporated herein by reference to Exhibit 3(b) (1) to Park’s June 30, 1997 Form 10-Q)
3.8		Certificate Regarding Adoption of Amendments to Sections 1.04 and 1.11 of Park National Corporation’s Regulations by the Shareholders on April 17, 2006 (incorporated herein by reference to Exhibit 3.1 to Park’s Current Report on Form 8-K dated and filed on April 18, 2006 (File No. 1-13006))
3.9		Regulations of Park (reflecting amendments through April 17, 2006) [for purposes of SEC reporting compliance only] (incorporated herein by reference to Exhibit 3.2 to Park’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (File No. 1-13006))
4		Agreement to furnish instruments and agreements defining rights of holders of long-term debt (previously filed)
5		Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park, as to the legality of the securities being registered (filed herewith)
8		Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park, as to tax matters (filed herewith)
10.1		Summary of Base Salaries for Executive Officers of Park National Corporation (incorporated herein by reference to Exhibit 10.1 to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 1-13006) (“Park’s 2005 Form 10-K”))
10.2		Summary of Incentive Compensation Plan of Park National Corporation (incorporated herein by reference to Exhibit 10.2 to Park’s 2005 Form 10-K)
10	.3(a)	Split-Dollar Agreement, dated May 17, 1993, between William T. McConnell and The Park National Bank (incorporated herein by reference to Exhibit 10(f) to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772))

Exhibit
No.		Description of Exhibit

10	.3(b)	Schedule identifying Split-Dollar Agreements between subsidiaries of Park National Corporation and executive officers or employees of such subsidiaries who are directors or executive officers of Park National Corporation, which Split-Dollar Agreements are identical to the Split-Dollar Agreement, dated May 17, 1993, between William T. McConnell and The Park National Bank (previously filed)
10	.4(a)	Split-Dollar Agreement, dated September 3, 1993, between Leon Zazworsky and The Park National Bank (incorporated herein by reference to Exhibit 10.3 to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 1-13006) (“Park’s 2003 Form 10-K”))
10	.4(b)	Schedule identifying Split-Dollar Agreements between directors of Park National Corporation and The Park National Bank, The Richland Trust Company or The First-Knox National Bank of Mount Vernon as identified in such Schedule, which Split-Dollar Agreements are identical to the Split-Dollar Agreement, dated September 3, 1993, between Leon Zazworsky and The Park National Bank (previously filed)
10.5		Park National Corporation 1995 Incentive Stock Option Plan (reflects amendments and share dividends through December 15, 2004) (incorporated herein by reference to Exhibit 10.5 to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-13006) (“Park’s 2004 Form 10-K”))
10.6		Form of Stock Option Agreement executed in connection with the grant of options under the Park National Corporation 1995 Incentive Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10(i) to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-13006))
10.7		Description of Park National Corporation Supplemental Executive Retirement Plan (incorporated herein by reference to Exhibit 10.7 to Park’s 2005 Form 10-K)
10.8		Security Banc Corporation 1987 Stock Option Plan, which was assumed by Park (incorporated herein by reference to Exhibit 10(a) to Park’s Registration Statement on Form S-8 filed April 23, 2001 (Registration No. 333-59378))
10.9		Security Banc Corporation 1995 Stock Option Plan, which was assumed by Park (incorporated herein by reference to Exhibit 10(b) to Park’s Registration Statement on Form S-8 filed April 23, 2001 (Registration No. 333-59378))
10.10		Security Banc Corporation 1998 Stock Option Plan, which was assumed by Park (incorporated herein by reference to Exhibit 10(c) to Park’s Registration Statement on Form S-8 filed April 23, 2001 (Registration No. 333-59378))
10.11		Employment Agreement, made and entered into as of December 22, 1999, and the Amendment thereto, dated March 23, 2001, between The Security National Bank and Trust Co. (also known as Security National Bank and Trust Co.) and Harry O. Egger (incorporated herein by reference to Exhibit 10(e) to Park’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 (File No. 1-13006))
10.12		Park National Corporation Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (incorporated herein by reference to Exhibit 10 to Park’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 1-13006))
10.13		Summary of Certain Compensation for Directors of Park National Corporation (incorporated herein by reference to Exhibit 10.15 to Park’s 2005 Form 10-K)
10.14		Security National Bank and Trust Co. Amended and Restated 1988 Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.16 to Park’s 2004 Form 10-K)
10.15		Park National Corporation 2005 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Park’s Current Report on Form 8-K dated and filed on April 20, 2005 (File No. 1-13006) (“Park’s April 20, 2005 Form 8-K”))
10.16		Form of Stock Option Agreement to be used in connection with the grant of incentive stock options under the Park National Corporation 2005 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to Park’s April 20, 2005 Form 8-K)
10.17		Employment Agreement for J. Daniel Sizemore, entered into September 14, 2006, by and among Park; Vision Bank, an Alabama banking corporation; Vision Bank, a Florida banking corporation; and J. Daniel Sizemore (to be effective as of the effective time of the merger of Vision Bancshares, Inc. with and into Park) (incorporated herein by reference to Exhibit 10.1 to Park’s September 20, 2006 Form 8-K)
12		Computation of ratios (previously filed)

Exhibit
No.	Description of Exhibit

21	Subsidiaries of Park National Corporation (incorporated herein by reference to Exhibit 21 of Park’s 2005 Form 10-K)
23.1	Consent of Ernst & Young LLP (filed herewith)
23.2	Consent of Professional Bank Services, Inc. (filed herewith)
23.3	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to the legality of the securities being registered (included in Exhibit 5)
23.4	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to tax matters (included in Exhibit 8)
24	Power of Attorney (included on signature page to Registration Statement on Form S-4 (File No. 333-138028) filed by Park National Corporation on October 16, 2006)
99.1	Form of Revocable Proxy for special meeting of shareholders of Anderson Bank Company (filed herewith)
99.2	Form of Election Form/Letter of Transmittal (filed herewith)

*	The Anderson Disclosure Schedule referenced in the Anderson Merger Agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Park hereby undertakes to furnish supplementally a copy of the Anderson Disclosure Schedule upon request by the Securities and Exchange Commission (the “SEC”).

**	The Vision Bancshares Disclosure Schedule referenced in the Vision Bancshares Merger Agreement as well as the form of FIRPTA Certification for Vision Bancshares, Inc. attached to the Vision Bancshares Merger Agreement as Exhibit A, the form of Vision Bancshares, Inc. Affiliate Agreement attached to the Vision Bancshares Merger Agreement as Exhibit B and the forms of employment agreements attached to the Vision Bancshares Merger Agreement as Exhibits C-1 through C-12, have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Park hereby undertakes to furnish supplementally a copy of the Vision Bancshares Disclosure Schedule and the exhibits to the Vision Bancshares Merger Agreement upon request by the SEC.

(b) Financial Statement Schedules

Not applicable.

(c) Report, Opinion or Appraisal

The Opinion of Professional Bank Services, Inc. is included as Annex B to the prospectus/proxy statement.

Item 22.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus/proxy statement which forms a part of the registration statement pursuant to Item 4,
10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 1 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Ohio, on November 9, 2006.

PARK NATIONAL CORPORATION

By:	/s/ C. Daniel DeLawder
C. Daniel DeLawder
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Form S-4 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ C. Daniel DeLawder C. Daniel DeLawder	November 9, 2006	Chairman of the Board, Chief Executive Officer and Director

/s/ David L. Trautman David L. Trautman	November 9, 2006	President, Secretary and Director

/s/ John W. Kozak John W. Kozak	November 9, 2006	Chief Financial Officer and Principal Accounting Officer

/s/ Maureen Buchwald* Maureen Buchwald	November 9, 2006	Director

/s/ James J. Cullers* James J. Cullers	November 9, 2006	Director

/s/ Harry O. Egger* Harry O. Egger	November 9, 2006	Director

/s/ F. William Englefield IV* F. William Englefield IV	November 9, 2006	Director

/s/ William T. McConnell* William T. McConnell	November 9, 2006	Director

/s/ John J. O’Neill* John J. O’Neill	November 9, 2006	Director

/s/ William A. Phillips* William A. Phillips	November 9, 2006	Director

Name	Date	Capacity

/s/ J. Gilbert Reese* J. Gilbert Reese	November 9, 2006	Director

/s/ Rick R. Taylor* Rick R. Taylor	November 9, 2006	Director

/s/ Leon Zazworsky* Leon Zazworsky	November 9, 2006	Director

*By John W. Kozak pursuant to Power of Attorney executed by the directors and executive officers listed above, which Power of Attorney has been filed with the Securities and Exchange Commission.

/s/ John W. Kozak John W. Kozak Chief Financial Officer and Principal Accounting Officer

INDEX TO EXHIBITS

Exhibit
No.		Description of Exhibit

2.1		Amended and Restated Agreement and Plan of Merger, dated to be effective as of August 14, 2006, by and among Park National Corporation (“Park”), The Park National Bank and Anderson Bank Company (the “Anderson Merger Agreement”) (included in Part I as Appendix A to the Prospectus/Proxy Statement included in this Registration Statement)*
2.2		Agreement and Plan of Merger, dated to be effective as of September 14, 2006, by and between Park and Vision Bancshares, Inc. (the “Vision Bancshares Merger Agreement”) (incorporated herein by reference to Exhibit 2.1 to Park’s Current Report on Form 8-K dated and filed on September 20, 2006 (File No. 1-13006) (“Park’s September 20, 2006 Form 8-K”))**
3.1		Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on March 24, 1992 (incorporated herein by reference to Exhibit 3(a) to Park’s Form 8-B, filed on May 20, 1992 (File No. 0-18772) (“Park’s Form 8-B”))
3.2		Certificate of Amendment to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on May 6, 1993 (incorporated herein by reference to Exhibit 3(b) to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772))
3.3		Certificate of Amendment to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on April 16, 1996 (incorporated herein by reference to Exhibit 3(a) to Park’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (File No. 1-13006))
3.4		Certificate of Amendment by Shareholders to the Articles of Incorporation of Park National Corporation as filed with the Ohio Secretary of State on April 22, 1997 (incorporated herein by reference to Exhibit 3(a) (1) to Park’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (File No. 1-13006)(“Park’s June 30, 1997 Form 10-Q”))
3.5		Articles of Incorporation of Park National Corporation (reflecting amendments through April 22, 1997) [for SEC reporting compliance purposes only — not filed with Ohio Secretary of State] (incorporated herein by reference to Exhibit 3(a) (2) to Park’s June 30, 1997 Form 10-Q)
3.6		Regulations of Park National Corporation (incorporated herein by reference to Exhibit 3(b) to Park’s Form 8-B)
3.7		Certified Resolution regarding Adoption of Amendment to Subsection 2.02(A) of the Regulations of Park National Corporation by Shareholders on April 21, 1997 (incorporated herein by reference to Exhibit 3(b) (1) to Park’s June 30, 1997 Form 10-Q)
3.8		Certificate Regarding Adoption of Amendments to Sections 1.04 and 1.11 of Park National Corporation’s Regulations by the Shareholders on April 17, 2006 (incorporated herein by reference to Exhibit 3.1 to Park’s Current Report on Form 8-K dated and filed on April 18, 2006 (File No. 1-13006))
3.9		Regulations of Park (reflecting amendments through April 17, 2006) [for purposes of SEC reporting compliance only] (incorporated herein by reference to Exhibit 3.2 to Park’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006 (File No. 1-13006))
4		Agreement to furnish instruments and agreements defining rights of holders of long-term debt (previously filed)
5		Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park, as to the legality of the securities being registered (filed herewith)
8		Opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Park, as to tax matters (filed herewith)
10.1		Summary of Base Salaries for Executive Officers of Park National Corporation (incorporated herein by reference to Exhibit 10.1 to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 1-13006) (“Park’s 2005 Form 10-K”))
10.2		Summary of Incentive Compensation Plan of Park National Corporation (incorporated herein by reference to Exhibit 10.2 to Park’s 2005 Form 10-K)
10	.3(a)	Split-Dollar Agreement, dated May 17, 1993, between William T. McConnell and The Park National Bank (incorporated herein by reference to Exhibit 10(f) to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-18772))

Exhibit
No.		Description of Exhibit

10	.3(b)	Schedule identifying Split-Dollar Agreements between subsidiaries of Park National Corporation and executive officers or employees of such subsidiaries who are directors or executive officers of Park National Corporation, which Split-Dollar Agreements are identical to the Split-Dollar Agreement, dated May 17, 1993, between William T. McConnell and The Park National Bank (previously filed)
10	.4(a)	Split-Dollar Agreement, dated September 3, 1993, between Leon Zazworsky and The Park National Bank (incorporated herein by reference to Exhibit 10.3 to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 1-13006) (“Park’s 2003 Form 10-K”))
10	.4(b)	Schedule identifying Split-Dollar Agreements between directors of Park National Corporation and The Park National Bank, The Richland Trust Company or The First-Knox National Bank of Mount Vernon as identified in such Schedule, which Split-Dollar Agreements are identical to the Split-Dollar Agreement, dated September 3, 1993, between Leon Zazworsky and The Park National Bank (previously filed)
10.5		Park National Corporation 1995 Incentive Stock Option Plan (reflects amendments and share dividends through December 15, 2004) (incorporated herein by reference to Exhibit 10.5 to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (File No. 1-13006) (“Park’s 2004 Form 10-K”))
10.6		Form of Stock Option Agreement executed in connection with the grant of options under the Park National Corporation 1995 Incentive Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10(i) to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-13006))
10.7		Description of Park National Corporation Supplemental Executive Retirement Plan (incorporated herein by reference to Exhibit 10.7 to Park’s 2005 Form 10-K)
10.8		Security Banc Corporation 1987 Stock Option Plan, which was assumed by Park (incorporated herein by reference to Exhibit 10(a) to Park’s Registration Statement on Form S-8 filed April 23, 2001 (Registration No. 333-59378))
10.9		Security Banc Corporation 1995 Stock Option Plan, which was assumed by Park (incorporated herein by reference to Exhibit 10(b) to Park’s Registration Statement on Form S-8 filed April 23, 2001 (Registration No. 333-59378))
10.10		Security Banc Corporation 1998 Stock Option Plan, which was assumed by Park (incorporated herein by reference to Exhibit 10(c) to Park’s Registration Statement on Form S-8 filed April 23, 2001 (Registration No. 333-59378))
10.11		Employment Agreement, made and entered into as of December 22, 1999, and the Amendment thereto, dated March 23, 2001, between The Security National Bank and Trust Co. (also known as Security National Bank and Trust Co.) and Harry O. Egger (incorporated herein by reference to Exhibit 10(e) to Park’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 (File No. 1-13006))
10.12		Park National Corporation Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (incorporated herein by reference to Exhibit 10 to Park’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 1-13006))
10.13		Summary of Certain Compensation for Directors of Park National Corporation (incorporated herein by reference to Exhibit 10.15 to Park’s 2005 Form 10-K)
10.14		Security National Bank and Trust Co. Amended and Restated 1988 Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.16 to Park’s 2004 Form 10-K)
10.15		Park National Corporation 2005 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to Park’s Current Report on Form 8-K dated and filed on April 20, 2005 (File No. 1-13006) (“Park’s April 20, 2005 Form 8-K”))
10.16		Form of Stock Option Agreement to be used in connection with the grant of incentive stock options under the Park National Corporation 2005 Incentive Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to Park’s April 20, 2005 Form 8-K)
10.17		Employment Agreement for J. Daniel Sizemore, entered into September 14, 2006, by and among Park; Vision Bank, an Alabama banking corporation; Vision Bank, a Florida banking corporation; and J. Daniel Sizemore (to be effective as of the effective time of the merger of Vision Bancshares, Inc. with and into Park) (incorporated herein by reference to Exhibit 10.1 to Park’s September 20, 2006 Form 8-K)
12		Computation of ratios (previously filed)
21		Subsidiaries of Park National Corporation (incorporated herein by reference to Exhibit 21 of Park’s 2005 Form 10-K)

Exhibit
No.	Description of Exhibit

23.1	Consent of Ernst & Young LLP (filed herewith)
23.2	Consent of Professional Bank Services, Inc. (filed herewith)
23.3	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to the legality of the securities being registered (included in Exhibit 5)
23.4	Consent of Vorys, Sater, Seymour and Pease LLP relating to opinion as to tax matters (included in Exhibit 8)
24	Power of Attorney (included on signature page to Registration Statement on Form S-4 (File No. 333-138028) filed by Park National Corporation on October 16, 2006)
99.1	Form of Revocable Proxy for special meeting of shareholders of Anderson Bank Company (filed herewith)
99.2	Form of Election Form/Letter of Transmittal (filed herewith)

*	The Anderson Disclosure Schedule referenced in the Anderson Merger Agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Park hereby undertakes to furnish supplementally a copy of the Anderson Disclosure Schedule upon request by the Securities and Exchange Commission (the “SEC”).

**	The Vision Bancshares Disclosure Schedule referenced in the Vision Bancshares Merger Agreement as well as the form of FIRPTA Certification for Vision Bancshares, Inc. attached to the Vision Bancshares Merger Agreement as Exhibit A, the form of Vision Bancshares, Inc. Affiliate Agreement attached to the Vision Bancshares Merger Agreement as Exhibit B and the forms of employment agreements attached to the Vision Bancshares Merger Agreement as Exhibits C-1 through C-12, have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Park hereby undertakes to furnish supplementally a copy of the Vision Bancshares Disclosure Schedule and the exhibits to the Vision Bancshares Merger Agreement upon request by the SEC.